    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 16, 2001


                                                      REGISTRATION NO. 333-50182
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                                AMENDMENT NO. 2
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933


                            ------------------------

                                   OMP, INC.
             (Exact name of Registrant as specified in its charter)

                            ------------------------

              DELAWARE                                2834                               95-4658730
  (State or other jurisdiction of         (Primary Standard Industrial                (I.R.S. Employer
   incorporation or organization)         Classification Code Number)              Identification Number)

                            ------------------------

                                310 GOLDEN SHORE
                              LONG BEACH, CA 90802
                                 (562) 628-1007
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                             PHILLIP J. ROSE, R.PH.
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                   OMP, INC.
                                310 GOLDEN SHORE
                              LONG BEACH, CA 90802
                                 (562) 628-1007
 (Name, address, including zip code, and telephone number, including area code, of agent for services)

                         ------------------------------


                                   COPIES TO:

                 TOD B. LINSTROTH, ESQ.                                    MARC M. ROSSELL, ESQ.
                 GREGORY J. LYNCH, ESQ.                                     SHEARMAN & STERLING
              MICHAEL BEST & FRIEDRICH LLP                                 555 CALIFORNIA STREET
               ONE SOUTH PINCKNEY STREET                              SAN FRANCISCO, CALIFORNIA 94104
             MADISON, WISCONSIN 53701-1806                                    (415) 616-1100
                    (608) 257-3501


                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED JANUARY 16, 2001


THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                4,500,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

                              $         PER SHARE

--------------------------------------------------------------------------------

This is an initial public offering of common stock of OMP, Inc.

We expect that the price to the public in the offering will be between $14.00 and $16.00 per share. The market price of the shares after the offering may be higher or lower than the offering price.

We have applied to include our common stock on the Nasdaq National Market under the symbol "OMPI."


INVESTING IN THE COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 6.


                                                                       PER SHARE     TOTAL
                                                                       ---------   ----------
         Price to the public.........................................   $          $
         Underwriting discount.......................................
         Proceeds to OMP.............................................

We have granted an over-allotment option to the underwriters. Under this option, the underwriters may elect to purchase a maximum of 675,000 additional shares from us within 30 days following the date of this prospectus to cover over-allotments.
--------------------------------------------------------------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

CIBC WORLD MARKETS
                           THOMAS WEISEL PARTNERS LLC

                                                      U.S. BANCORP PIPER JAFFRAY


                The date of this prospectus is            , 2001

                      SKIN HEALTH AND RESTORATION PRODUCTS
                                  BY OMP, INC.

         [GRAPHIC]

                                                    Obagi Nu-Derm is a
                                                    comprehensive system of 20
                                                    prescription drugs and
                                                    over-the-counter products
                                                    for fine lines, wrinkles and
                                                    hyperpigmentation.


Cffectives is a highly
stable vitamin
C
non-prescription serum; for
fine lines, wrinkles and
hyperpigmentation.
                                                              [GRAPHIC]

         [GRAPHIC]

                                                    Cymetra is a micronized,
                                                    freeze dried injectable
                                                    human tissue matrix for
                                                    replacement of lost or
                                                    damaged tissue.

                               TABLE OF CONTENTS


                                                                PAGE
                                                              --------
Prospectus Summary..........................................      2
Risk Factors................................................      6
Forward-Looking Statements..................................     14
Use of Proceeds.............................................     15
Dividend Policy.............................................     15
Capitalization..............................................     16
Dilution....................................................     17
Selected Consolidated Financial Data........................     18
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................     19
Business....................................................     28
Management..................................................     42
Principal Stockholders......................................     51
Related Party Transactions..................................     53
Description of Capital Stock................................     55
Shares Eligible for Future Sale.............................     58
U.S. Federal Tax Considerations for Non-U.S. Holders........     60
Underwriting................................................     63
Legal Matters...............................................     66
Experts.....................................................     66
Where You Can Find More Information.........................     66
Financial Statements........................................    F-1

                               PROSPECTUS SUMMARY

THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED IN OTHER PARTS OF THIS PROSPECTUS. BECAUSE IT IS A SUMMARY, IT DOES NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN THE SHARES.

                                   OMP, INC.


We are a specialty pharmaceutical company that develops, markets and sells products for physician-mediated skin health and restoration. We believe we sell the most comprehensive line of skin health and restoration products for dermatologists and plastic surgeons to dispense and to use for office-based procedures. We currently sell our products to over 2,500 skin care physicians in the United States through our direct sales force as well as in 29 countries outside the United States, primarily through distributors.



Our revenues were approximately $31.8 million for the 12 months ended September 30, 2000, which represents growth of 51% over the prior 12 month period. During 2000, we added four new product lines, Cffectives, OMP Tretinoin, Kinaderm and Cymetra, and doubled the size of our direct sales force to 54 persons. We plan to use part of the proceeds of this offering to further expand our sales and marketing efforts, and to add more products through internal development, acquisitions or in-licensing. We believe our performance will be driven in part by favorable trends in the physician-mediated skin health and restoration market, including demographic factors such as the general aging of the U.S. population, as well as efforts among dermatologists and plastic surgeons to generate revenues from cosmetic procedures and products that are not subject to third party reimbursement restrictions. This is evidenced by the number of physician-mediated skin health and restoration office procedures, which has increased from approximately 1,200,000 in 1997 to approximately 2,900,000 in 1999. Despite our growth and the favorable trends in the physician-mediated skin health and restoration market, this market is highly competitive, and we have experienced losses in the past and we may experience losses in the future.


Skin health is impacted by a variety of factors, including genetics, natural aging, sun damage, discoloration of the skin and diseases such as acne. Many of these factors, such as sun damage and discoloration of the skin affect everyone to a varying degree, although some skin types are more susceptible to certain skin conditions. Skin conditions are treated with prescription drugs, over-the-counter drugs and cosmetic skin care products, as well as office-based procedures such as chemical-based skin peels. However, many traditional products and procedures have limitations. For example, many products and procedures are designed to mask individual skin symptoms rather than treat the underlying causes of the skin damage. As a result, patients may see temporary improvements, but long-term fundamental skin renewal often does not occur. In addition, most traditional products and procedures are not part of a comprehensive program designed to treat the specific needs of the individual patient, resulting in inadequate outcomes for those seeking improvements in skin health or restoration.

                                  OUR PRODUCTS

We believe that skin health is best addressed through a physician-mediated skin treatment program designed to treat the medical conditions underlying skin damage. We market a comprehensive portfolio of products that enable physicians to treat a wide range of skin problems, including sun damage, discoloration, acne and soft tissue deficits, such as wrinkles. We offer products for in-office dispensing by skin care physicians as well as products for use by physicians in performing in-office procedures. Our products and procedures have been designed to complement each other in the treatment of skin damage, enabling physicians to tailor a treatment program to the specific needs of each patient.

We currently sell four product lines to physicians for in-office dispensing.

  - OBAGI NU-DERM. Obagi Nu-Derm is a unique product system utilizing the leading prescription drugs for treating sun damage and discoloration of the skin. The system is comprised of prescription and over-the-counter drugs and specially formulated adjunctive cosmetic products. The Obagi Nu-Derm product line has historically accounted for a significant majority of our revenue.

  - CFFECTIVES. The Cffectives line of proprietary non-prescription products, which consists of highly stable vitamin C solutions, is used to reduce the appearance of fine lines, wrinkles, and sun damage caused by ultraviolet radiation and other environmental influences.


  - OMP TRETINOIN. OMP Tretinoin creams are used in the United States with our acne care products for the topical treatment of acne. While there are
    competing       forms of Retin-A available, OMP Tretinoin creams are the
    only FDA-approved generic forms of Retin-A directly available to physicians for dispensing.


  - KINADERM. Kinaderm, a kinetin-based product that we market in Asia, is used to improve the appearance of wrinkles and fine lines, discoloration of the skin and skin roughness.

We also sell two products used by skin care physicians for in-office procedures.

  - CYMETRA. Cymetra, a micronized, freeze-dried injectable human tissue matrix, is used in a nonsurgical procedure to replace facial tissue lost due to damage or age.

  - OBAGI BLUE PEEL. Obagi Blue Peel is a patented acid delivery system for chemical peel procedures used to smooth the skin surface, improve skin tone and color, diminish wrinkles and shrink pore sizes. Obagi Blue Peel provides for an even application and slows penetration of solution into the skin allowing physicians to accurately monitor the peel, and thus reducing the risk of complications.

                                  OUR STRATEGY

Our objective is to become the leading specialty pharmaceutical company dedicated to providing skin health products for physician-mediated skin health and restoration. Key elements of our strategy include:

  - INCREASE THE MARKET PENETRATION OF OUR SKIN HEALTH AND RESTORATION PRODUCTS. We are expanding our U.S. sales and marketing efforts to dermatologists and plastic surgeons in order to further increase the penetration of our existing product lines and to launch new products.

  - OBTAIN NEW AND INNOVATIVE PRODUCTS THROUGH IN-LICENSING AND STRATEGIC COLLABORATIONS. We intend to continue accessing new and complementary products through in-licensing, joint ventures and collaborations.

  - PURSUE STRATEGIC ACQUISITIONS. We intend to pursue strategic acquisitions to complement our internal development and in-licensing efforts.

  - EXPAND OUR INTERNATIONAL PRESENCE. We intend to continue expanding our international presence by entering into strategic relationships and adding staff in key locations such as Hong Kong, China, Switzerland, Italy, Greece, Columbia and Chile, where we believe there are significant opportunities for our products.

  - ENHANCE AND EXPAND OUR EXISTING PRODUCTS. We intend to continue leveraging our existing in-house drug and cosmetic formulation expertise to enhance and expand our existing product lines.

                              GENERAL INFORMATION

OMP Acquisition Corporation was formed in California in October 1997 to purchase substantially all of the assets and to assume the accounts payable and related operating liabilities of WorldWide Product Distribution, Inc. and subsequently changed its name to Obagi Medical Products, Inc. in December 1997. We incorporated as OMP, Inc. in Delaware in November, 2000 and merged Obagi Medical Products, Inc. into OMP, Inc. in January, 2001. When used in this prospectus, "OMP, Inc.," "we," "us" and "the company" refer to OMP, Inc., Obagi Medical Products, Inc. or OMP Acquisition Corporation, as applicable. Our principal executive offices are located at 310 Golden Shore, Long Beach, California 90802 and our telephone number is (562) 628-1007. The website for the Obagi Nu-Derm product line is WWW.OBAGI.COM. Information contained in our website is not part of this prospectus. OMP, Inc., Obagi, Nu-Derm, Obagi Nu-Derm, Protocols, Obagi Protocols, Obagi Blue Peel, Cffectives, Obagi-C, Kinaderm, Interlace-C, OMP Tretinoin, Clear, Blender, Sunfader, Exfoderm, Action, Comfort Gel and Tolereen are our trademarks. All other trademarks used in this prospectus are the property of their respective owners.

                                  THE OFFERING

Common stock offered.........................  4,500,000 shares

Common stock to be outstanding after the
  offering...................................  18,942,750 shares

Use of proceeds..............................  To redeem approximately $19.2 million of preferred stock, including accrued dividends;
                                               to increase our sales and marketing efforts;
                                               to fund potential acquisitions; to invest in
                                               strategic collaborations; and to fund working
                                               capital and other general corporate purposes.

Proposed Nasdaq National Market symbol.......  OMPI

In the table above, the number of shares of common stock to be outstanding after the offering is based on the number of shares outstanding as of September 30, 2000. This number excludes 1,082,700 shares of common stock issuable upon exercise of outstanding options as of September 30, 2000, at a weighted average exercise price of $1.50 per share.

Unless otherwise indicated, information in this prospectus assumes:

  - Obagi Medical Products, Inc. has merged into OMP, Inc. prior to the closing of the offering

  - no exercise of the over-allotment option granted to the underwriters

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (in thousands, except per share data)

THE FOLLOWING SUMMARIZES OUR CONSOLIDATED FINANCIAL DATA. AFTER FORMING OMP, INC. ON OCTOBER 8, 1997, WE COMPLETED THE ACQUISITION OF WORLDWIDE PRODUCT DISTRIBUTION, INC. ON DECEMBER 2, 1997.

                                   WORLDWIDE
                                    PRODUCT                                  OMP, INC.
                               DISTRIBUTION, INC.   ------------------------------------------------------------
                               ------------------     ONE MONTH          YEAR ENDED          NINE MONTHS ENDED
                                     ELEVEN             ENDED           DECEMBER 31,           SEPTEMBER 30,
                                  MONTHS ENDED       DECEMBER 31,    -------------------   ---------------------
                                DECEMBER 1, 1997         1997          1998       1999        1999        2000
                               ------------------   --------------   --------   --------   ----------   --------
CONSOLIDATED STATEMENTS OF
  OPERATIONS DATA:
Revenues.....................        $10,397           $ 1,109       $17,017    $23,076     $16,256     $24,983
Cost of sales................          2,693               256         3,448      4,189       3,108       5,243
                                     -------           -------       -------    -------     -------     -------
Gross profit.................          7,704               853        13,569     18,887      13,148      19,740
Operating expenses:
  Selling, general and
    administrative...........          6,926               851        12,605     14,419      10,041      18,094
  Depreciation and
    amortization.............             39                89         1,173      1,484       1,038       1,401
                                     -------           -------       -------    -------     -------     -------
Total operating expenses.....          6,965               940        13,778     15,903      11,079      19,495
                                     -------           -------       -------    -------     -------     -------
Income (loss) from
  operations.................            739               (87)         (209)     2,984       2,069         245
Interest expense, net........             (1)               35           380        354         263         675
Provision (benefit) for
  income taxes...............             36                 1             1       (775)       (634)          9
                                     -------           -------       -------    -------     -------     -------
Net income (loss)............        $   704              (123)         (590)     3,405       2,440        (439)
                                     =======
Redeemable preferred stock
  dividends..................                              132         1,634      1,631       1,225       1,207
                                                       -------       -------    -------     -------     -------
Net income (loss) applicable
  to common stockholders.....                          $  (255)      $(2,224)   $ 1,774     $ 1,215     $(1,646)
                                                       =======       =======    =======     =======     =======
Net income (loss) per share:
  Basic......................                          $ (0.05)      $ (0.15)   $  0.12     $  0.08     $ (0.11)
                                                       =======       =======    =======     =======     =======
  Diluted....................                          $ (0.05)      $ (0.15)   $  0.12     $  0.08     $ (0.11)
                                                       =======       =======    =======     =======     =======
Weighted average shares
  outstanding:
  Basic......................                            4,973        14,601     14,584      14,646      14,438
                                                       =======       =======    =======     =======     =======
  Diluted....................                            4,973        14,601     14,849      14,847      14,438
                                                       =======       =======    =======     =======     =======

                                                                SEPTEMBER 30, 2000
                                                              ----------------------
                                                               ACTUAL    AS ADJUSTED
                                                              --------   -----------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...................................  $   293      $42,584
Working capital.............................................    1,506       43,797
Total assets................................................   30,524       72,815
Notes payable and capital lease obligations, less current
  portion...................................................    3,931        3,931
Redeemable preferred stock..................................   19,177           --
Total stockholders' equity (deficit)........................   (1,417)      60,052

The as adjusted balance sheet data above reflects the sale of the 4,500,000 shares of common stock in this offering at an assumed initial public offering price of $15.00 per share, less the underwriting discount and estimated offering expenses, and the application of the estimated net proceeds from this offering as described under "Use of Proceeds."

                                  RISK FACTORS

YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS AND OTHER INFORMATION IN THIS PROSPECTUS BEFORE DECIDING TO INVEST IN THE SHARES.

WE MAY NOT BE ABLE TO MAINTAIN OUR EXISTING CO-PROMOTION, CO-MARKETING, DISTRIBUTION AND LICENSE AGREEMENTS THAT ALLOW US TO MARKET AND DISTRIBUTE SOME OF OUR PRODUCTS.


We have entered into co-promotion, co-marketing, distribution or license agreements for Cymetra, a human tissue product, OMP Tretinoin, a vitamin A derivative, Kinaderm, a kinetin-based cream and lotion and the Cffectives and Obagi-C vitamin C products. These agreements expire between 2003 and 2009 and do not provide for automatic renewal. We cannot assure you that we will be able to maintain our existing licenses on commercially reasonable terms, or at all. Our co-promotion, co-marketing, distribution or license agreements typically subject us to various minimum sales requirements, sublicensing and other obligations. If we fail to comply with these requirements, we could lose all or a portion of our rights under an agreement, such as exclusivity in a specified market. We introduced Cymetra, OMP Tretinoin, Kinaderm and Cffectives after April 2000. Because we only have a limited sales history with these products, we are unable to determine if we will be able to meet the minimum purchase requirements of any of these products. A loss of a significant co-promotion, co-marketing, distribution or license agreement could materially reduce our revenue and limit our growth potential.


WE CURRENTLY DEPEND ON THE OBAGI NU-DERM SYSTEM FOR A SUBSTANTIAL PORTION OF OUR SALES AND SIGNIFICANT DECLINES IN SALES OF OBAGI NU-DERM COULD RESULT IN OUR BEING UNPROFITABLE OR LESS PROFITABLE.


The Obagi Nu-Derm product line and related products accounted for approximately 96% of our total revenues for the year ended December 31, 1999 and 85% of our total revenues for the nine months ended September 30, 2000. Any factor that adversely affects the sale of products in the Obagi Nu-Derm system could significantly decrease our sales and profits.


ANY FAILURE TO OBTAIN APPLICABLE U.S. AND FOREIGN REGULATORY APPROVALS OR TO COMPLY WITH ONGOING GOVERNMENTAL REGULATIONS IN THE U.S. AND FOREIGN COUNTRIES WILL LIMIT OUR ABILITY TO MARKET AND SELL OUR PRODUCTS.

All of our products are subject to continued and comprehensive rules and regulations promulgated by the U.S. Food and Drug Administration, or FDA, and by state and foreign regulators. These laws require, among other things:

  - manufacturing facilities in compliance with applicable regulations, including adherence to current Good Manufacturing and Laboratory Practices during production and storage

  - control of research and testing of products, even after approval

  - control of marketing activities, including advertising and labeling

If we fail to comply with applicable regulatory approval requirements as set forth in this risk factor or the next three risk factors, a regulatory agency may:

  - send us warning letters

  - impose fines and other civil penalties on us

  - suspend our regulatory approvals, refuse to approve pending applications or supplements to approved applications filed by us

  - require us to recall products

  - require us to notify physicians of labeling changes or product related problems

  - impose restrictions on our operations

  - criminally prosecute us

If any of the above occur, our business, financial condition and results of operations could suffer.


Many foreign countries in which our products are marketed have regulatory bodies and requirements similar to those of the FDA. The regulatory requirements vary in each country, requiring us to modify our product formulations to achieve compliance. In addition, countries may reclassify our existing products. For example, in the past, European regulatory authorities have reclassified some of our products from cosmetics to prescription drugs. Furthermore, some countries do not permit physicians to dispense products. Our failure to obtain necessary foreign government approvals or to successfully comply with foreign regulations could prevent us from selling our products outside of the United States.


In addition, we must comply with laws and regulations, such as pharmacy laws, in the states in which we operate. Any change in these laws that prohibit or restrict physicians from dispensing products could result in us losing sales. Furthermore, we may be required to incur significant costs in complying with state laws and regulations.

We believe we are currently in compliance with government regulations applicable to our products. For the nine months ended September 30, 2000 and the year ended December 31, 1999, we spent approximately $259,000 and $176,000, respectively, to monitor regulatory compliance of our products.

IF WE FAIL TO COMPLY WITH APPLICABLE MARKETING REGULATIONS, WE COULD BE REQUIRED TO WITHDRAW OUR PRODUCTS FROM THE MARKET OR TO CEASE OUR MARKETING ACTIVITIES.

Before marketing any prescription drug, the FDA must provide its premarketing approval of the product. All products that are considered cosmetics or over-the-counter drugs that are not new drugs and which are generally recognized as safe and effective for use by the FDA, do not require the FDA's premarketing approval. We believe that some of our products, including Cffectives and Obagi-C, as they are promoted and intended for use, are exempt from treatment as new drugs and are not subject to premarketing approval by the FDA. The FDA, however, could take a contrary position, and we could be required to seek FDA approval of these products and the marketing of these products. We cannot assure you that these products will not be subject to regulation in the future. We could also be required to withdraw these products from the market.

All of our promotional materials and advertisements are subject to comprehensive rules and regulations promulgated by the U.S. Federal Trade Commission, or FTC. The FTC has authority to regulate the advertising of non-prescription drugs and cosmetics, as well as general authority to prevent unfair or deceptive trade practices. We cannot assure you that our promotional materials and advertisements meet or will in the future continue to meet FTC rules and regulations.

IF THE MANUFACTURERS OF OUR PRODUCTS FAIL TO COMPLY WITH APPLICABLE FDA REGULATIONS, WE MAY NOT BE ABLE TO SELL SUCH PRODUCTS OR BE REQUIRED TO OBTAIN ALTERNATIVE SOURCES OF SUPPLY.

The manufacture and sale of the Obagi Nu-Derm products, the Cymetra product line and the OMP Tretinoin creams are subject to continuing FDA review. Manufacturers of our products subject to regulation must continue to comply with the FDA's current Good Manufacturing Practices, commonly known as cGMP, and foreign regulatory requirements. The cGMP requirements govern quality control and documentation practices and procedures. In complying with cGMP and foreign regulatory requirements, our third party manufacturers will be obligated to expend time, money and effort in production, recordkeeping and quality control to assure that our products meet applicable specifications and other requirements. If our third-party contract manufacturers fail to comply with these requirements, we would be subject to possible regulatory action and may be limited in the jurisdictions in which we are permitted to sell our products.

The manufacturing facilities of our contract manufacturers are subject to ongoing periodic inspection by the FDA, including unannounced inspections. Although we currently utilize only FDA compliant manufacturers, we cannot assure you that our third-party contract manufacturers will continue to meet all applicable FDA regulations in the future. If any of our manufacturers fail to maintain compliance with FDA regulatory requirements, we could be forced to seek other manufacturers for our products, a process which could take time and be expensive.

IF THE FDA ELECTS TO REGULATE CYMETRA AS A MEDICAL DEVICE, THE COSTS OF DEVELOPING, MANUFACTURING AND MARKETING CYMETRA COULD BE INCREASED.

Cymetra, a micronized freeze-dried human tissue matrix, is advertised and promoted for use in the correction of soft tissue deficits, such as acne or other depressed scars, and to restore tissue loss from disease. LifeCell Corporation, the supplier of Cymetra, has represented that Cymetra meets the regulatory definition of transplanted human tissue. LifeCell has also represented that Cymetra has not been manipulated in such a way that would require regulation as a medical device. As a result, LifeCell has not sought a determination from the FDA as to whether Cymetra is a medical device. There is a risk that the FDA could determine that Cymetra should be regulated as a medical device. If so, the FDA could require us to:

  - cease marketing and recall Cymetra already sold

  - seek FDA approval for Cymetra

The process of obtaining FDA approval may be expensive, lengthy and unpredictable. We anticipate that it could take from one to three years to obtain such approval. We do not know if such approval could be obtained in a timely fashion, or at all, or if the FDA would require extensive supporting clinical data. In addition, the FDA also could seek to impose enforcement sanctions for marketing Cymetra without FDA approval.

OUR RELIANCE ON CONTRACT MANUFACTURERS COULD ADVERSELY AFFECT OUR ABILITY TO SUPPLY SUFFICIENT QUANTITIES AND DESIRED QUALITIES OF OUR PRODUCTS TO OUR CUSTOMERS.


We do not manufacture any of our products. We rely on third-party contract manufacturers to provide us with an adequate and reliable supply of our products on a timely basis. Although we are currently looking for alternative suppliers, except for the cosmetic components of our Obagi Nu-Derm line, we do not have alternative sources of supply for our prescription Obagi Nu-Derm and Obagi Blue Peel products. Our collaboration agreements limit us from obtaining alternative sources of supply for our Cymetra, OMP Tretinoin, Kinaderm and vitamin C products. If we were to lose one of our manufacturers or if any of our manufacturers were to encounter significant business or financial difficulties, such as problems with capacity allocation, labor relations, production quality, lawsuits or claims, lack of profitability or other difficulties, we could experience an interruption in our supplies. For example, on January 5, 2001, LifeCell Corporation, which is our exclusive supplier of Cymetra, announced that it had been sued for an unspecified amount by investors who have alleged violations of the federal securities laws in connection with the sale of securities to those investors. If any facility or equipment of our manufacturers is damaged or destroyed, they may not be able to quickly or inexpensively replace it. We cannot assure you that supply interruptions will not occur or that our inventory will always be adequate. In the event any of our suppliers are unable to fulfill our requirements for any reason, our business, financial condition and results of operations would suffer.


OUR RELIANCE ON CONTRACT MANUFACTURERS COULD NEGATIVELY IMPACT OUR GROSS
MARGINS.

Our costs for manufacturing our products are established pursuant to purchase orders. Because of the short-term nature of these arrangements, our expenses for manufacturing are not fixed and could change from contract to contract and, in some cases, price changes are permitted during the term of the contracts. If the cost of production increases, our gross margins could be negatively impacted.

THE LOSS IN BUSINESS FROM OUR MAJOR INTERNATIONAL DISTRIBUTOR COULD REDUCE OUR SALES AND PROFITABILITY.


One of our international distributors, Planet International, Inc., accounted for approximately 8.4% and 12.2% of our total revenues for the year ended
December 31, 1999 and the nine months ended September 30, 2000, respectively. We have had a business relationship with Planet International, Inc. since
June 1999 and we have no written agreement with Planet International, Inc. Thus, Planet International, Inc. could terminate our distribution relationship at any time. Although we historically have not had a material distributor terminate its relationship with us, a significant loss of business from Planet International, Inc. could require us to find alternative distributors or distribution channels, as well as materially reduce our revenue.


OUR OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY AND ANY FAILURE TO MEET FINANCIAL EXPECTATIONS OF

SECURITIES ANALYSTS OR INVESTORS COULD RESULT IN A DECLINE IN OUR COMMON STOCK PRICE.


Our operating results have fluctuated in the past and we expect they will fluctuate in the future. For example, we had a net loss applicable to common stockholders of $1,646,000 for the nine months ended September 30, 2000, compared to a net income applicable to common stockholders of $1,215,000 for the nine months ended September 30, 1999. The views held by security analysts and investors regarding fluctuations in our financial results could cause our common stock price to decline. Some of the factors that could cause our operating results to fluctuate include:


  - changes in the amount we spend to promote our products

  - changes in the amounts we spend to develop, acquire or license new product lines

  - changes in regulatory classifications of our products

  - changes in physician or patient acceptance of the use of physician-mediated products

  - changes in treatment practices of physicians who currently prescribe our products

  - delays between our expenditures to acquire new product lines or businesses and the generation of revenues from those acquired products or businesses

  - demand for and market acceptance of our products

  - the development of new competitive products by others

  - the timing, release and competitiveness of our products

  - increases in the cost of raw materials used to manufacture our products

  - the mix of products that we sell during any time period

  - our responses to price competition

  - securities class action or other litigation

  - adverse changes in the level of economic activity in the United States and other major regions in which we do business

If revenue declines in a period, our earnings will decline because many of our expenses are relatively fixed in the short term. In particular, our selling, general and administrative expenses do not fluctuate with variations in revenue in a period.

OUR SUCCESS DEPENDS ON OUR ABILITY TO MANAGE RECENT AND FUTURE GROWTH.

We recently experienced a period of rapid growth from both the expansion of our sales and marketing force and the rights we have acquired to market and sell products. For example, in the past twelve months, we have doubled the size of our direct sales force and added four new product lines. This growth has placed significant demands on our human and financial resources. We must continue to improve our operational, financial and management information controls and systems and effectively motivate, train and manage our employees to properly manage this growth. Even if these steps are taken, we cannot be sure that our potential future acquisitions of companies or rights to market and sell products will be assimilated successfully into our business operations. If we do not manage this growth effectively, maintain the quality of our products despite the demands on our resources and retain key personnel, our business could be negatively impacted.

OUR GROWTH MAY SUFFER IF WE DO NOT DEVELOP OR ACQUIRE RIGHTS TO NEW PRODUCTS AND INTEGRATE THEM SUCCESSFULLY.

We depend on acquiring rights to products from others as our primary source for new products. Risks in acquiring new products include the availability of new products that we find attractive and that are complementary to our business and the costs of acquiring or obtaining a license for these products. We often face significant competition from other pharmaceutical companies in acquiring rights to products, which makes it more difficult to find attractive products on acceptable terms.

When we acquire or develop new products and product lines, we must be able to integrate those products and product lines into our systems for marketing, sales and distribution. If these products or product lines are not integrated successfully, the potential for growth is limited.

The new products we acquire or develop could have channels of distribution, competition, price limitations or marketing acceptance that are different from those of our current products. As a result, we do not know whether we will be able to compete effectively and obtain market acceptance in any new product categories. After acquiring or developing a new product, we may need to significantly increase our sales force and incur additional marketing, distribution and other operational expenses. These additional expenses could negatively affect our gross margins and operating results. In addition, many of these expenses could be incurred prior to the actual distribution of new products. Because of this timing, if the new products are not accepted by the market or if they are not competitive with similar products distributed by others, the ultimate success of the acquisition or development could be substantially diminished.

OUR GROWTH MAY SUFFER IF AN ECONOMIC DOWNTURN IN ANY OF OUR MAJOR MARKETS INHIBITS PEOPLE FROM SPENDING THEIR DISPOSABLE INCOME ON SKIN HEALTH AND RESTORATION PRODUCTS.

Our growth depends significantly on continued economic growth in the markets where we sell our products. Because many treatments which use our products are considered cosmetic in nature, they are typically paid directly to the physician by the patient out of disposable income and are not subject to reimbursement by third-party payors such as health insurance organizations. As a result, an economic downturn in any of our major markets, such as the United States, Europe, Japan and the Pacific Rim could have an adverse impact on our ability to sell, or to maintain the price levels of, our products. Currently, the United States and Japan are experiencing economic slowdowns.

THE MARKETS FOR OUR PRODUCTS ARE HIGHLY COMPETITIVE AND WE FACE INTENSE COMPETITION FROM COMPANIES THAT HAVE SIGNIFICANTLY GREATER RESOURCES, AND THIS COMPETITION COULD PREVENT US FROM MAINTAINING PROFITABILITY.

The market for skin health and restoration products is highly competitive and we expect the intensity of competition to increase in the future as this market grows. We also expect to encounter increased competition as we enter new markets and as we attempt to penetrate existing markets with new products. Our principal competitors are large, well-established companies in the fields of pharmaceuticals, medical devices, cosmetics and health care. Our direct competitors include the following:


  - Allergan, Inc., which sells skin creams to address fine lines and wrinkles and an agent for injection to diminish wrinkles



  - Biomedic Clinical Care, which sells skin creams to address fine lines and wrinkles



  - ICN Pharmaceuticals, Inc., which sells skin creams to address fine lines and wrinkles and various creams for skin discoloration



  - Inamed Corporation, which sells injectable fillers for fine lines and wrinkles



  - Jan Marini Skin Research, Inc., which sells skin creams to address fine lines and wrinkles



  - Various Johnson & Johnson divisions, which sell acne creams, gels and solutions and skin creams to address fine lines and wrinkles



  - Physician's Choice of Arizona, which sells Physician's Choice skin creams to address fine lines and wrinkles


  - SkinCeuticals, Inc., which sells Skin C and Primacy vitamin C products


Our indirect competitors consist of large cosmetic and consumer skin care product manufacturers, including Estee Lauder, Helen Curtis Industries, Inc., L'Oreal S.A., Matrix Essentials, Inc., Maybelline, Inc., Procter & Gamble Company, Revlon and Unilever N.V., all of which sell over-the-counter cosmetic products.

IF WE ARE UNABLE TO EFFECTIVELY SECURE AND PROTECT OUR TRADEMARKS, COPYRIGHTS, PATENTS AND OTHER INTELLECTUAL PROPERTY, WE MAY BE UNABLE TO PREVENT THIRD PARTIES FROM USING OUR INTELLECTUAL PROPERTY, WHICH COULD IMPAIR OUR ABILITY TO COMPETE EFFECTIVELY IN OUR MARKETS.

We believe that the protection of our trademarks and service marks, especially those related to our core products, such as Obagi, Obagi Nu-Derm, Obagi Blue Peel, Cffectives, Kinaderm, OMP Tretinoin, Protocols, Obagi-C and Interlace-C, is an important factor in product recognition and in maintaining or increasing our market share. If we do not adequately protect our rights in our various trademarks and service marks from infringement, any goodwill which has been developed in those marks could be lost or impaired. If the marks we use are found to infringe upon the trademark or service mark of another company, we could be forced to quit using those marks and, as a result, we could lose any goodwill that has been developed in those marks and could be liable for damages caused by any infringement.

We own four U.S. patents, all of which expire between 2006 and 2011. In addition, we own one foreign patent application. These patents and patent application may be subject to claims of rights by third parties. If there are conflicting claims to the same patent or patent application, we may not prevail and, even if we do have some rights in a patent or patent application, those rights may not be sufficient for the marketing and distribution of products covered by the patent or patent application.

If any of the patents or patent applications in which we have an interest are challenged as to their validity or enforceability, our business may suffer potentially significant harm. The cost of responding to these challenges and the inherent costs to defend the validity of our patents, including the prosecution of infringements and the related litigation, could be substantial. Such litigation also could require a substantial commitment of management's time.

We require all of our employees, consultants and advisors to enter into confidentiality agreements prohibiting them from taking our proprietary information. Nevertheless, these agreements may not provide meaningful protection of our trade secrets and proprietary know-how if they are used or disclosed. Despite all of the precautions we may take, people who are not parties to confidentiality agreements may obtain access to our trade secrets or know-how. In addition, others may independently develop similar or equivalent trade secrets or know-how.

WE DO NOT HAVE LONG-TERM EMPLOYMENT AGREEMENTS WITH OUR SENIOR EXECUTIVES AND IF ANY OF THEM LEAVE AND WORK FOR A COMPETITOR, OUR BUSINESS COULD SUFFER.

We are dependent on our senior executives because they have significant expertise in the physician office-based skin care market, maintain important relationships with key physicians and have been instrumental in establishing and executing our business plan. We currently have employment agreements with our senior executives that may be terminated by either us or the executive within the next six months. Although these agreements contain noncompetition covenants, we cannot be certain that they will be enforceable. If any of our senior executives leave and work for a competitor, our business could suffer.

IF WE BECOME SUBJECT TO A PRODUCT LIABILITY CLAIM, WE MAY NOT HAVE ADEQUATE INSURANCE COVERAGE AND THE CLAIM COULD ADVERSELY AFFECT OUR BUSINESS OR THE REPUTATION OR MARKETABILITY OF OUR PRODUCTS.

The development, sale and use of our products expose us to the risk of damages from product liability claims. For example, in the past, patients have alleged that our products, such as the acid added to the Obagi Blue Peel, have caused harm. Any losses that we may suffer from future liability claims and the effect that any product liability litigation may have upon the reputation and marketability of our products could adversely affect our business, financial condition and results of operations. Any product liability claims could require us to spend significant time and money in litigation and may subject us to significant damages. We currently maintain product liability insurance for coverage of our products up to $15,000,000 in the aggregate. However, our current insurance coverage might not be sufficient to cover damages or claims. Furthermore, we may not be able to obtain or maintain insurance in the future at satisfactory rates or in adequate amounts to protect us against any product liability claims.

YOUR INTERESTS AS HOLDERS OF OUR COMMON STOCK MAY CONFLICT WITH THOSE OF OUR CONTROLLING STOCKHOLDER.

As of the date of this prospectus, Stonington Capital Appreciation 1994 Fund, L.P., or Stonington, beneficially owned 62.6% of the outstanding shares of our voting capital stock and, after the offering, will continue to own approximately 47.8%, in each case, without giving effect to the conversion of outstanding options and to the exercise of the underwriters' over-allotment options. As a result, Stonington has and will continue to have control over the outcome of matters requiring stockholder approval, including the power to:

  - elect all of our directors and the directors of our subsidiaries

  - amend our certificate or incorporation or by-laws

  - approve or prevent mergers, consolidations or the sale of all or substantially all of our assets or our subsidiaries' assets or other purchases of our common stock that could give holders of our common stock the opportunity to realize a premium over the then-prevailing market price of their shares of common stock


Stonington will therefore be able to prevent or cause a change of control of the company. Currently, two of our directors, Robert F. End and Bradley J. Hoecker serve on the board of directors of Stonington's general partner. Stonington's control over us and our subsidiaries, and its ability to prevent or cause a change in control relating to the company, may delay or prevent a change in control of the company, which could adversely affect the market price of the common stock.



OUR CERTIFICATE OF INCORPORATION AND BYLAWS, AND OUR RIGHT TO ISSUE PREFERRED STOCK, MAY LIMIT THE ABILITY OF OUR STOCKHOLDERS TO CHANGE OUR BOARD OF DIRECTORS AND MAY DISCOURAGE A THIRD PARTY FROM MAKING A TAKEOVER OFFER THAT COULD BE BENEFICIAL TO US AND OUR STOCKHOLDERS.


Our certificate of incorporation and bylaws contain provisions which could delay or prevent an attempt by a third party to replace members of our board of directors or our management. Our certificate of incorporation allows our board of directors to issue shares of preferred stock and to determine the price, rights, preferences and privileges of those shares without any further vote or action by the stockholders. Our board of directors consists of three classes, with the directors in each class serving a three-year term. As a result, it may be difficult for a third party to acquire control of our board of directors.


Our bylaws do not permit our stockholders to call a special meeting of stockholders. The bylaws also require that stockholders give advance notice to our secretary of any nominations for director or other business to be brought by stockholders at any stockholders' meeting. These provisions may delay or prevent changes of control of our board of directors and management.


Further, we are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. Under this law, if anyone becomes an "interested stockholder" in the company, we may not enter a "business combination" with that person for three years without special approval.

These provisions could discourage a third party from making a take-over offer and could delay or prevent a change of control.

OUR SHARE PRICE MAY DECLINE DUE TO THE LARGE NUMBER OF SHARES ELIGIBLE FOR FUTURE SALE.

All of our existing stockholders have entered into lock-up agreements with the underwriters that restrict them from disposing of all or any portion of their shares for 180 days after the date of the prospectus without the prior written consent of CIBC World Markets Corp. However, CIBC World Markets Corp. may release all or any portion of these shares from the restrictions in the lock-up agreements. The release of any lock-up will be considered on a case-by-case basis. Factors in deciding whether to release shares may include the length of time before the lock-up expires, the number of share involved, the reason for the requested release, market conditions, the trading price of our common stock, historical trading volumes of our common stock and whether the person requesting release is an officer, director or affiliate of OMP, Inc. Sales of substantial amounts of our common stock after the offering, or the possibility of such sales, could adversely affect the market price of our common stock and impede our ability to raise capital through the issuance of equity securities.


After this offering we will have 18,942,750 outstanding shares of common stock, and we will have reserved 1,082,700 shares of our common stock for issuance pursuant to stock option plans, of which 246,636 shares will be subject to vested options. After the offering, 4,542,750 shares of common stock will be freely tradable without restriction or further registration under the federal securities laws. The remaining 14,400,000 shares of outstanding common stock, representing approximately 76.0% of our outstanding common stock upon completion of the offering, will be available for future sale subject to restrictions on the timing, manner and volume of sales imposed by the Securities Act of 1933, or otherwise generally, upon expiration of the lock-up agreements described above.


We intend to file a registration statement on Form S-8 to register approximately 1,350,000 shares of our common stock that are reserved for issuance under our existing stock option plans, that are not so registered. Once registered, these shares will be freely tradable without restriction or further registration under the federal securities laws, unless purchased by one of our affiliates.

WE HAVE BROAD DISCRETION OVER THE PROCEEDS WE WILL RECEIVE IN THIS OFFERING AND WE MAY INVEST OR SPEND THE PROCEEDS IN WAYS WITH WHICH YOU MAY NOT AGREE OR IN WAYS THAT MAY NOT YIELD A FAVORABLE RETURN.

We will retain a significant amount of discretion over the application of the net proceeds we will receive in this offering, as well as over the timing of expenditures. A large portion of the proceeds is allocated for working capital and other general corporate purposes and we have not determined how we will use these proceeds. The failure of our management to use such funds effectively could result in significant losses. You should read "Use of Proceeds" for more information on our intended application of the net proceeds from this offering.

YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION IN THE BOOK VALUE OF YOUR COMMON STOCK IF YOU PURCHASE COMMON STOCK IN THE OFFERING.

We expect the initial public offering price to be substantially higher than the net tangible book value per share of the common stock. At an assumed initial public offering price of $15.00, which is the midpoint of the initial public offering price range set forth on the cover of this prospectus, you will pay a price per share that substantially exceeds our tangible assets after subtracting our liabilities. Furthermore, investors in this offering will have contributed 94.4% of our total equity funds, but will own 23.8% of our outstanding shares. You may incur additional dilution if we issue additional shares of common stock or if the holders of outstanding options or warrants on our common stock exercise those options or warrants.

                           FORWARD-LOOKING STATEMENTS

Some of the information in this prospectus contains forward-looking statements based on our current expectations, assumptions, estimates and projections about us and our industry. These forward-looking statements include statements about our plans, objectives, expectations and intentions and other statements contained in this prospectus that are not historical facts. You can find these statements under "Prospectus Summary, " "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus.

We typically identify forward-looking statements by using terms such as "may," "will," "should," "could," "would," "expect," "intend," "plan," "anticipate," "believe," "seek," "estimate," "predict," "potential," "continue" and similar words, although we express some forward-looking statements differently. You should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of factors, including:

  - failure to successfully market and sell our products

  - failure to develop, acquire or in-license new products

  - competition

  - changes in industry practice and regulatory enviroment for our products

  - general economic conditions

  - failure to satisfy performance obligations

  - failure to consummate and integrate acquisitions

You should also consider carefully the statements under "Risk Factors" and other sections of this prospectus, which address additional factors that could cause our actual results to differ from those set forth in the forward-looking statements. These forward-looking statements speak only as of the date of this prospectus and we caution potential investors not to place undue reliance on these statements.

                                USE OF PROCEEDS


We estimate that our net proceeds from the sale of the shares of common stock we are offering will be approximately $61.5 million. If the underwriters exercise in full their option to purchase an additional 675,000 shares, the net proceeds from the offering will be approximately $70.9 million. "Net proceeds" are what we expect to receive after paying the underwriting discounts and other expenses of the offering. For the purpose of estimating the net proceeds, we are assuming an initial public offering price of $15.00.


We intend to use the proceeds of this offering for:

  - redeeming approximately $19.2 million of our redeemable preferred stock, including accrued dividends

  - increasing our sales and marketing efforts

  - possible acquisitions of businesses and technologies

  - investments in joint ventures and strategic collaborations

  - working capital and other general corporate purposes

At September 30, 2000, we had $19.2 million in outstanding redeemable preferred stock, including accrued but unpaid dividends. We intend to use a portion of the proceeds raised in this offering to redeem all of the preferred stock.

Other than redemption of our preferred stock, we have not determined the amount of net proceeds to be used for each of these purposes. Accordingly, we will have broad discretion to use the proceeds as we see fit. Pending these uses, we intend to invest the net proceeds from this offering in short-term, investment-grade, interest-bearing securities.

                                DIVIDEND POLICY

We anticipate that we will retain earnings to support operations and to finance the expansion of our business. Therefore we do not anticipate paying any cash dividends on our common stock in the foreseeable future. Our future dividend policy will depend on our earnings, capital requirements, financial condition, the requirements of any financing agreements to which we may be a party and on other factors considered relevant by our board of directors.

                                 CAPITALIZATION

The following table shows as of September 30, 2000:

  - our actual capitalization

  - our as adjusted capitalization reflecting:

    - the completion of the offering at an initial public offering price of $15.00 per share, net of estimated underwriting discounts and commissions

    - the redemption of 146,200 shares of redeemable preferred stock and accrued dividends on this preferred stock


                                                                SEPTEMBER 30, 2000
                                                              ----------------------
                                                               ACTUAL    AS ADJUSTED
                                                              --------   -----------
                                                                   (UNAUDITED)
                                                              (IN THOUSANDS, EXCEPT
                                                                 PER SHARE DATA)
Short-term debt:
  Notes payable and capital lease obligation, current.......  $ 2,300      $ 2,300
  Line of credit............................................    1,498        1,498
                                                              -------      -------
    Total short-term debt...................................    3,798        3,798
                                                              -------      -------
Total long-term debt........................................    3,931        3,931
Redeemable preferred stock..................................   19,177           --
Shareholders' equity (deficit)
  Common stock, par value $0.001 per share, 100,000,000
    shares authorized; 14,442,750 shares issued and
    outstanding, actual; 18,942,750 shares issued and
    outstanding, as adjusted................................       14           19
  Additional paid-in capital................................    1,313       62,777
  Retained earnings (deficit)...............................   (1,079)      (1,079)
  Deferred stock compensation...............................   (1,679)      (1,679)
  Accumulated other comprehensive income....................       14           14
                                                              -------      -------
    Total stockholders' equity (deficit)....................   (1,417)      60,052
                                                              -------      -------
      Total capitalization..................................  $25,489      $67,781
                                                              =======      =======


This table does not include 1,082,700 shares of common stock issuable upon exercise of options outstanding as of September 30, 2000, at a weighted average exercise price of $1.50 per share.

                                    DILUTION

Our net tangible book value as of September 30, 2000 was approximately $(17.1 million), or approximately $(1.18) per share of common stock. "Net tangible book value per share" is the amount of total tangible assets less total liabilities and redeemable preferred stock, divided by the number of shares of common stock outstanding at that date. After giving effect to adjustments related to the offering, our pro forma net tangible book value as of September 30, 2000 would have been $44.4 million or $2.34 per share. The adjustments made to determine pro forma net tangible book value per share are the following:

  - the sale of 4,500,000 shares of common stock in this offering at an assumed initial public offering price of $15.00 per share and after deducting the estimated underwriting discounts and other offering expenses

  - the redemption of approximately $19.2 million of our redeemable preferred stock, including accrued dividends.


The following table illustrates the pro forma increase in net tangible book value of $3.52 per share and the dilution to new investors:


Assumed initial public offering price per share.............             $  15.00
                                                                         --------
Net tangible book value per share as of September 30,
  2000......................................................  $  (1.18)
                                                              --------
  Increase in net tangible book value per share attributable
    to new investors........................................      3.52
                                                              --------
Pro forma net tangible book value per share as of
  September 30, 2000 after giving effect to this offering...                 2.34
                                                                         --------
  Dilution per share to new investors in the offering.......             $  12.66
                                                                         ========

The following table shows the difference between existing stockholders and new investors with respect to the number of shares purchased from us, the total consideration paid and the average price paid per share. The table assumes that the initial public offering price will be $15.00 per share.

                                                                        TOTAL GROSS
                                             SHARES PURCHASED          CONSIDERATION
                                           ---------------------   ----------------------   AVERAGE PRICE
                                             NUMBER     PERCENT      AMOUNT      PERCENT      PER SHARE
                                           ----------   --------   -----------   --------   -------------
Existing stockholders....................  14,442,750     76.2%    $ 4,011,875      5.6%       $ 0.28
New investors............................   4,500,000     23.8      67,500,000     94.4        $15.00
                                           ----------    -----     -----------    -----        ------
  Total..................................  18,942,750    100.0%    $71,511,875    100.0%
                                           ==========    =====     ===========    =====

In the discussion and tables above, we assume no exercise of the underwriters' over-allotment and no exercise of stock options outstanding as of September 30, 2000. As of September 30, 2000, there were options outstanding to purchase a total of 1,082,700 shares of common stock at a weighted average exercise price of $1.50 per share. To the extent outstanding options are exercised and the underlying shares are issued, there will be further dilution to new investors.

                      SELECTED CONSOLIDATED FINANCIAL DATA

This section presents our historical financial data. You should read carefully the financial statements included in this prospectus, including the notes to the consolidated financial statements. The selected data in this section is not intended to replace the consolidated financial statements. We derived the balance sheet data as of December 31, 1997, 1998 and 1999 and the statement of operations data for the years ended December 31, 1998 and 1999, for the one month ended December 31, 1997 and the eleven months ended December 1, 1997 from our or our predecessor company's audited consolidated financial statements. The statements have been audited by PricewaterhouseCoopers LLP, independent accountants, and are included elsewhere in this prospectus. The balance sheet data as of December 31, 1996 and the statement of operations data for the year ended December 31, 1996 were derived from WorldWide Product Distribution, Inc.'s audited financial statements, which are not included in this prospectus. The balance sheet data as of December 31, 1995 and the statement of operations data for the year ended December 31, 1995 were derived from the unaudited consolidated financial statements of WorldWide Product Distribution, Inc. which are not included in this prospectus. The balance sheet data as of September 30, 2000 and the statement of operations data for the nine months ended
September 30, 1999 and September 30, 2000 were derived from our unaudited consolidated financial statements and, in the opinion of management, reflect and include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of such results. The results of operations for the nine months ended September 30, 2000 are not necessarily indicative of results to be expected for any future period.

                                         WORLDWIDE PRODUCT
                                         DISTRIBUTION, INC.                                     OMP, INC.
                               --------------------------------------   ---------------------------------------------------------
                                                                                                                  NINE MONTHS
                                     YEAR ENDED            ELEVEN         ONE MONTH         YEAR ENDED               ENDED
                                    DECEMBER 31,        MONTHS ENDED        ENDED          DECEMBER 31,          SEPTEMBER 30,
                               ----------------------    DECEMBER 1,    DECEMBER 31,    -------------------   -------------------
                                  1995         1996         1997            1997          1998       1999       1999       2000
                               -----------   --------   -------------   -------------   --------   --------   --------   --------
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS DATA:
Revenues.....................    $4,954       $7,621       $10,397         $1,109       $17,017    $23,076    $16,256    $24,983
Cost of sales................       714        1,952         2,693            256         3,448      4,189      3,108      5,243
                                 ------       ------       -------         ------       -------    -------    -------    -------
Gross profit.................     4,240        5,669         7,704            853        13,569     18,887     13,148     19,740
Operating expenses:
  Selling, general and
    administrative...........     2,605        3,802         6,926            851        12,605     14,419     10,041     18,094
  Depreciation and
    amortization.............                     23            39             89         1,173      1,484      1,038      1,401
                                 ------       ------       -------         ------       -------    -------    -------    -------
Total operating expenses.....     2,605        3,825         6,965            940        13,778     15,903     11,079     19,495
                                 ------       ------       -------         ------       -------    -------    -------    -------
Income (loss) from
  operations.................     1,635        1,844           739            (87)         (209)     2,984      2,069        245
Interest expense, net........       (30)          (8)           (1)            35           380        354        263        675
                                 ------       ------       -------         ------       -------    -------    -------    -------
Income (loss) before
  provision (benefit) for
  income taxes...............     1,665        1,852           740           (122)         (589)     2,630      1,806       (430)
Provision (benefit) for
  income taxes...............                     29            36              1             1       (775)      (634)         9
                                 ------       ------       -------         ------       -------    -------    -------    -------
Net income (loss)............    $1,665       $1,823       $   704           (123)         (590)     3,405      2,440       (439)
                                 ======       ======       =======
Redeemable preferred stock
  dividends..................                                                 132         1,634      1,631      1,225      1,207
                                                                           ------       -------    -------    -------    -------
Net income (loss) applicable
  to common stockholders.....                                              $ (255)      $(2,224)   $ 1,774    $ 1,215    $(1,646)
                                                                           ======       =======    =======    =======    =======
Net income (loss) per share:
  Basic......................                                              $(0.05)      $ (0.15)   $  0.12    $  0.08    $ (0.11)
                                                                           ======       =======    =======    =======    =======
  Diluted....................                                              $(0.05)      $ (0.15)   $  0.12    $  0.08    $ (0.11)
                                                                           ======       =======    =======    =======    =======
Weighted average shares
  outstanding:
  Basic......................                                               4,973        14,601     14,584     14,646     14,438
                                                                           ======       =======    =======    =======    =======
  Diluted....................                                               4,973        14,601     14,849     14,847     14,438
                                                                           ======       =======    =======    =======    =======

---------------------------

                                                           WORLDWIDE PRODUCT
                                                           DISTRIBUTION, INC.                        OMP, INC.
                                                         ----------------------   -----------------------------------------------
                                                              DECEMBER 31,                 DECEMBER 31,
                                                         ----------------------   ------------------------------   SEPTEMBER 30,
                                                            1995         1996       1997       1998       1999          2000
                                                         -----------   --------   --------   --------   --------   --------------
                                                                                      (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents..............................    $  411       $  400     $2,814    $ 1,276     $  650       $   293
Working capital........................................     1,500          984      2,302      1,107        132         1,506
Total assets...........................................     1,608        2,116     21,258     20,843     25,449        30,524
Notes payable and capital lease obligations, less
  current portion......................................                             4,033      2,823      2,449         3,931
Redeemable preferred stock.............................                            14,620     16,666     17,970        19,177
Stockholders' equity (deficit).........................     1,502        1,031       (192)    (2,221)      (594)       (1,417)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

YOU SHOULD READ THIS DISCUSSION TOGETHER WITH THE CONSOLIDATED FINANCIAL STATEMENTS, ACCOMPANYING NOTES AND THE OTHER FINANCIAL INFORMATION INCLUDED IN THIS PROSPECTUS.

OVERVIEW


We are a specialty pharmaceutical company that develops, markets and sells products for physician-mediated skin health and restoration. We currently sell our six core product lines primarily to office-based dermatologists and plastic surgeons in the United States through our 54-person direct sales force and in 29 countries outside the United States, primarily through distributors.



We were formed by an affiliate of Stonington Capital Appreciation 1994 Fund, L.P. in October 1997 to purchase substantially all of the assets, properties and rights used in the operation of the business of WorldWide Product Distribution, Inc. We purchased substantially all of the assets and assumed the accounts payable and related operating liabilities of WorldWide Product Distribution, Inc. effective December 2, 1997. In 1997, there were eleven months of operations under WorldWide Product Distribution, Inc. and one month of operations following the acquisition.


The purchase price for this acquisition, consisted of a $17 million cash payment and a note payable of $3 million, subject to a final price determination. We also paid transaction costs of $2.1 million. We accounted for this transaction in accordance with APB 16, "Business Combinations," and EITF 88-16, "Basis in Leveraged Buyout Transactions." Goodwill and other intangibles of $15.8 million are being amortized straight-line over a range of four to twenty years. The cash portion of the purchase price was financed in part through the issuance of $14.6 million of our redeemable preferred stock, with cumulative quarterly dividends accruing at 11% per annum, which will be redeemed with a portion of the proceeds of the offering.


The primary product line we acquired from WorldWide Product Distribution, Inc. was the Obagi Nu-Derm line, which accounted for substantially all of our product revenue through 1999. Beginning in the fourth quarter of 1999, we began expanding our product offerings. In the fourth quarter of 1999, we acquired the international rights to market Kinaderm and we launched this product in May 2000. In the first quarter of 2000, we acquired the rights to market Cffectives, OMP Tretinoin and Cymetra and launched these products to the domestic market in June 2000. In April 2000, we doubled our direct sales force to 54 people in order to market our expanded product line to a larger percentage of the target physician market. Additionally, we invested in advertising and promotion costs for the launch of the new product lines in the second and third quarters of 2000. These expenses have preceded the anticipated growth in revenues attributable to our new products.


We are primarily focused on the development and marketing of our products. Third party vendors manufacture all of the products we sell. Cost of sales primarily includes product cost from our manufacturers, as well as royalty and freight costs.

Selling, general and administrative expenses include marketing and advertising expenses as well as research and development expenses and compensation expense related to stock options.

Interest expense, net is comprised of interest related to our term loans, revolving line of credit and shared appreciation agreement with Imperial Bank, interest on subordinated notes and capitalized lease payments, offset by interest income on cash balances.

RESULTS OF OPERATIONS

The following table sets forth, for the periods indicated, certain consolidated statement of operations data reflected as a percentage of revenues:

                                      WORLDWIDE                                       OMP, INC.
                                       PRODUCT         -----------------------------------------------------------------------
                                  DISTRIBUTION, INC.                                                         NINE MONTHS
                                  ------------------                              YEAR ENDED                    ENDED
                                    ELEVEN MONTHS          ONE MONTH             DECEMBER 31,               SEPTEMBER 30,
                                        ENDED                ENDED          ----------------------      ----------------------
                                   DECEMBER 1, 1997    DECEMBER 31, 1997      1998          1999          1999          2000
                                  ------------------   ------------------   --------      --------      --------      --------
                                                                                                             (UNAUDITED)
Revenues........................        100.0%                100.0%         100.0 %       100.0%        100.0%        100.0%
Cost of sales...................         25.9                  23.1           20.3          18.1          19.1          21.0
                                        -----                 -----          -----         -----         -----         -----
  Gross profit..................         74.1                  76.9           79.7          81.9          80.9          79.0
Selling, general and
  administrative expenses.......         66.6                  76.7           74.0          62.6          61.8          72.4
Depreciation and amortization...          0.4                   8.0            6.9           6.4           6.4           5.6
                                        -----                 -----          -----         -----         -----         -----
  Income (loss) from
    operations..................          7.1                  (7.8)          (1.2)         12.9          12.7           1.0
Interest expense, net...........           --                   3.2            2.2           1.5           1.6           2.7
                                        -----                 -----          -----         -----         -----         -----
  Income (loss) before provision
    for income taxes............          7.1                 (11.0)          (3.4)         11.4          11.1          (1.7)
Income tax provision
  (benefit).....................          0.3                   0.1            0.0          (3.4)         (3.9)          0.1
                                        -----                 -----          -----         -----         -----         -----
Net income (loss)...............          6.8%                (11.1)%         (3.4)%        14.8%         15.0%         (1.8)%
                                        =====                 =====          =====         =====         =====         =====

NINE MONTHS ENDED SEPTEMBER 30, 2000 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1999

REVENUES. Our revenues increased $8.7 million, or 53%, to $25.0 million in the first nine months of 2000 from $16.3 million in the same period of 1999. Increased sales of the Nu-Derm line, particularly for international sales, accounted for approximately $5.5 million of the increase. Sales prices per unit for the Nu-Derm line were generally constant from 1999 to 2000, with volume and mix changes within the product line accounting for most of the increase. The Kinaderm line was launched to foreign customers in May 2000. Additionally, the Cffectives, OMP Tretinoin and Cymetra lines were all launched in June 2000. The introduction of these new lines accounted for $3.2 million of the total increase of $8.7 million. Sales of the Nu-Derm line and the new product lines accounted for 87% and 13% of revenues in the first nine months of 2000, respectively.

COST OF SALES. Cost of sales increased $2.1 million, or 68%, to $5.2 million in the first nine months of 2000 from $3.1 million in the same period of 1999. As a percentage of revenue, cost of sales increased to 21% in the first nine months of 2000 from 19% in the same period in 1999. This increase was primarily due to the increase in revenues from the launch of the relatively lower margin Kinaderm, Cffectives and OMP Tretinoin product lines.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSE. Selling, general and administrative expense increased $8.1 million, or 80%, to $18.1 million in the first nine months of 2000 from $10.0 million in the same period of 1999. Of the $18.1 million in selling, general and administrative expense in the first nine months of 2000, $7.6 million was selling expense, $4.3 million was marketing expense, $651,000 was research and development expense and $5.5 million was general and administrative expense. Of the total $10.0 million in selling, general and administrative expense in the first nine months of 1999, $4.3 million was selling expense, $1.4 million was marketing expense, $748,000 was research and development expense and $3.6 million was general and administrative expense.

Selling expense increased $3.3 million, or 76.7%, to $7.6 million in the first nine months of 2000 from $4.3 million in the first nine months of 1999. Selling expense is primarily composed of domestic field sales personnel and supervision. In April 2000, we doubled the size of our direct sales force to 54 persons to support the increased demand for Nu-Derm products as well as the domestic launch of the Cymetra, vitamin C and tretinoin product lines in June 2000. These additional direct sales personnel were sourced through a contract sales organization and are employees of the contract sales organization.



Marketing expense increased $2.9 million, or 207%, to $4.3 million in the first nine months of 2000 from $1.4 million in the first nine months of 1999, due primarily to the advertising and promotion costs associated with the launch of the Cymetra, vitamin C and tretinoin product lines in June 2000.


Research and development expense declined $97,000, or 12.9%, to $651,000 in the first nine months of 2000 from $748,000 in the first nine months of 1999. Research and development expense is primarily composed of staff expense for development of and testing for internally developed products largely for the Nu-Derm product line. The decline in research and development expense represented normal fluctuations in the timing of testing expenses for new products within the Nu-Derm product line.


General and administrative expense increased $1.9 million, or 52.8%, to $5.5 million in the first nine months of 2000 from $3.6 million in the first nine months of 1999. This increase was due primarily to increased office and operations staff expense, rents for a new distribution center in Torrance, California, a new retail location in Cupertino, California and an office in Paris, as well as travel and management fees. These management fees were incurred to affiliates of our stockholders in the amounts of $675,000 and $501,000 for the nine months ended September 30, 2000 and September 30, 1999, respectively. Our obligation to pay these management fees terminates upon the closing of this offering.



DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased by $363,000, or 36.3%, to $1.4 million in the first nine months of 2000 from $1.0 million in the same period of 1999. This increase was primarily due to the amortization of intangibles related to the acquisition of marketing rights between June 1, 1999 and March 31, 2000, including certain Asian and European distribution rights for Nu-Derm, and rights to market Kinaderm and Cymetra.


INTEREST EXPENSE, NET. Interest expense, net increased by $412,000, or 157%, to $675,000 in the first nine months of 2000 from $263,000 in the same period of 1999. This increase was due primarily to the increase in March 2000 in total debt outstanding to Imperial Bank, costs associated with the shared appreciation agreement with Imperial Bank, and the subordinated note issued to Maron Nu-Tech in connection with the acquisition of certain Asian distribution rights for Nu-Derm in June 1999.


PROVISION (BENEFIT) FOR INCOME TAXES. Income tax expense (benefit) totaled $9,000 and ($634,000) for the first nine months of 2000 and the first nine months of 1999, respectively. The income (loss) before provision for income taxes was ($430,000) in the first nine months of 2000 and $1.8 million in the first nine months of 1999. As a result of the acquisition of the assets of WorldWide Product Distribution, Inc. in 1997, the purchase price assigned to goodwill differed for financial reporting and tax purposes by $3.8 million, resulting in a deferred tax asset, which was fully offset by a valuation allowance in 1997 and 1998. The deferred tax asset valuation allowance was reversed in 1999 resulting in the income tax benefit. The primary component of the reversal related to the goodwill difference.


YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

REVENUES. Revenues increased $6.1 million, or 36%, to $23.1 million in 1999 from $17.0 million in 1998. Domestic revenue increased $4.1 million, or 31%, to $17.3 million in 1999 from $13.2 million in 1998 on the strength of increased sales of Nu-Derm products to dermatologists and plastic surgeons in the United States. There was a price increase on domestic Nu-Derm products of approximately 12% effective September 1998 and the balance of the revenue increase from 1998 to 1999 represented volume increases. International revenues increased $2.0 million, or 53%, to $5.8 million in 1999 from $3.8 million in 1998. This increase was primarily due to increased sales to Asian distributors following the acquisitions of distribution rights to Nu-Derm in June 1999. Other factors that contributed to the increase in international revenues in 1999 were the September 1999 startup of a European subsidiary for direct sales to end consumers in France and the Benelux countries, as well as the acquisition as of October 1, 1999 of our German subsidiary for direct sales to physicians in Germany. International revenues as a percentage of total sales increased to 25% in 1999 from 22% in 1998.

COST OF SALES. Cost of sales increased $0.8 million, or 24%, to $4.2 million in 1999 from $3.4 million in 1998. Cost of sales declined to 18% of revenue in 1999 from 20% of revenue in 1998 due primarily to an improved product mix, as well as a price increase for our products which became effective on September 1, 1998. There were no significant cost changes for individual products in the Nu-Derm line in 1999 relative to 1998.


SELLING, GENERAL AND ADMINISTRATIVE EXPENSE. Selling, general and administrative expense increased by $1.8 million, or 14.3%, to $14.4 million in 1999 from $12.6 million in 1998. Of the $14.4 million selling, general and administrative expense in 1999, $6.1 million was selling expense, $2.3 million was marketing expense, $0.9 million was research and development expense and $5.1 million was general and administrative expense. Of the total $12.6 million selling, general and administrative expense in 1998, $5.1 million was selling expense, $1.9 million was marketing expense, $1.2 million was research and development expense and $4.4 million was general and administrative expense.


Selling expense increased $1.0 million, or 19.6%, to $6.1 million in 1999 from $5.1 million in 1998. This increase was due primarily to increased staff expense, revised and upgraded sales promotional literature and increased consulting expenses for the Nu-Derm product line. Additionally, there was incremental selling expenses for the startup in mid-1999 for our French subsidiary.

Marketing expense increased $0.4 million, or 21.1%, to $2.3 million in 1999 from $1.9 million in 1998. This increase was due primarily to additional staff expense for product managers, the establishment of a website, consulting expense for international markets, staff expense for a skin care center and redesigned product packaging for the Nu-Derm line.

Research and development expense decreased $217,000, or 18.1%, to a level of $944,000 in 1999 from $1.2 million in 1998. This decrease was due primarily to a reduction in the level of clinical testing expense for the Nu-Derm product line.

General and administrative expense increased $0.7 million, or 15.9%, to $5.1 million in 1999 from $4.4 million in 1998. The increase was primarily due to increased costs associated with the establishment of a European subsidiary, additional operations and support personnel in the United States and personnel acquisition costs including search fees.

DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased
$0.3 million, or 25%, to $1.5 million in 1999 from $1.2 million in 1998. The primary reason for the increase was the acquisitions of the rights to proprietary formulations for a line of skin care products in 1998 for $0.3 million, as well as the acquisitions of the distribution rights to market the Nu-Derm line to certain geographical areas in Asia, Germany, Austria and Switzerland for a total of $2.1 million in 1999. These distribution rights and rights to proprietary formulations are being amortized on the straight-line method over their useful lives, which range from 3 to 10 years.


INTEREST EXPENSE, NET. Interest expense, net declined $26,000, or 6.8%, to $354,000 in 1999 from $380,000 in 1998. Net interest expense declined primarily as a result of lower subordinated note balances during 1999 due to scheduled repayments.



PROVISION (BENEFIT) FOR INCOME TAXES. Income tax expense (benefit) totaled ($775,000) in 1999 and $1,000 in 1998. The income before provision for income taxes increased to $2.6 million in 1999 from a pre-tax loss of $589,000 in 1998. The net total income tax benefit for 1999 was $775,000, of which current tax expense was $734,000 and the deferred tax benefit was $1.5 million.


YEAR ENDED DECEMBER 31, 1998 COMPARED TO THE ONE MONTH PERIOD ENDING DECEMBER 31, 1997 AND THE ELEVEN MONTH PERIOD ENDING DECEMBER 1, 1997

The following two paragraphs compare the revenues and cost of sales of OMP, Inc. for 1998 to the pro forma combined revenues and cost of sales of OMP, Inc. for the period from December 2, 1997 to December 31, 1997 and of WorldWide Product Distribution, Inc. for the period from January 1, 1997 to December 1, 1997. OMP, Inc. was formed on October 8, 1997; however, operations commenced on December 2, 1997.

PRO FORMA COMBINED REVENUES. Revenues increased $5.5 million, or 48%, to
$17.0 million in 1998 from $11.5 million for the pro forma combined twelve months ending December 31, 1997. This increase was primarily due to increased sales of Nu-Derm products and, to a lesser extent, to a sales price increase on the Nu-Derm products.

PRO FORMA COMBINED COST OF SALES. Cost of sales increased $500,000, or 17%, to $3.4 million in 1998 from $2.9 million for the pro forma combined twelve months ending December 31, 1997. Cost of sales as a percentage of revenue declined to 20% in 1998 from 26% in pro forma combined 1997. The improvement in costs as a percentage of revenue in 1998 from pro forma combined 1997 was due primarily to ongoing cost reduction programs in all phases of procurement, as well as the increase in sales prices referred to above.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSE. Selling, general and administrative expense totaled $12.6 million in 1998. Of the total $12.6 million in selling, general and administrative expense in 1998, $5.1 million was selling expense, $1.9 million was marketing expense, $1.2 million was research and development expense and $4.4 million was general and administrative expense.

Selling expense totaled $5.1 million in 1998. Selling expense totaled 30.0% of revenue in 1998, compared to 13.0% and 32.6% for the one month ending
December 31 and the eleven months ending December 1, 1997, respectively. There was an increase in total dollars spent in 1998 due primarily to increased staff expense to support the net revenue increase as well as revised and upgraded sales promotional literature, however the percentage of selling expense to net revenue was consistent for the two years.

Marketing expense totaled $1.9 million from $0.3 million in 1998. Marketing expense totaled 11.2% of revenue in 1998, compared to 25.0% and 0% for the one month ending December 31 and the eleven months ending December 1, 1997, respectively. Additional staff was hired to market and promote the Nu-Derm line in 1998, and expenses were increased to support new product launches within the Nu-Derm line, including trade advertising, a shared cooperative advertising program with physicians, and significant increases for product brochures and other marketing support materials. There were no significant programs in 1997.


Research and development expense totaled $1.2 million in 1998. Research and development expense totaled 7.1% of revenue in 1998, compared to 12.8% and 0% for the one month ending December 31 and the eleven months ending December 1, 1997, respectively. The primary increase related to the costs of a new contract for our medical officer, a related party which totaled $500,000 in 1998, up from $41,000 for the one month period ending December 31, 1997. Other significant increases were for clinical testing of the upgraded products.



General and administrative expense totaled $4.4 million in 1998. General and administrative expense totaled 25.9% of revenue in 1998, compared to 26.1% and 34.0% for the one month ending December 31 and the eleven months ending December 1, 1997, respectively. As a percent of revenue, general and administrative expense declined due to the increase in the revenue from 1997 to 1998 exceeding the increase in the level of administrative and general expense. The primary increases in 1998 were for the settlement costs of an employee legal action ($394,000), for the costs of a management services agreement with a related party ($368,000), and for a royalty agreement with a related party ($230,000). Both the management services agreement and the royalty agreement were initiated in connection with the acquisition of the assets of WorldWide Product Distribution, Inc. The management services agreement and the royalty agreement terminate concurrent with an initial public offering, and there are not anticipated to be any comparable replacement agreements.



DEPRECIATION AND AMORTIZATION. Depreciation and amortization totaled
$1.2 million in 1998. Depreciation and amortization totaled 6.9% of revenue in 1998, compared to 8.0% and 0.4% for the one month ending December 31 and the eleven months ending December 1, 1997, respectively. The primary component of the 1998 total is the amortization of goodwill of $1.1 million associated with the purchase of substantially all of the assets and the accounts payable and related operating liabilities of WorldWide Product Distribution, Inc. as of December 2, 1997. We accounted for this transaction under the purchase method of accounting. Goodwill totaled $15.8 million and is being amortized over a life of fifteen years on the straight-line method. Amortization in 1997 was only included for the month of December.



INTEREST EXPENSE, NET. Interest expense, net totaled $380,000 in 1998. Interest expense totaled 2.2% of revenue in 1998, compared to 3.2% and 0% for the one month ending December 31 and the eleven months ending December 1, 1997, respectively. There was no significant outstanding interest bearing debt under WorldWide Product Distribution, Inc. during the eleven months ended December 1, 1997. The primary increase in interest expense in 1998 from the prior periods is due to the interest on term loans to Imperial Bank and interest on the subordinated note to a related party incurred in connection with the WorldWide Product Distribution, Inc. acquisition as of December 2, 1997.



PROVISION (BENEFIT) FOR INCOME TAXES. Income tax expense totaled $1,000 in 1998. Income tax expense totaled 0% of revenue in 1998, compared to 0.1% and 0.3% for the one month ending December 31 and the eleven months ending December 1, 1997, respectively. Income taxes for 1998 and the one month period ending December represented only state minimum income taxes, as there was a net loss before provision for income taxes. For the eleven month period ending December 1, 1997, WorldWide Product Distribution, Inc. elected to be taxed under Subchapter S of the Internal Revenue Code. Accordingly, all taxable earnings of WorldWide Product Distribution, Inc. were taxed at the individual owner level and WorldWide Product Distribution, Inc. incurred no federal income tax liability. During this period, WorldWide Product Distribution, Inc. paid state taxes on behalf of the owners.


LIQUIDITY AND CAPITAL RESOURCES


We have experienced the following trends in revenue, accounts receivable and accounts receivable as a percentage of revenue by quarter for 1999 and for the first nine months of 2000.



                                                     1999                                      2000
                                   -----------------------------------------      ------------------------------
                                     1ST        2ND        3RD        4TH           1ST        2ND        3RD
                                     QTR        QTR        QTR        QTR           QTR        QTR        QTR
                                   --------   --------   --------   --------      --------   --------   --------
                                                                  (IN THOUSANDS)
Revenue..........................   $5,240     $5,505     $5,512     $6,819        $6,341     $8,567    $10,075
Accounts receivable..............    2,161      2,515      2,676      3,054         3,383      5,373      7,277
Accounts receivable as percentage
  of revenue.....................       41%        46%        49%        45%           53%        63%        72%



Accounts receivable as a percentage of revenue have trended up from 41% for the first quarter of 1999 to 72% for the third quarter of 2000 due to the following factors:



  - foreign sales, which have longer collection cycles than domestic sales, represented a larger percentage of sales in the first nine months of 2000 than in 1999

  - credit card sales, which are collectible in under five days, represented a lower percentage of total sales in 2000



  - extended payment terms have been provided to some new customers in 2000



  - extended payment terms have been provided for the launch of new products in 2000


Since inception, we have financed our operations from capital contributions by our stockholders, borrowings from term loans, subordinated notes and lines of credit and cash flow from operations. As of September 30, 2000, we had working capital of $1.5 million, including a net cash balance of $293,000. As of December 31, 1999, we had working capital of $132,000, including a net cash balance of $650,000. The primary change in working capital from December 31, 1999 to September 30, 2000 was a result of an increase of $4.1 million in accounts receivable.

We had unused availability of approximately $3.4 million at September 30, 2000 and $2.0 million at each of December 31, 1999 and December 31, 1998 under our lines of credit with Imperial Bank. The outstanding principal balance under our line of credit was $1.5 million at September 30, 2000 and zero at each of December 31, 1999 and December 31, 1998.

Net cash used in operating activities was $2.0 million in the first nine months of 2000, resulting primarily from an increase in accounts receivable of $4.1 million and an increase in inventory of $452,000. Net cash provided by operating activities was $1.3 million in 1999 and $112,000 in 1998. Net cash provided by operating activities in 1999 resulted primarily from net income and non-cash amortization of intangible assets, offset partially by a non-cash benefit (increase) in deferred income taxes and an increase in accounts receivable. Net cash provided by operating activities in 1998 resulted primarily from non-cash amortization of intangible assets and an increase in accrued liabilities, partially offset by a net loss and an increase in long term prepaid consulting costs.


Net cash used in investing activities totaled $1.8 million in the first nine months of 2000 primarily for additions to property and equipment for a new distribution center and computer equipment, for an investment in a joint venture and for purchased intangibles primarily for new product lines. Net cash used in investing activities was $749,000 in 1999, and $1.0 million in 1998. Net cash used in investing activities in 1999 was the result of investments in product distribution rights, partially offset by the subsequent receipt of $500,000 in 1999 from the purchase price adjustment related to the acquisition of WorldWide Product Distribution, Inc. Net cash used in investing activities in 1998 was primarily a result of investment in computer equipment, furniture and fixtures.


Net cash provided by financing activities was $3.4 million in the first nine months of 2000, consisting of a new Term Loan C of $3.0 million and a net draw on the revolving line of credit of $1.5 million, partially offset by $1.1 million from the repayment of term loans and subordinated notes. Net cash used in financing activities was $1.2 million in 1999 and $627,000 in 1998. Net cash used in financing activities in 1999 was due to scheduled principal payments on the term loans due to Imperial Bank and on the subordinated note to a related party, plus the repurchase of common and preferred stock from an officer, partially offset by a new Term Loan B of $750,000. Net cash used in financing activities in 1998 was due to scheduled principal payments on term loans due to Imperial Bank and on the subordinated note to a related party, partially offset by proceeds received from the issuance of common and preferred stock to an officer.

Effective March 22, 2000, we entered into an amended credit agreement with Imperial Bank. Under this agreement, an additional Term Loan C of $3.0 million was added to the two existing Term Loans A and B and the revolving line of credit was increased to $7.0 million. The amount available under our line of credit is based upon levels of eligible accounts receivable and inventory and, as of September 30, 2000, $3.4 million was unused and available under our line of credit. Borrowings under Term Loan A bear interest at our election at a rate of the prime lending rate plus a 0.75% margin or at LIBOR plus a 2.75% margin. Borrowings under Term Loan B bear interest at our election at a rate of the prime lending rate plus a 0.5% margin or at LIBOR plus a 2.75% margin.

All borrowings under Term Loan C must be made under the prime rate option until December 31, 2000. After December 31, 2000, borrowings under Term Loan C bear interest at our election at the prime lending rate plus a variable margin scale or at LIBOR plus a variable margin scale. The prime lending rate margin scale ranges from 1.0% to 3.5% and is fixed at 3.5% through December 31, 2000. The LIBOR margin scale ranges from 3.25% to 3.75%. Borrowings under the revolving line of credit bear interest at our election at the prime lending rate plus a variable margin scale or at LIBOR plus a variable margin scale. Both the prime rate and LIBOR margin scales are based on the leverage ratio of indebtedness to earnings before interest, taxes, depreciation and amortization, or EBITDA. The prime rate margin scale ranges from 0% to 1.0% and the LIBOR margin scale ranges from 2.25% to 3.25%. The prime lending rate was 9.5% at September 30, 2000 and 8.5% at December 31, 1999.

Term Loans A, B and C mature on November 29, 2002. The revolving line of credit terminates on May 31, 2001. As a condition to the term loans and the revolving line of credit, we granted the bank a first priority security interest in substantially all of our assets. The credit agreement contains covenant provisions including, but not limited to, meeting tests of assets, financial leverage, net income and sales. The credit agreements also restrict our ability to engage in certain transactions without the prior written consent of Imperial Bank, including but not limited to, permitting Stonington to own less than a controlling interest, making dividends or repurchasing stock and making investments or capital expenditures in excess of certain limits. As of September 30, 2000, we were in compliance with all covenants of the credit and loan agreements.

In consideration for Imperial Bank entering into the credit agreement in March 2000, we also entered into a shared appreciation agreement that expires December 31, 2001. The shared appreciation agreement provides for payment of a shared appreciation amount to Imperial Bank triggered either by the expiration date or by an acceleration event, which includes an initial public offering or a change of control. If the appreciation amount is triggered by the expiration date, then the appreciation amount is based on a formula that measures the increase in EBITDA less specified indebtedness, with a minimum of $200,000 and a maximum of $350,000. If the appreciation amount is triggered by an acceleration event, then the payment is $200,000 from January 1, 2000 to August 31, 2000, $275,000 from September 1, 2000 to April 30, 2001 and $350,000 from May 1, 2001 to December 31, 2001.

As of September 30, 2000, there were 146,200 outstanding shares of redeemable preferred stock. Holders of shares of preferred stock are entitled to cumulative quarterly dividends at a rate of 11% per annum. As of September 30, 2000, no dividends had been paid. There was a total of $4.6 million and $3.4 million of cumulative accrued dividends payable as of September 30, 2000 and December 31, 1999, respectively.

We believe that the net proceeds from this offering, together with our existing credit line and expected cash flow from operations will be sufficient to fund our current operations for the next 12 months. Thereafter, we may require additional sources of funds to continue to support our business. Such funds, if needed, may not be available or may not be available on terms acceptable to us.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We have market risk related to borrowings under our term loans and line of credit with Imperial Bank, as well as with a subordinated note payable to Maron Nu-Tech because the interest rates are variable. As of September 30, 2000, we had outstanding $5.3 million under the term loans, $1.5 million under the line of credit and $600,000 under the subordinated note payable to Maron Nu-Tech.

Since inception, over 98% of our revenues are denominated in U.S. dollars. Consequently, if the value of the U.S. dollar increases relative to a particular foreign currency, our products could become relatively more expensive in such currency. Additionally, we have subsidiaries with net assets in certain foreign countries. Fluctuations in the value of the foreign currencies relative to the U.S. dollar may make these net assets worth less after translation to U.S. dollars. To date, we have not entered into any derivative instruments to manage risks related to interest rates or foreign currency exchange rates.

RECENT ACCOUNTING PRONOUNCEMENTS

In December 1999, the Securities and Exchange Commission, or SEC, issued Staff Accounting Bulletin No. 101, or SAB 101, "Revenue Recognition," which outlines the basic criteria that must be met to recognize revenue and provide guidance for presentation of revenue and for disclosure related to revenue recognition policies in financial statements filed with the SEC. SAB 101 is effective for the fourth fiscal quarter of fiscal years beginning after December 15, 1999. We have adopted SAB 101 for all periods presented.

In March 2000, the FASB issued Interpretation No. 44, or FIN 44, entitled "Accounting for Certain Transactions Involving Stock Compensation," which is an interpretation of APB 25. This interpretation clarifies:

  - the definition of an employee for purposes of applying APB 25

  - the criteria for determining whether a plan qualifies as a noncompensatory plan

  - the accounting consequences of various modifications to the terms of a previously fixed stock option or award

  - the accounting for an exchange of stock compensation awards in a business combination

This interpretation became effective as of July 1, 2000. The adoption of FIN 44 did not have a material impact on our unaudited consolidated financial statements.

                                    BUSINESS

OVERVIEW


We are a specialty pharmaceutical company that develops, markets and sells products for physician-mediated skin health and restoration. We believe we sell the most comprehensive line of skin health and restoration products and procedures for the office-based practices of dermatologists and plastic surgeons. We believe that skin health and restoration are best addressed through physician-mediated skin treatment programs designed to treat the medical conditions underlying the skin damage. We market a portfolio of products that enable physicians to treat a wide range of skin problems, including photodamage, which is also referred to as sun damage, hyperpigmentation, which is also referred to as discoloration of the skin, acne and soft tissue deficits, such as wrinkles. We currently sell our six core product lines to over 2,500 skin care physicians in the United States through our 54-person direct sale force and in 29 countries outside the United States primarily through distributors. Our revenues were approximately $31.8 million for the twelve months ended
September 30, 2000.


BACKGROUND

SKIN AND SKIN HEALTH

Skin is the outermost covering of the body that protects the body's internal organs from the environment and helps to define a person's appearance. Skin, the largest organ in the body, consists primarily of two layers, the epidermis, a thin outer layer, and the dermis, a relatively thick inner layer. The epidermis is comprised of specialized cells such as keratinocytes and melanocytes. Keratinocytes are formed deep in the epidermis and travel to the skin's surface and are exfoliated, or shed off, as they die in a maturation cycle which normally takes approximately six weeks. Buildup of excess keratinocytes can result in rough, thick or dry skin. Melanocytes produce melanin, the pigment that determines skin color and protects the body from ultraviolet radiation. The dermis is comprised largely of connective tissue fibers made of collagen and elastin. Collagen is a tough, fibrous protein that helps give skin its strength and resiliency. Elastin, an elastic fiber, helps maintain healthy skin tension and gives skin its stretchable quality.

The health and appearance of a person's skin is impacted by a variety of factors, including genetics, natural aging, photodamage, hyperpigmentation and diseases such as acne. Many of these factors, such as photodamage and hyperpigmentation, affect everyone to a varying degree, although some skin types are more susceptible to certain skin conditions. For example, people with darker skin tones are at a greater risk of hyperpigmentation problems while people with lighter skin tones are more prone to photodamage. Natural aging also impacts skin health and appearance. As people age, a slowdown in the keratinocyte maturation cycle occurs, leading to the buildup of a rough layer of dead cells on the surface of the skin. In the dermis of aging skin, the amount of collagen often decreases, resulting in the fibers becoming less organized and the dermis becoming thinner. As a result, aging can contribute to skin becoming rough, lax or wrinkled. The skin can also be harmed by exposure to the sun and other environmental elements, such as pollution, wind and cold temperatures. Sun exposure may cause melanocytes in the epidermis to function improperly, resulting in a wide variety of hyperpigmentation conditions such as melasma, freckles and age spots. In the dermis, sun exposure may cause the collagen bundles and the elastin fibers to become abnormally structured, resulting in the skin taking on a thick and leathery appearance. If left untreated, skin damage caused by sun exposure can also result in skin cancer. Hormonal changes in the body, such as those resulting from pregnancy and the use of oral contraceptives, can also cause irregularities in the skin's appearance. While most of these conditions and diseases are not debilitating or life threatening, they are readily apparent, sometimes disfiguring and usually chronic. As a result, people are often highly motivated to seek and comply with treatment programs for these conditions.

SKIN HEALTH AND RESTORATION MARKET

In the United States, skin health and restoration is managed primarily by dermatologists and plastic surgeons. There are approximately 9,500 dermatologists and 5,700 plastic surgeons in the United States whose practice includes skin health and restoration. Skin conditions are typically treated with products such as prescription drugs, over-the-counter drugs and cosmetics, as well as office-based procedures such as chemical-based skin peels. In recent years, physicians have taken on an increasingly active role in the management of skin restoration. For example, the number of skin health and restoration physician-mediated office procedures has increased from approximately 1,200,000 in 1997 to approximately 2,900,000 in 1999, which represents a compound annual growth rate of 55%. This growth reflects both the increased use of existing in-office procedures and the introduction of new procedures such as laser skin resurfacing, laser hair removal and microdermabrasion, a procedure where the surface layer of the skin is physically removed. We believe that the growth also represents efforts of skin care physicians to broaden their practices and sources of revenue to include more cosmetically-based products and procedures. We believe that third-party reimbursement policies have limited patient access to dermatologists and imposed limits on the level of reimbursement for physician procedures, which have resulted in a loss of revenue to physicians. Physicians have tried to compensate for this lost revenue by focusing on cosmetic procedures which are typically elective and paid for directly by the patients and not subject to the reimbursement restrictions imposed by third-party payors. Furthermore, the aggregate number of physician-mediated cosmetic procedures, including non-skin based procedures such as facelifts, hair transplants and breast augmentations, have grown significantly in recent years, resulting in increased office visits and opportunities for the sale of physician-mediated skin health and restoration products.

We believe that the skin health and restoration market will continue to experience strong growth as a result of several factors, including the development of new products and procedures for a wider range of cosmetic treatments and the gradual aging of the U.S. population. Older segments of the population tend to control large amounts of disposable income and are highly motivated to improve their personal appearance. In addition, although the typical patient seeking treatment for a cosmetic skin condition has been a Caucasian female, non-Caucasians and males have begun to comprise an increasing proportion of the patient population.

Outside of the United States, the physician-mediated skin health and restoration market is different in each country due to cultural differences and regulatory variations. For example, in Japan it is not customary for physicians to dispense products, and in France physicians are prohibited from dispensing products. In these markets, skin health and restoration products are typically non-prescription and are dispensed through mass market suppliers such as pharmacies. We believe that growth in major international markets will also be driven by an aging population with increasing levels of disposable income.

LIMITATIONS OF TRADITIONAL PRODUCTS AND PROCEDURES

Many skin care products and procedures are available through physicians and retail channels. Most of these products and procedures are designed to mask individual skin symptoms rather than treat the underlying causes. As a result, retail customers and patients may see temporary improvements but long-term skin restoration often does not occur. Most traditional products and procedures are not part of a comprehensive program designed to treat the specific needs of the individual patient. Problems may occur when different and potentially non-complementary products and procedures are used as part of a skin treatment program. For example, a lack of compatibility among products or inadequate skin preparations for a treatment program may cause adverse reactions or decrease the efficacy of the products. In addition, many over-the-counter skin health products and procedures lack the potency to provide significant improvements in skin care and restoration. Furthermore, many competing physician-dispensed products have limited market appeal because they are suitable only for certain types of skin.

THE OMP SOLUTION

We believe that skin health and restoration are best addressed through a physician-mediated skin treatment program designed to treat the medical conditions underlying skin damage, rather than simply address the symptoms. Our products enable skin care physicians to effectively treat skin damage at the cellular level, where the damage has occurred. Our products are dispensed and used only under the supervision of a skin care physician. We believe a physician-mediated treatment program improves the ability to properly diagnose an individual's specific skin problem as well as design a treatment program.

We market a portfolio of products that enable physicians to treat a wide range of skin problems, including photodamage, hyperpigmentation, acne and soft tissue deficits such as wrinkles. We offer products for physician office-based dispensing, such as prescription and over-the-counter drugs and cosmetic skin care products. We also sell products used by physicians for in-office procedures, such as chemical peels and a human tissue product used for tissue augmentation. Many of our products incorporate widely-used, clinically active ingredients such as hyrdoquinone and tretinoin.

Our wide range of proprietary products and procedures enable skin care physicians to tailor a treatment program to the needs of each patient. Our products and procedures have each been designed and selected to complement each other in the treatment of skin damage. For example, in the treatment of a patient with acne scars and photoaging, we offer a selection of products that enable a physician to create a program to treat the patient from start to finish. First, Obagi Nu-Derm products can be utilized to initially prepare the patient's skin for treatment. Then, a physician can resurface the patient's skin with the Obagi Blue Peel. Next, Cymetra can be used to treat the remaining scars. Finally, the Obagi Nu-Derm and Cffectives products can be used to treat and help maintain the skin post-procedurally. In each step of the continuum of treatment, we offer products that can be administered specifically for the requirements of each patient. We believe that our comprehensive portfolio of products, combined with our emphasis on treating the medical conditions which contribute to skin damage, is unique in the physician-mediated skin health and restoration market.

OUR STRATEGY

Our objective is to become the leading specialty pharmaceutical company dedicated to providing skin health products for physician-mediated skin health and restoration. Key elements of our strategy include:

  - INCREASE THE MARKET PENETRATION OF OUR SKIN HEALTH AND RESTORATION PRODUCTS. We believe our skin health focused sales and marketing efforts will enable us to increase the penetration of our existing products as well as market our new products. We are expanding our U.S. sales and marketing efforts to dermatologists and plastic surgeons, having doubled the number of field sales representatives and managers in early 2000. Our marketing efforts are aimed at helping physicians and staff understand how our solutions can generate new sources of revenue. To assist physicians in marketing their practices, we have developed seminars, presentations and programs designed to enable physicians to explain the benefits of our products and services to their patients. We also intend to increase direct-to-consumer advertising, which we believe will help generate new customers for our physician partners.

  - OBTAIN NEW AND INNOVATIVE PRODUCTS THROUGH IN-LICENSING AND STRATEGIC COLLABORATIONS. We intend to continue accessing new and complementary products through in-licensing, joint ventures and strategic collaborations. For example, we recently entered into a license and supply agreement with Vivier Pharma, Inc. for the sale of its vitamin C products to physicians in the United States and in 29 other countries. We also recently entered into a distribution agreement with Geneva Pharmaceuticals, Inc., a subsidiary of Novartis Pharmaceuticals Corporation, to market and sell tretinoin products, which are used to treat acne, directly to physicians in the United States. These collaborations enable us to offer a comprehensive line of products to physicians for skin health and restoration.

  - PURSUE STRATEGIC ACQUISITIONS. In addition to our internal development and in-licensing efforts, we intend to pursue strategic acquisitions. We believe that our substantial expertise in the selling, marketing and development of skin health and restoration products postions us well to attract, evaluate and secure future opportunities.

  - EXPAND OUR INTERNATIONAL PRESENCE. We intend to continue expanding our international presence by entering into strategic relationships and adding staff in key locations such as Asia, Europe and South America. We believe that there is potential for significant sales growth of our products in international markets. For example, in Asia, where there is a cultural emphasis on overall skin health and appearance, we believe our products are particularly well suited for skin types found in the region. To further position ourselves to take advantage of this opportunity, we recently entered into a joint venture with Rohto Pharmaceutical Co., Ltd. to market and sell our kinetin-based cream and lotion and other products in Japan.

  - ENHANCE AND EXPAND OUR EXISTING PRODUCTS. We intend to leverage our existing in-house drug and cosmetic formulation expertise to enhance and expand our existing product lines. By reviewing current scientific data and consumer demand information, we attempt to anticipate and meet market demands for modifications and extensions of our current product offerings. For example, we recently reformulated Obagi Nu-Derm eye cream to incorporate vitamin K and Obagi Nu-Derm sunblock, an over-the-counter drug, to increase its sun protection factor.

OUR PRODUCTS

We believe we have assembled the most comprehensive portfolio of products for physician-mediated skin health and restoration. We currently sell six core product lines to physicians to address their needs for both in-office product dispensing and in-office procedures.

 PRODUCT LINE           DESCRIPTION             PRIMARY INDICATION      GEOGRAPHIC RIGHTS       LAUNCH DATE
----------------------  ----------------------  ----------------------  ----------------------  -----------
 DISPENSED IN-OFFICE
------------------------------------------------------------------------------------------------------------

  Obagi Nu-Derm         Comprehensive system    Fine lines, wrinkles    Worldwide                  1994
                        of 20 prescription      and hyperpigmentation
                        drugs and
                        over-the-counter
                        products

  Cffectives            Highly stable vitamin   Fine lines, wrinkles    U.S. physician-          June 2000
                        C serum;                and hyperpigmentation   dispensed market and
                        non-prescription                                all distribution
                                                                        channels in 29 other
                                                                        countries

  OMP Tretinoin         0.1%, 0.05% and 0.025%  Acne                    U.S. physician-          June 2000
                        tretinoin based creams                          dispensed market

  Kinaderm              0.05% kinetin based     Fine lines, wrinkles    Mass market channels     May 2000
                        cream and lotion        and hyperpigmentation   in major Asian
                                                                        countries

 USED FOR IN-OFFICE PROCEDURES
------------------------------------------------------------------------------------------------------------

  Cymetra               Micronized, freeze-     Replacement for lost    Worldwide office-based   June 2000
                        dried injectable human  or damaged tissue       dermatologist and
                        tissue matrix                                   plastic surgeon
                                                                        markets

  Obagi Blue Peel       Acid delivery system    Fine lines, wrinkles    Worldwide                  1996
                        for chemical peels      and hyperpigmentation


Please see Note 17 of our consolidated financial statements for the amount of total revenue contributed by any class of similar products which accounted for 10% or more of our consolidated revenue in any of the last three fiscal years.

PRODUCTS DISPENSED IN-OFFICE


OBAGI NU-DERM. The Obagi Nu-Derm system consists of twenty prescription and over-the-counter drugs and adjunctive cosmetic skin care products to treat photodamage and skin conditions resulting from hormonal changes, such as those associated with pregnancy and the use of oral contraceptives. The Obagi Nu-Derm cosmetic skin care products include cleansers, exfoliating creams and moisturizers. Three Obagi Nu-Derm products contain the drug hydroquinone in a 4% prescription concentration, which acts as a bleaching agent that is designed to correct skin pigmentation problems by limiting the production of new melanin in the epidermis. The Obagi Nu-Derm system is used in conjunction with tretinoin, prescribed as a 0.05% emollient cream, which has been shown in clinical trials to be effective for treating sun damage, wrinkling, hyperpigmentation and facial roughness. Tretinoin directly affects the rate of cell division, stimulates the formulation of new, healthy collagen and helps to repair elastin in the dermis. The use of tretinoin contributes to firmer, yet more flexible skin. The use of these prescription drugs distinguishes Obagi Nu-Derm from competitive systems. Obagi Protocols, sold internationally, is a slightly adjusted formula of Obagi Nu-Derm, modified for the requirements of local market regulations.


CFFECTIVES. The Cffectives line of proprietary, non-prescription products consists of vitamin C serums used to reduce the appearance of damage to the skin caused by ultraviolet radiation and other environmental influences. Vitamin C acts as a potent antioxidant that stimulates the formation of collagen and elastin. This action aids and improves the appearance of fine lines and hyperpigmentation, and increases the elasticity and firmness of skin. Cffectives contains the most therapeutic topical form of vitamin C, L-ascorbic acid. Cffectives is highly stable, overcoming the instability of L-ascorbic acid, which otherwise oxidizes rapidly turning from clear to yellow to brown, and losing its effectivness. Cffectives is a clear product with a shelf life of two years, which we believe is the most stable L-ascorbic acid available. In addition, the product has been shown in a study at the University of California, Irvine to penetrate all levels of skin better than its leading competitor. The Cffectives line consists of a 5% serum for the area around the eyes and a 10% serum for the face, neck and chest. Outside of the United States, Cffectives is sold as Obagi-C and Interlace-C.


OMP TRETINOIN. The OMP Tretinoin creams and related adjunctive acne care products are used for the topical treatment of acne in the United States. Tretinoin, the active ingredient in the prescription acne drug Retin-A, is a vitamin A derivative and has been the primary prescription acne therapy for approximately 25 years. Topical tretinoin increases the growth rate of skin cells, disrupting the onset of acne. While there are competing forms of Retin-A available, OMP Tretinoin creams are the only FDA-approved generic forms of Retin-A currently marketed to physicians for dispensing. The OMP Tretinoin cream line is available in concentrations of 0.1%, 0.05% and 0.025%. Our adjunctive acne care line consists of four medicated and non-medicated products designed to aid patient comfort and compliance.



KINADERM. Kinaderm is used to improve the appearance of fine lines and wrinkles, hyperpigmentation and skin roughness. We have the exclusive right to market and sell Kinaderm to the mass market in major Asian countries. Kinaderm contains 0.05% kinetin, a protein that is naturally found in plants. Kinetin has been found in studies to delay a range of cellular changes that are often associated with the appearance of aging. In a 48-week clinical study conducted at the University of California, Irvine that was completed in 1999, patients with photodamage who used 0.05% kinetin showed a 28.9% improvement in the appearance of fine wrinkles and a 9.7% improvement in coarse wrinkles. The Kinaderm line consists of cream and lotion formulations that are applied to the face, neck and other sun damaged skin.

PRODUCTS USED FOR IN-OFFICE PROCEDURES

CYMETRA. Cymetra is a micronized, freeze-dried injectable form of AlloDerm, LifeCell Corporation's human tissue replacement product. Cymetra is human skin tissue that is put through a patented process to remove the epidermal and dermal cells, eliminating the chance for disease transmission or rejection, while preserving the matrix and proteins necessary for a patient's own soft tissue to repopulate. This tissue is then injected below the patient's dermal skin layer, allowing the patient's own cells to grow into the damaged area. Cymetra is used in a nonsurgical procedure to replace tissue in the lips, nasolabial folds or in acne scars where the patient's own tissue has been lost through damage or age. We have the exclusive worldwide rights to market Cymetra to dermatologists and office-based plastic surgeons, except that LifeCell may sell to its then existing customers as of the date of the agreement.

OBAGI BLUE PEEL. Obagi Blue Peel is a patented acid delivery system for chemical peel procedures used to smooth the surface of skin, improve skin tone and color, diminish wrinkles and shrink pore sizes. Chemical peels are an in-office procedure performed either by a physician or a member of a physician's staff, depending on the skin depth of the peel. During the procedure, acidic solutions applied to the face remove the thin surface layers of aged and damaged skin. After removal, the body will naturally replace the removed skin layers with new skin cells. Conventional chemical peel techniques are often marked by difficulty in gauging the depth of the peel, limiting their usefulness. The Obagi Blue Peel provides for an even application and slows the penetration of the solution into the skin, allowing physicians to more accurately monitor the peel. This produces a more uniform and consistent application, which reduces the risk of complications. We believe that the Obagi Blue Peel is especially effective as a complementary treatment to the Obagi Nu-Derm system.

PRODUCTS IN DEVELOPMENT

We intend to continue to provide dermatologists and plastic surgeons with new and innovative products through our own internal development efforts and collaborations. Our internal product development is comprised of the following three initiatives:

  - UPDATE AND ENHANCE EXISTING PRODUCTS. We routinely direct efforts to update and enhance our existing product lines to incorporate features and benefits that we feel will improve the utility and desirability of our products. For example, we recently reformulated Obagi Nu-Derm eye cream to incorporate vitamin K and Obagi Nu-Derm sunblock to increase its sun protection factor. In addition, we recently modified the Obagi Nu-Derm product line to simplify its regimen and reduce potential irritation. We are currently evaluating the potential benefits of reformulating several other products to better meet consumer and physician demands.

  - CLINICAL STUDIES IN SUPPORT OF OUR PRODUCTS. Our research and development staff is designing and coordinating clinical studies to support the application of our existing product lines in new markets and to enhance our current marketing efforts. We are currently working with leading research institutions such as Johns Hopkins University and Mt. Sinai Hospital in New York on five studies on the effectiveness of both our existing products and potential new products. For example, through Johns Hopkins University, we are studying the potential for improvements in skin structure using an Obagi Nu-Derm/Obagi Blue Peel regimen over six months. In addition, through Mt. Sinai Hospital, we have initiated a study to demonstrate the safety and efficacy of an Obagi Nu-Derm/Obagi Blue Peel regimen in people with darker skin pigmentation. We believe evidence from our clinical studies may validate the performance of our existing products and provide a platform for the development of new products and product applications.

  - DEVELOP NEW PRODUCT LINES. We routinely investigate expanding our current product offerings in order to leverage our approach of addressing skin health at the cellular level. For example, we are currently developing a non-prescription skin care line to be distributed by the physicians' staff specialists. In addition, we are investigating the use of our formulation expertise to develop separate full body and self-tanning lines, among others.

We also work closely with the research and development departments of our corporate partners to provide guidance on enhancements to products we now market and to develop new products, leveraging the skills and experiences of each partner. For example, we are working with Vivier Pharma, our licensor for the Cffectives product line, on two novel vitamin C products for the treatment of photodamage, which we expect to introduce in 2001.

SALES AND MARKETING


DOMESTIC. In the United States, we focus our sales and marketing efforts primarily toward dermatologists and plastic surgeons using our direct sales force. As of September 30, 2000, we had 76 sales, marketing and education specialists, including 54 dedicated sales representatives and managers. In
April 2000, we doubled our sales force by adding 24 sales representatives through a contract with Professional Detailing, Inc., or PDI, one of the largest contract sales organizations to the pharmaceutical industry. These sales representatives are full-time and exclusive to us, and we anticipate that many of them will become full-time OMP employees in the next twelve months. We have fully integrated the PDI representatives with our existing representatives into one national sales organization. All of our representatives, whether they be our employees or PDI's employees, have comparable salary structure, bonus structure and benefits. We believe that the increased sales representation will enable us to effectively target the approximately 10,000 dermatologists and plastic surgeons in the United States with the greatest market potential for our products. We believe that our current ratio of sales personnel to physicians is comparable to that of the pharmaceutical industry overall and provides sufficient reach and frequency of calls to our physician customer base.


We have six regional education managers who train physicians and their staff on the use of our products, seven customer service representatives who provide technical and other support for our products and nine sales and marketing executives and support staff who coordinate activities and provide support for our marketing efforts.

Our marketing efforts have a dual focus. First, we market directly to physicians in an attempt to both create treatment awareness and encourage the use of our products by both new and existing physician clients. To support this effort, we use medical journal advertising, direct mail, sales aids, video, CD and slide demonstrations, physician-to-physician speaker presentations, trade shows, reminder items, educational and training support and telemarketing. Second, we attempt to create and then build upon a partnership-type relationship with our physician clients by marketing our products to their patients through their medical practices. To support this effort, we provide patient education booklets and videos, funding for cooperative advertising, training and direct assistance in patient seminars and other programs, continuous product education and direct to consumer advertising and public relations programs for patient referrals.

INTERNATIONAL. In 29 countries outside of the United States, we sell our products using a variety of distributors, subsidiaries, direct sales representatives to physicians and through alternative distribution channels. The sale of skin health and restoration products through physician offices is not as widely accepted internationally as it is in the United States. While we work to develop the physician distribution channel, we intend to continue utilizing other currently available channels. For example, in Asia, our most developed international market, we currently utilize multi-level marketing in Taiwan, while in Japan, we have formed a joint venture with Rohto Pharmaceuticals to sell our products to the mass market as well as directly to physicians. In South America, we market our products through physician training centers. In Europe, customs and regulations require us to generate demand by encouraging physicians to recommend our products from pharmacy outlets. In each of these 29 countries, we provide promotional materials that are customized by local management to respond to the information, promotion and regulatory needs of the specific country's markets.

MANUFACTURING

We rely on third-party manufacturers for the manufacturing of all of our products. We enter into purchase orders with third parties for the manufacturing of the Obagi Nu-Derm and Obagi Blue Peel product lines. These purchase orders may be terminated at any time either by us or the contract manufacturer. We use only FDA compliant manufacturers who specialize in the manufacture of prescription and over-the-counter pharmaceutical and cosmetic products. These parties manufacture products pursuant to our specifications. All of these manufacturers are required by law and by our manufacturing standards to comply with cGMP. We prequalify and continually monitor our manufacturers for quality and compliance. We require documentation of compliance and quality from those manufacturers that we act as representative for in connection with the promotion and sale of their products. Except for the cosmetic components of the Obagi Nu-Derm line, all of our manufacturers and suppliers are the sole source of our products. We intend to seek out secondary sources of contract manufacturing for the Obagi Nu-Derm and Obagi Blue Peel components to cover our production needs and to maintain a competitive pricing environment. In addition, we have entered into various supply, distribution, co-marketing and related agreements with strategic partners to supply us with the OMP Tretinoin, Cffectives, Cymetra and Kinaderm products. Our collaborators are solely responsible for the manufacturing of their products.

COLLABORATIONS

To date, we have entered into five material strategic collaborations.

SENETEK PLC FOR KINADERM. In November 1999, we obtained an exclusive license from Senetek plc to sell Kinaderm to the mass market in major countries in Asia, including China, the Philippines and Japan. The term of the agreement is ten years. Under the agreement, we are to pay a percentage of Senetek's actual direct net costs for the product and a royalty fee of a percentage of net sales, which decreases as the quantity of the product sold increases. Unless we launch marketing efforts in China and South Korea prior to November 2001, we will lose our license in these countries. Under the agreement, we agree to purchase minimum quantities of the product. We are required to spend a percentage of net sales in each country for which we have a license on a marketing and promotion budget. Senetek has the right to terminate the exclusivity of the licenses and rights granted to us if we fail to meet our minimum purchase requirements. Either party may terminate the agreement for failure of the other party to comply with a material provision of the contract and failure to cure within 30 days, or for any breach and failure to cure within 60 days.

LIFECELL CORPORATION FOR CYMETRA. In February 2000, we obtained the exclusive right from LifeCell Corporation to market Cymetra to office-based dermatologists and plastic surgeons throughout most of the world, except that LifeCell reserves the right to continue selling to its current customers, which include hospital-based plastic surgeons and approximately 400 office-based dermatologists and plastic surgeons. Under the agreement, we are to act as a sales representative on behalf of LifeCell, so that revenues accrue to LifeCell and accounts receivable are those of LifeCell. We are to be paid a co-marketing fee on the sales, increasing as unit volumes increase. The term of the agreement is five years, and we have the option to renew for another five year term if we meet or exceed the sales expectations set forth in the agreement. Under the agreement, we agree to sell minimum quantities of the product and to pay LifeCell the difference if we fail to achieve the minimum sales level. The agreement may be terminated by either party for failure of the other party to comply with a material provision of the contract and failure to cure within 30 days.

GENEVA PHARMACEUTICALS, INC. FOR OMP TRETINOIN. In February 2000, we obtained a non-exclusive right from Geneva, a subsidiary of Novartis Pharmaceuticals Corporation, to market tretinoin cream products to the physician-dispensed market in the United States. Under the terms of the agreement, Geneva agrees to supply all of our requirements for the tretinoin cream. Geneva is allowed to change the price of the product due to changes in market conditions and is obligated to negotiate in good faith a lower price if the FDA allows another manufacturer to produce a competitive product and the manufacturer does so at a lower price. The agreement has a term of three years and may be renewed upon mutual agreement of the parties but may be terminated by either party on 90 days notice for any reason.

VIVIER PHARMA, INC. FOR CFFECTIVES. In March 2000, we obtained the exclusive right from Vivier to distribute L-ascorbic acid serum products through the physician-dispensed distribution channel in the United States and through all distribution channels in 29 countries outside the United States, including Western Europe, Australia, South America, the Middle East and the Pacific Rim of Asia, including China, the Philippines, and Japan. These products are marketed under the brand names Cffectives, Obagi-C and Interlace-C. Under the agreement, Vivier agrees to supply all of our requirements for the products, based on our forecasts. The price is set by schedule, to be adjusted annually by the Canadian consumer price index, and reduced by volume discounts. The term of the agreement is five years and may be renewed upon mutual agreement of the parties. Under the agreement, we agree to purchase minimum quantities of the products for each year of the contract or we will forfeit our exclusive license. The agreement may be terminated by either party for failure of the other party to comply with a material provision of the contract and failure to cure within 45 days.

ROHTO PHARMACEUTICAL CO., LTD. - JOINT VENTURE PARTNER FOR JAPAN. In February 2000, we entered into an agreement with Rohto Pharmaceutical, a publicly traded Japanese company, for the purpose of forming a joint venture company in Japan to market and sell our kinetin and vitamin C products in Japan. The joint venture company, which is known as Obagi-Rohto Medical Products, KK, is owned equally by us and Rohto Pharmaceutical and we and Rohto Pharmaceutical have equal representation on the joint venture company's board of directors. We intend to use the joint venture company to market and sell our kinetin and our vitamin C products through Rohto Pharmaceutical to the mass market in Japan. We also expect the joint venture company to develop an independent direct sales force that will sell our other products, which have been specifically formulated to comply with Japanese law and custom, through Japanese dermatologists, plastic surgeons and other physicians engaged in the practice of skin health and restoration. Our joint venture company has initiated the process to gain regulatory approval of our products in Japan. We anticipate that our joint venture will have its first product sales during the first half of 2001.

DISTRIBUTION AGREEMENTS

To date, we have entered into the following material distribution arrangements.


PLANET INTERNATIONAL, INC. We have an oral distribution agreement with Planet International, Inc. pursuant to which Planet International distributes the Obagi Nu-Derm products to Taiwan. Planet International orders products from us via purchase orders at such price and on such terms as are negotiated between Planet International and us. Our arrangement with Planet International may be terminated at any time by either party.


CELLOGIQUE CORPORATION FOR OBAGI NU-DERM PRODUCTS IN THE MIDDLE EAST. In
May 1994, we granted Cellogique Corporation, or Cellogique, the exclusive right to distribute certain Obagi Nu-Derm products solely in Syria, Egypt, Lebanon, Jordan, Saudi Arabia, United Arab Emirates, Bahrain, Kuwait, Iraq, Oman, Yemen, Libya, Tunisia, Morocco, Turkey, Cypress and Israel. Under the agreement, Cellogique must purchase a minimum dollar amount of products from us on a quarterly basis at prices set forth in our agreement. Cellogique's minimum purchase requirement may be increased by us every two years. Cellogique has agreed that they will not buy Obagi Nu-Derm products from any other distributor or manufacturer, and that they will maintain a working relationship, sub-contractual or employment, with a licensed physician trained in the use of our products. We have agreed to provide Cellogique with as many products as reasonable ordered by Cellogique consistent with our ability to stock the products in a timely manner. The initial term of the agreement was thirty months, and automatically renews every two years, unless terminated by either party for failure of the other party to comply with a material provision of the agreement.

INTELLECTUAL PROPERTY

We believe that the protection of our brand names, products, processes and know-how is important to the success of our business. We have pursued an aggressive trademark registration policy as a means to achieve brand recognition and product differentiation in the market. We own various U.S. and foreign trademark registrations and applications and common law marks. We are also the owner of four U.S. patents and one foreign patent application. The principal U.S. patent entitled "Skin Peel Maintenance Composition and Method" was issued in 1998. This patent describes the performance of a skin peel using a composition having a visualizing agent, a surfactant and an acid or an acid equivalent dispersed in a carrier liquid and forms the basis for our proprietary dermatological product, Obagi Blue Peel. The foreign patent application, filed in France in 1998, relates to a cosmetic agent for rejuvenating the skin. This application is still pending and has not yet been allowed by the French Patent Office.

We have acquired rights to market, distribute, sell and, in some cases, make products pursuant to license agreements with third parties. Such agreements contain provisions which require us to meet requirements under these agreements, such as payment or royalty obligations, in order to maintain the rights granted under the agreements. We have been granted an exclusive license to various U.S. and foreign patents pursuant to our exclusive license of Cymetra from LifeCell, tretinoin cream from Geneva, Kinaderm from Senetek and vitamin C from Vivier.

COMPETITION

The market for skin health and restoration is highly competitive with many established manufacturers, suppliers and distributors engaged in all phases of the business. We believe that we face strong competition and that we compete primarily based upon:

  - the uniqueness of our products

  - our product performance and features, including ease of use

  - our product quality and reliability of performance

  - our breadth of product lines

  - our sales and marketing capabilities

  - our education and technical support for our products

  - our methods of distribution

  - the timing of introduction of our products relative to competing products

We face and will continue to face intense competition. A number of our competitors have greater research and development capabilities and greater financial resources than we do. These competitors may have developed, or could in the future develop, new technologies that compete with our products or render our products obsolete. We are also likely to encounter increased competition as we enter new markets and as we attempt to penetrate existing markets. Some of our competitors have in the past and may in the future compete by lowering prices on their products. We may respond by lowering our prices, exiting the market or competing by investing in the development of new, improved products.

Our direct competitors include Allergan Inc., Biomedic Clinical Care, Coherent, Inc., ICN Pharmaceuticals, Inc., Inamed Corporation, Jan Marini Skin Research, Inc., various Johnson & Johnson divisions, Physician's Choice of Arizona and SkinCeuticals, Inc. Our indirect competitors consist of large cosmetic and consumer skin care product manufacturers, including Estee Lauder, Helen Curtis Industries, Inc., L'Oreal S.A., Matrix Essentials, Inc, Maybelline, Inc., Procter & Gamble Company, Revlon and Unilever N.V.

GOVERNMENT REGULATION

DRUG, DEVICE AND COSMETIC REGULATION

Drug, medical device and cosmetic products are subject to U.S. Food and Drug Administration, or FDA, regulations and other state, local and foreign regulations. The U.S. Federal Trade Commission, or FTC, and state authorities regulate the advertising of over-the-counter, drugs and cosmetics, as well as general authority to prevent unfair or deceptive trade practices. The FDA regulates the advertisements of prescription drug products. The Food, Drug and Cosmetic Act, subsequent rule makings, as well as other federal and state statutes and regulations govern the testing, manufacture, safety, efficacy, labeling, storage, recordkeeping, approval, advertising and promotion of our products.

Products classified as new drugs require premarket review and approval by the FDA. Products within the FDA's definition of cosmetics or over-the-counter drugs that are not new drugs and that are generally recognized as safe and effective do not require premarket review and approval from the FDA.

Most over-the-counter drugs are exempt from the FDA's premarket review and approval requirement. Over-the-counter products are regulated under the over-the-counter Monograph system. This FDA over-the-counter regulatory process includes the issuance of rulemaking for therapeutic product categories that provide guidance on ingredients, their quantities, indications and label claim statements as well as required warnings.

The FDA classifies over-the-counter ingredients in three categories:

  - Category I ingredients are those which have been deemed safe and effective for over-the-counter use and not misbranded


  - Category II ingredients are those which have been deemed not generally recognized as safe and effective or misbranded for over-the-counter use



  - Category III ingredients are those which are possibly safe and effective but available data are insufficient


If there is no potential safety hazard to the public, the FDA permits drugs to be marketed that are not yet subject to a final over-the-counter monograph. Over-the-counter drugs are required to comply with FDA regulations for cGMP, general and specific over-the-counter labeling requirements, promotion only for conditions stated in the labeling and containing only suitable inactive ingredients. Manufacturing facilities producing over-the-counter drug products are subject to FDA inspection and compliance with designated cGMPs.

The active ingredients in our drug products are subject to regulation. Some products in our Nu-Derm line contain the active ingredient hydroquinone, currently classified as a Category I ingredient at 2% strength. If the FDA at any point reclassifies hydroquinone, we could be required to cease marketing of these products or seek approval through the new drug premarket review and approval process.

The Obagi Nu-Derm and Obagi Protocols over-the-counter products must meet the composition and labeling requirements established by the FDA for products containing their respective active ingredients. We believe that compliance with those established standards does not require premarket review and approval of these products prior to marketing due to their over-the-counter Monograph status. However, we cannot assure you that the FDA will not, at some point in the future, take a contrary position.

The active ingredient in Tolereen, hydrocortisone, the active ingredient in Bacitracin, bacitracin zinc and the active ingredients in Sunblock, titanium dioxide and zinc oxide, are currently classified by the FDA as Category I ingredients.

The Obagi Nu-Derm Clear, Blender and Sunfader hydroquinone products are marketed under the FDA compliance policy entitled Prescription Drugs Marketed Without Abbreviated New Drug Application, or ANDA. These hydroquinone products must be administered under the supervision of a physician but are not subject to prior FDA approval when formulated and labeled in accordance with guidelines for prescriber information under direction of a physician.

We believe that most of the products in the Obagi Nu-Derm, Obagi Protocols and other miscellaneous product lines, as labeled and intended for use, fall within the FDA definition of cosmetics and therefore do not require premarket review and approval. However, we cannot assure you that the FDA will not take a contrary position. We acknowledge that these products are subject to regulations governing product safety, use and quantity of ingredients, labeling and promotion and methods of manufacture.

OMP Tretinoin, with tretinoin as the active ingredient, is a prescription drug product marketed under an approved ANDA, reviewed and approved by the FDA and licensed for distribution from Geneva Pharmaceuticals, Inc.

HUMAN TISSUE REGULATION

The FDA generally permits transplanted human tissue to be commercially distributed without obtaining prior FDA approval of the product. In contrast, products regulated as medical devices usually require such approval. In 1996, the FDA determined that AlloDerm used for the repair or replacement of damaged or inadequate integumental tissue, or tissue that lines or covers the body and its compartments or cavities, would be regulated as transplanted human tissue. On that basis, LifeCell Corporation began commercial distribution of AlloDerm for the treatment of burns, periodontal surgery and plastic reconstructive surgery procedures, without prior FDA approval.

In its decision with respect to the regulation of AlloDerm, the FDA stated that the regulatory status of any different uses, including use as a void filler for soft tissue or for cosmetic augmentation procedures would need to be determined on a case-by-case basis. Cymetra, a micronized form of AlloDerm, is advertised and promoted for use in the correction of soft tissue deficits, such as acne or other depressed scars, and to restore tissue loss from disease. LifeCell has represented that Cymetra is a form of AlloDerm that is used for the repair or replacement of damaged or inadequate integumental tissue and that it meets the regulatory definition of transplanted human tissue. LifeCell has also represented that Cymetra has not been manipulated in such a way that would require regulation as a medical device. As a result, LifeCell has not sought a determination from the FDA as to whether Cymetra is a medical device. There is a risk that the FDA could determine that AlloDerm or Cymetra should be regulated as a medical device. If so, the FDA could require us to:

  - cease marketing and recall Cymetra already sold

  - seek FDA approval for Cymetra

The process of obtaining FDA approval may be expensive, lengthy and unpredictable. We anticipate that it could take from one to three years to obtain such approval. We do not know if such approval could be obtained in a timely fashion, or at all, or if the FDA would require extensive supporting clinical data. In addition, the FDA also could seek to impose enforcement sanctions for marketing Cymetra without FDA approval.

CERTAIN FACTORS AFFECTING OUR PRODUCTS

We believe that certain of our products are exempt from premarket review and approval based upon the date of introduction of their active ingredients, over-the-counter Monograph status or cosmetic classification. We cannot assure you that the FDA will not take a contrary position at some time in the future. We acknowledge that such products are subject to regulations governing product safety, use of ingredients, method of manufacture, labeling and promotion.

Manufacturing and clinical trials of pharmaceutical products are subject to rigorous testing and approval processes of the FDA and foreign regulatory authorities. The procedure of gaining FDA and other regulatory approvals is often lengthy and expensive. We cannot assure you that we will be able to obtain the necessary approvals to market future products on a timely basis, if at all, or that regulatory review will not cause delays in the marketing and sale of our products. Testing and approval with respect to any new products we might develop or seek to introduce is likely to take a number of years and involve large expenditures of resources. There can be no assurance that products acquired or licensed by us will be approved for marketing by the FDA or international regulatory authorities.

Failure to comply with applicable regulatory requirements for currently marketed or future products could result in relabeling costs, delays in product production or distribution or recalls. We cannot assure you that the FDA will not change its position on the regulatory status or classification of our products. If such a reclassification occurred, we could be required to reformulate the product, cease distribution of the product or file a new drug application for review and approval that could require extensive preclinical and clinical test data. Furthermore, the FTC may issue cease and desist orders against deceptive or unsubstantiated advertisements and, in some instances, may seek consumer redress such as refunds, monetary penalties, injunctions or disgorgement of profits, as well as civil penalties for violations of its orders.

We are also subject to foreign regulatory requirements for those products that we seek to register for sale outside of the United States. Regulatory approval must be obtained prior to commencing sale of drug products in foreign countries. The approval process in foreign countries varies from country to country. The time to gain approval may be longer or shorter than obtaining approval in the United States as the classification of the product may be different in foreign countries than in the United States. There is no assurance of foreign regulatory approval of our products.

EMPLOYEES

As of September 30, 2000, we had 111 employees worldwide, 108 of which were located in the United States. Of our U.S. employees, 54 were in sales, 6 were in training, 7 were in customer service and 9 were sales and marketing executives and support staff. Of our 111 employees, 26 are on a contract basis from Professional Detailing, Inc., one of the largest contract sales organizations to the pharmaceutical industry. Our employees are all non-unionized, and we believe our relations with our employees are good.

FACILITIES

As of September 30, 2000, we leased the following facilities:

FACILITY                          LOCATION                          SQUARE FEET
--------                          --------                          -----------
Headquarters                      Long Beach, CA                       16,000
Distribution Center               Torrance, CA                         15,000

We believe our facilities are adequate for their intended use and are sufficient for our current level of operations.

All domestic and international activity is initiated and coordinated from our Long Beach headquarters. Our research and development effort is based at our Long Beach headquarters, where administrative and laboratory space is dedicated to this effort. The laboratory has the ability to develop and analyze small batch quantities of products under investigation for potential marketing. Our training center is also located at our Long Beach headquarters. Additionally, our cGMP compliance training for distribution personnel and sales training for customer service representatives is provided in Long Beach. The lease for our headquarters expires in May 2003.

Customer orders are received at the customer service center at our Long Beach headquarters. Orders are then immediately transmitted via our virtual private network to our distribution center located in Torrance, California. Our custom-built distribution center is strategically located for quick, convenient and reliable distribution with access to all major carriers in Southern California. The distribution center is equipped with modern refrigeration and climate control capabilities and was designed and built to meet our short and long range plans for business expansion. We began distribution from the center in March 2000. The lease for our distribution center expires in December 2004.

LEGAL MATTERS

We are not currently a party to any material legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

The following table sets forth information about our executive officers and directors as of the date of this prospectus.


      NAME                                    AGE                  POSITION(S)
      ----                                    ---                  -----------
      Phillip J. Rose, R.Ph...............     48      President, Chief Executive Officer
                                                       and Director

      J. David Bruner.....................     54      Vice President of Marketing and
                                                       Sales

      Candace C. Crawford.................     45      Vice President, Chief Financial
                                                       Officer, Secretary and Treasurer

      Cheri Jones.........................     54      Vice President of Regulatory Affairs
                                                       and Quality Assurance

      Vartan Libaridian, Ph.D.............     51      Vice President of Development

      Joseph W. Sortais...................     58      Vice President of Operations and
                                                       Administration

      Peter P. Tong (2)...................     59      Chairman of the Board of Directors

      John A. Bartholdson.................     30      Director

      James R. Butler (1)(2)..............     60      Director

      Robert F. End (2)...................     45      Director

      Bradley J. Hoecker (1)..............     38      Director

      Leroy Keith, Ph.D (1)...............     61      Director

      Mark G. Lebwohl, M.D................     48      Director

      Zein E. Obagi, M.D..................     57      Executive Medical Director and
                                                       Director


---------------------
(1) Member of the Audit Committee.
(2) Member of the Compensation Committee.

PHILLIP J. ROSE, R.PH. has served as our President and Chief Executive Officer since June 1999 and joined our board in June 2000. From 1997 to 1999, Mr. Rose served as the Vice President-General Manager of North American Operations of ICN Pharmaceuticals, Inc. From 1994 to 1997, he held positions as Vice President Marketing and Managed Care of Duramed Pharmaceuticals, Inc., and from 1991 to 1994 he was Vice President Sales and Marketing of Fujisawa USA. Mr. Rose received his B.S. in Pharmacy from the Albany College of Pharmacy at Union University.

J. DAVID BRUNER has served as our Vice President of Marketing and Sales since August 1999. From February 1999 to July 1999, Mr. Bruner served as Director of Professional Marketing for the Neutrogena Division of Johnson & Johnson. From 1991 to 1999, Mr. Bruner served as the Director of Dermatology Marketing at ICN Pharmaceuticals, Inc. Mr. Bruner received his B.S. in Business Administration from the University of Minnesota and his M.B.A. from Pepperdine University.

CANDACE C. CRAWFORD has served as our Vice President, Chief Financial Officer, Secretary and Treasurer since November 2000. From 1999 to November 2000,
Ms. Crawford served as Executive Vice President and Chief Financial Officer of Resort Theaters of America, a regional operator of movie theaters. From 1998 to 1999, she served as Chief Financial Officer of Virgin Entertainment Group, a retail operator of music megastores. Previously, she served as Senior Vice President and Chief Financial

Officer of Metropolitan Theatres Corporation, a privately held motion picture exhibitor. Ms. Crawford received her B.S. in Business Administration from the University of Southern California.

CHERI JONES has served as our Vice President, Regulatory Affairs and Quality Assurance since 1999. From 1992 to 1999, Ms. Jones served as Director, Global Regulatory Affairs for ICN Pharmaceuticals, Inc. She also serves as Program Director and Instructor for the American Institute of Health Sciences and on the board of directors for the Regulatory Affairs Professional Society. Ms. Jones received her B.S. in Health Care Administration from St. Joseph's College and her M.S. in Pharmaceutical Marketing from St. John's University, School of Pharmacy. Ms. Jones is Regulatory Affairs Certified.

VARTAN LIBARIDIAN, PH.D., has served as our Vice President of Development since January 1998. In 1995, Dr. Libaridian founded Cosmoceutical Research Center and served as its President until 1997. From 1992 to 1995, he served as Vice President of Research and Development for Thibiant International. From 1982 to 1991, Dr. Libaridian served as Technical Director, Skin Care--Domestic & International for Neutrogena Corporation. Dr. Libaridian graduated as a pharmacist from Chatenay-Malabry in France and earned his Ph.D. in Dermo Pharmaceutical Technology from Chatenay Malabry, School of Pharmacy.

JOSEPH W. SORTAIS has served as our Vice President of Operations and Administration since November 2000. From March 1999 to November 2000
Mr. Sortais served as our Vice President and Chief Financial Officer. From 1994 to 1999, Mr. Sortais served as Senior Vice President and Chief Financial Officer of Outsourcing Services Group, Inc., an international cosmetics manufacturer. Mr. Sortais received both his B.S. in Business Administration and his M.B.A. in Finance from the University of California, Berkeley.

PETER P. TONG has served on our board of directors as Chairman since 1997.
Mr. Tong has been a Management Partner of Stonington Partners, Inc., or Stonington Partners, a private investment firm, since December 1999 and is also the President of Mandarin Partners, LLC, an investment partnership. From
January 1996 to May 1996, Mr. Tong served as the co-President of Marquette Medical Systems, Inc., a manufacturer of medical equipment. From May 1991 to 1996, he served as President, Chairman and Chief Executive Officer of E for M Corporation. Mr. Tong is a Director of Packard BioScience Company and is also on the board of directors of several privately held companies. Mr. Tong received his B.S. in Electrical Engineering from Kansas State University and his M.S. in Electrical Engineering from the University of Wisconsin.

JOHN A. BARTHOLDSON has served on our board of directors since June 2000. He has been a Principal of Stonington Partners, Inc. since August 1999, having served as an Associate since June 1997. From 1992 to 1994, Mr. Bartholdson worked for Merrill Lynch Capital Partners, Inc., or MLCP, a private investment firm that is a wholly-owned subsidiary of Merrill Lynch & Co., Inc. From 1994 to 1995 he worked for Stonington Partners as an Analyst. Mr. Bartholdson is a director of several privately held companies. Mr. Bartholdson received his A.B. from Duke University and his M.B.A. from Stanford Graduate School of Business.

JAMES R. BUTLER has served on our board of directors since January 2001. Mr. Butler has been Group Vice President, International, of ALZA Corporation, a pharmaceutical company providing drug delivery technologies, since 2000. From 1993 to 1999, Mr. Butler served as Senior Vice President of Sales & Marketing of ALZA Corporation. From 1970 to 1993, Mr. Butler held a number of management positions with GLAXO, Inc., an international pharmaceutical company, including Vice President, and General Manager of the Corporate Division, from 1992 to 1993. Mr. Butler received his B.S. in Business Administration from the University of Florida.


ROBERT F. END has served on our board of directors since December 1997. He is a Partner and director of Stonington Partners, a position that he has held since 1993 and is a Partner and director of

Stonington Partners, Inc. II, or Stonington II, a position he has held since 1994. He has also been a director of MLCP since 1993 and a consultant to MLCP since 1994. He was a Partner from 1993 to 1994 and Vice President of MLCP from 1989 to 1993. Mr. End was also a Managing Director of the Investment Banking Division of Merrill Lynch, Pierce, Fenner, & Smith Incorporated, or MLPF&S, from 1993 to July 1994 and a Director of the Investment Banking Division of MLPF&S from 1990 to 1993. Mr. End currently serves as a director of Goss
Holdings, Inc. and Packard BioScience Company. Mr. End is also on the board of directors of several privately held companies. Mr. End received his A.B. from Dartmouth College and his M.B.A. from the Amos Tuck School of Business Administration.


BRADLEY J. HOECKER has served on our board of directors since 1999. He has been a Partner and director of Stonington Partners since November 1997, having served as a Principal of Stonington Partners since its formation in 1993. He has also been a Partner and a director of Stonington II since November 1997. Since 1994, Mr. Hoecker has worked as a consultant for MLCP. He was a Principal of MLCP from 1993 to 1994 and an Associate of MLCP from 1989 to 1993. Mr. Hoecker was also an Associate of the Investment Banking Division of MLPF&S from 1989 to 1994. From 1984 to 1987, Mr. Hoecker was employed by Bankers Trust Company. Mr. Hoecker currently serves as a director of Packard BioScience Company and Merisel, Inc. and is also on the board of directors of several privately held corporations. Mr. Hoecker received his B.B.A. from Southern Methodist University and his M.M. from the Kellogg Graduate School of Management.

LEROY KEITH, PH.D., has served on our board of directors since January 2001. Dr. Keith is past Chairman of Carson Products Company, a publicly-held company that makes personal hair care products. Dr. Keith served as Chairman and CEO of Carson Products Company from 1995 to 1998. Dr. Keith has also served as President of Morehouse College, Vice President for Policy and Planning at the University of Maryland, and Chancellor of the Massachusetts Board of Higher Education. Dr. Keith currently is a Director of Value America and several privately held companies. Dr. Keith received his Bachelors Degree from Morehouse College, and Masters Degree and Doctorate Degree from Indiana University.


MARK G. LEBWOHL, M.D., has served on our board of directors since January 2001. Dr. Lebwohl has been Chairman of the Department of Dermatology at the Mount Sinai School of Medicine in New York, New York since 1995. Dr. Lebwohl has also been a Professor of Dermatology at the Mount Sinai School of Medicine since 1993. Dr. Lebwohl is currently serving as President of the New York State Society of Dermatology and Chairman of both the Psoriasis Symposium and the Psoriasis Task Force for the American Academy of Dermatology. Dr. Lebwohl also serves as a director for a number of private organizations. Dr. Lebwohl received his B.A. from Columbia College and his M.D. from Harvard Medical School.


ZEIN E. OBAGI, M.D., has served on our board of directors since 1997. Previously, Dr. Obagi was a co-founder of WorldWide Product Distribution, Inc., our predecessor company. Dr. Obagi received his M.D. from Damascus Medical School in 1972 and emigrated to the United States, where he interned in general medicine and completed a 2-year anatomic pathology residency. He then joined the U.S. Navy, where he did his residency in dermatology and served for six years.

BOARD COMPOSITION

We currently have seven authorized directors. Effective upon the closing of this offering, the terms of office of the directors will be divided into three classes:


  - Class I, whose term will expire at the annual meeting of stockholders to be held in 2002



  - Class II, whose term will expire at the annual meeting of stockholders to be held in 2003



  - Class III, whose term will expire at the annual meeting of stockholders to be held in 2004

Class I directors are Messrs. Tong, Obagi and Butler. Class II directors are Messrs. Rose, Bartholdson and Lebwohl. Class III directors are Messrs. End, Hoecker and Keith. At each annual meeting of stockholders after the initial classification or special meeting in lieu thereof, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election or special meeting held in lieu thereof and until their successors are duly elected and qualified. In addition, the board of directors will be authorized to change the authorized number of directors and to fill vacant directorships. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one third of the directors. Accordingly, even if a stockholder brings a successful proxy contest, the stockholder could only elect a minority of our board at our one annual meeting. Thus, the classification of the board of directors may have the effect of delaying or preventing changes in control or management of our company.


COMMITTEES OF THE BOARD OF DIRECTORS


In July 1999, our board of directors established an audit committee and a compensation committee. The audit committee, consisting of Messrs. Butler, Hoecker and Keith, makes recommendations to the board of directors regarding the selection of independent auditors, reviews the scope of audit and other services by our independent auditors, reviews the accounting principles and auditing practices and procedures to be used for our financial statements and reviews the results of those audits. The compensation committee, consisting of Messrs. Butler, End and Tong, makes recommendations to the board of directors regarding the administration of our stock plans and the compensation of officers and directors.


DIRECTOR COMPENSATION

We reimburse our directors for expenses incurred in connection with attending board and committee meetings We also pay our directors who are not employees of OMP or affiliated with Stonington a directors' fee of $12,000 per year and a meeting fee of $700 for each meeting of the board of directors and $300 for each committee meeting. Our board of directors has the discretion to grant options under our 2000 Stock Option/Stock Issuance Plan to new non-employee directors, the amount of which is determined by our board of directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the compensation committee of our board of directors is currently, or has at any time since our formation been, one of our officers or employees. During our year ended December 31, 1999, none of our executive officers served as a member of the board of directors or compensation committee of any entity that has one or more officers serving as a member of our board of directors or compensation committee.

LIMITATION OF DIRECTORS' AND OFFICERS' LIABILITY

Under our bylaws and Delaware law, we are obligated to indemnify our directors and officers against liabilities and expenses.

Our certificate of incorporation and bylaws limit or eliminate the personal liability of our directors for monetary damages for breach of the directors' fiduciary duty of care. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, our directors or officers will not be personally liable to us or our stockholders for monetary damages for breach of their fiduciary duty as a director, except for:

  - any breach of the director's duty of loyalty to us or our stockholders

  - acts or omissions that are not in good faith, that involve intentional misconduct or are a knowing violation of law

  - unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions

  - any transaction from which the director derived an improper personal benefit

These provisions are permitted under Delaware law.

Our certificate of incorporation also provides that we will indemnify, to the fullest extent permitted by law, any person made or threatened to be made a party to any action or proceeding by reason of the fact that he or she is or was one of our directors or officers or serves or served at any other enterprise as a director, officer or employee at our request.

Our bylaws provide that we will, to the maximum extent and in the manner permitted by Delaware law, indemnify each of the following persons against expenses, including attorneys' fees, judgments, fines, settlements and other amounts incurred in connection with any proceeding arising by reason of the fact that he or she is or was our agent:

  - one of our current or past directors or officers

  - a current or past director or officer of another enterprise who served at our request

  - a current or past director or officer of a corporation that was our predecessor corporation or of another enterprise at the request of a predecessor corporation

We are also able under our bylaws to enter into indemnification agreements with our directors and officers and to purchase insurance on behalf of any person we are required or permitted to indemnify. We have directors' and officers' insurance providing indemnification for certain liabilities for our directors, officers and certain employees. We believe that these indemnification provisions are necessary to attract and retain qualified directors and officers.

The limited liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty and may reduce the likelihood of derivative litigation against directors and officers, even though a derivative action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder's investment in us may be adversely affected to the extent we pay the costs of settlement and damage awards against our directors and officers under these indemnification provisions.

There is no pending or threatened litigation or proceeding involving one of our directors or officers for which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

The following table sets forth all compensation awarded to or earned by our Chief Executive Officer and our executive officers whose total salary and bonuses exceeded $100,000 during the year ended December 31, 1999 and who were serving as our executive officers as of December 31, 1999.

                                                                                     LONG-TERM
                                                                                COMPENSATION AWARDS
                                                                             --------------------------
                                                          COMPENSATION         SHARES          ALL
                                         YEAR ENDED    -------------------   UNDERLYING       OTHER
      NAME AND PRINCIPAL POSITION       DECEMBER 31,    SALARY     BONUS      OPTIONS     COMPENSATION
      ---------------------------       ------------   --------   --------   ----------   -------------
      Phillip J. Rose, R.Ph., ........      1999       $131,640   $29,167      288,000       $18,192(1)
        President and Chief Executive
        Officer

      Joseph W. Sortais ..............      1999        106,356        --       90,000            --
        Vice President of Operations
        and Administration

      Vartan Libaridian, Ph.D. .......      1999        127,984        --           --           900(2)
        Vice President of Development       1998         98,000        --       90,000            --

---------------------
(1) Represents auto allowance of $5,600 and reimbursement of relocation expenses of $12,592.
(2) Represents 401(k) matching contributions.

                               1999 OPTION GRANTS

The following table sets forth information regarding options granted to each of the officers listed in the Summary Compensation Table during 1999.

The information regarding stock options granted to named executive officers as a percentage of total options granted to employees in the fiscal year, as disclosed in the table, is based upon options to purchase an aggregate of 643,680 shares of common stock that were granted to all employees and consultants as a group, including the named executive officers, in the fiscal year ended December 31, 1999. Generally, we grant options at an exercise price equal to the fair market value of the underlying common stock on the date of grant, as determined by our board of directors. Once we become a publicly-held company, the fair market value of our stock will equal trading market price.

The 5% and 10% assumed annual rates of compounded stock appreciation are mandated by the rules of the Securities and Exchange Commission based on the deemed value of the common stock used by us for accounting purposes and do not represent our estimate or projection of our future stock prices.


                                              INDIVIDUAL GRANTS                        POTENTIAL REALIZABLE
                           --------------------------------------------------------      VALUE AT ASSUMED
                           NUMBER OF                                                   ANNUAL RATES OF STOCK
                           SECURITIES   PERCENT OF TOTAL                              PRICE APPRECIATION FOR
                           UNDERLYING   OPTIONS GRANTED                                     OPTION TERM
                            OPTIONS       TO EMPLOYEES     EXERCISE OR   EXPIRATION   -----------------------
NAME                        GRANTED         IN 1999        BASE PRICE       DATE          5%          10%
----                       ----------   ----------------   -----------   ----------   ----------   ----------
Phillip J. Rose, R.Ph....   288,000            44.7%        $   0.995     6/3/2009     $180,216     $456,703

Joseph W. Sortais........    90,000            14.0             0.556     3/8/2009       31,470       79,751

Vartan Libaridian,
  Ph.D...................        --              --                --           --           --           --

                               1999 OPTION VALUES

The following table sets forth information concerning option values for the fiscal year ended December 31, 1999 with respect to each of the named executive officers. None of the named executive officers exercised any options in the year ended December 31, 1999. The value of unexercised in-the-money options was calculated by determining the difference between $15.00, the assumed initial public offering price and the exercise price of the option, multiplied by the number of shares underlying the option.


                                                          NUMBER OF
                                                    SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                                                     UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                                                    AT DECEMBER 31, 1999          AT DECEMBER 31, 1999
                                                 ---------------------------   ---------------------------
NAME                                             EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                             -----------   -------------   -----------   -------------
Phillip J. Rose, R.Ph..........................        --         288,000             --      $4,033,440

Joseph W. Sortais..............................        --          90,000             --       1,299,960

Vartan Libaridian, Ph.D........................    22,500          67,500       $331,267      $  993,802


EMPLOYMENT AGREEMENTS

PHILLIP J. ROSE, R.PH. We have entered into an employment agreement dated as of May 14, 1999 with Phillip J. Rose, R.Ph., our President and Chief Executive Officer, for a period of two years which commenced in June, 1999, and which is automatically renewed for successive one-year periods subject to certain termination provisions. The agreement also provides for an annual base salary of $250,000 and makes him eligible for an annual bonus based on the achievement of financial benchmarks established by our board of directors. The agreement further specifies that for the calendar year 1999 only, Mr. Rose was guaranteed to receive a minimum bonus of $4,166 for each month employed by us. The agreement also grants Mr. Rose stock options to purchase 288,000 shares of our common stock. The agreement further provides him with three weeks' paid vacation per year, health, dental and all other benefits provided to our most senior employees, including participation in our 401(k) plan. In the event we terminate his employment without cause, Mr. Rose will receive as his severance any bonus still owing from the previous year, plus his base salary for the remaining balance of the period ending May 30, 2001. In the event of voluntary termination of employment, death, mental or physical disability or termination for cause, all compensation and benefits cease immediately and he will receive no severance benefits except for any bonus still owing from the previous year.

J. DAVID BRUNER We have entered into an employment agreement with J. David Bruner, our Vice President of Marketing and Sales, effective August 2, 1999. The agreement provides for an annual salary of $185,000 subject to annual cost-of-living increases or such greater increase as we may approve. The agreement also makes him eligible to purchase 54,000 stock options of our common stock. The agreement further makes him eligible for vacation, 401(k) plan participation and all other benefits we provide to our senior employees. The agreement further entitles him to an annual bonus based on the achievement of financial benchmarks established by our board of directors. Employment is subject to termination by either party with or without cause, at any time, for whatever reason without advance notice. In the event employment is voluntarily terminated, or if Mr. Bruner dies, becomes physically or mentally disabled, or if we terminate his employment for cause, all compensation and benefits cease immediately.


CANDACE C. CRAWFORD We have entered into an employment agreement with Candace C. Crawford, our Vice President and Chief Financial Officer, effective
November 15, 2000. The agreement provides for an annual salary of $180,000, subject to annual cost-of-living increases or such greater increase as we may approve. The agreement also makes her eligible to purchase 90,000 stock options for our common stock as well as an annual bonus of 30% of her base salary as adjusted for performance in accordance with benchmarks established by our board of directors with a minimum guaranteed bonus of $25,000 per year. The agreement also makes her eligible for vacation, holiday, medical and dental benefits, 401(k) plan participation and all other benefits that we provide to our senior employees. The agreement further provides that employment may be terminated by either party with or without cause, at any time, for any reason whatsoever with 30 days prior notice. In the event of voluntary termination of employment, death, physical or mental disability, or if we terminate employment for cause, all compensation and benefits cease immediately and she will receive no severance benefits. If we terminate her employment in the first year of the agreement without cause or she terminates her employment for good reason, as defined in the agreement, she will receive as severance six months of her base salary and benefits.



CHERI JONES We have entered into an employment agreement with Cheri Jones, M.S., R.A.C., our Vice President of Regulatory Affairs and Quality Assurance, commencing July 1, 1999. The agreement provides for an annual salary of $145,000 subject to annual cost-of-living increases or such a greater increase as we may approve. The agreement also makes her eligible to receive 18,000 stock options as well as an annual bonus of 25% of her base salary, as adjusted for performance based on the achievement of financial benchmarks established by our board of directors. The agreement also makes her eligible for certain benefits, including vacation, holiday pay, medical and dental benefits and all other benefits we provide to our senior employees. The agreement further provides that employment is at will and that either party may terminate employment without advance notice. In the event of termination without cause after the first
90 days during the first year of employment, she will receive her base salary for three months as her severance. In the event of voluntary termination of employment, death, physical or mental disability, or termination of employment for cause, Ms. Jones is entitled to no severance benefits.


VARTAN LIBARIDIAN, PH.D. We have entered into an employment agreement with Vartan Libaridian, Ph.D., our Vice President of Development, for a period of one year commencing on January 1, 1998 and automatically renewed for successive one-year terms. The agreement provides for an annual salary of $127,000 subject to annual cost-of-living increases or such greater increases as we may approve. The agreement also makes him eligible for an annual bonus of 25% of his base salary, as adjusted for performance based on the achievement of financial benchmarks established by our board of directors. The agreement also makes him eligible for vacation and sick leave according to our standard policy for employees having at least three years' seniority as well as all other benefits that we provide to our most senior employees, including health and dental coverage and participation in our 401(k) plan. The agreement further provides that employment may be terminated by either party with or without cause, at any time, for any reason whatsoever without advance notice. In the event of termination of employment without cause, he will receive as a sole severance his base salary for six months. In the event of voluntary termination of employment, death, physical or mental disability or termination for cause, all compensation and benefits will cease immediately and he will receive no severance benefits or any other special payments.


ZEIN E. OBAGI, M.D. We have entered into an employment agreement with Zein E. Obagi, M.D., our Executive Medical Officer, for a period of five years commencing on December 2, 1997. The term of the agreement automatically renews for successive one-year periods subject to certain termination provisions. The agreement provides for an annual salary of $500,000, which is increased annually to reflect increases in the consumer price index or such greater increase as determined by our board of directors. The agreement also makes available to Dr. Obagi employee benefits offered to other similarly situated employees. In the event we terminate Dr. Obagi's employment before the expiration of the initial term for any reason other than for cause, death or permanent disability, Dr. Obagi shall be entitled to receive as a severance payment an amount equal to the salary that he would have received for the remainder of the initial term of the agreement.

JOSEPH W. SORTAIS We have entered into an employment agreement with Joseph W. Sortais, our Vice President of Operations and Administration, effective
March 1, 1999. The agreement provides for an annual salary of $150,000, subject to annual cost-of-living increases or such greater increase as we may approve. The agreement further entitles him to an annual bonus of 40% of his base salary as adjusted for performance in accordance with financial benchmarks set by our board of directors. The agreement also makes him eligible for vacation, holiday, medical and dental benefits, 401(k) plan participation and all other benefits that we provide to our senior employees. The agreement further provides that employment may be terminated by either party with or without cause, at any time, for any reason whatsoever without advance notice. In the event of termination of employment without cause, he will receive as a sole severance his base salary for six months. In the event of voluntary termination of employment, death, physical or mental disability, or if we terminate employment for cause, all compensation and benefits cease immediately and he will receive no severance benefits.


EMPLOYEE BENEFIT PLANS

1997 STOCK OPTION/STOCK ISSUANCE PLAN

The 1997 Stock Option/Stock Issuance Plan, or the 1997 Plan, provides for the grant of options to purchase common stock to employees, consultants and directors. The 1997 Plan includes incentive stock options, or ISOs, and nonqualified stock options, or NSOs. The maximum number of shares of common stock that may be issued over the term of the 1997 Plan shall not exceed 900,000 shares of our common stock. The board of directors serves as the 1997 Plan administrator and determines the terms of options granted and the price of the options.

Under the option grant program, the exercise price per share for ISOs shall be no less than 100% of the fair market value per share on the grant date. The exercise price per share for NSOs shall be no less than 85% of the fair market value per share on the grant date. For ISOs and NSOs, the exercise price per share shall be no less than 110% of the fair market value per share on the grant date for an individual who, at the time of grant, owns stock representing more than 10% of the total combined voting power of all classes of our stock. The right to exercise ISOs and NSOs vests at a rate in accordance with the individual stock option agreements. Options expire within a period of not more than ten years from the grant date. ISOs granted to an employee, who at the time of grant owns stock representing more than 10% of the total combined voting power of all classes of our stock, expire within a period of not more than five years from the grant date.

2000 STOCK OPTION/STOCK ISSUANCE PLAN

The 2000 Stock Option/Stock Issuance Plan, or the 2000 Plan, provides for the grant of options to purchase common stock to employees, consultants and directors. The 2000 Plan includes ISOs and NSOs. The maximum number of shares of common stock which may be issued over the term of the 2000 Plan shall not exceed 450,000 shares of our common stock. The board of directors serves as the 2000 Plan administrator, and determines the terms of options granted and the price of the options.

Under the option grant program, the exercise price per share for ISOs shall be no less than 100% of the fair market value per share on the grant date. The exercise price per share for NSOs shall be no less than 85% of the fair market value per share on the grant date. For ISOs and NSOs, the exercise price per share shall be no less than 110% of the fair market value per share on the grant date for an individual who, at the time of grant, owns stock representing more than 10% of the total combined voting power of all classes of our stock. The right to exercise ISOs and NSOs vests at a rate in accordance with the individual stock option agreements. Options expire within a period of not more than ten years from the grant date. ISOs granted to an employee, who at the time of grant owns stock representing more than 10% of the total combined voting power of all classes of our stock, expire within a period of not more than five years from the grant date.

401(k) PLAN

In 1999, we established an employee savings and retirement plan and a 401(k) defined contribution retirement plan, covering substantially all full-time employees. We match 25% of employee contributions up to 6% of employee compensation. We also may make discretionary contributions as set forth in the 401(k) plan, in an amount determined by our board of directors, subject to statutory limits. We contributed $26,084 to the plan during the fiscal year ended December 31, 1999.

                             PRINCIPAL STOCKHOLDERS


The following table sets forth certain information with respect to the beneficial ownership of our common stock as of January 10, 2001 for:


  - each person, or group of affiliated persons, known by us to own beneficially more than five percent of our common stock

  - each of our directors

  - each of the individuals listed in the "Summary Compensation Table" above

  - all of our directors and officers as a group

Beneficial ownership is determined according to the rules of the Securities and Exchange Commission and generally means that a person has beneficial ownership of a security if he or she possesses sole or shared voting or investment power over that security, and includes options that are currently exercisable or exercisable within 60 days. Each director, officer or 5% or more stockholder, as the case may be, has furnished us with information with respect to beneficial ownership. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed below, based on the information each of them has given to us, have sole investment and voting power with respect to their shares, except where community property laws may apply.


This table lists applicable percentage ownership based on 14,442,750 shares of common stock outstanding as of January 10, 2001 and also lists applicable percentage ownership based on 18,942,750 shares of common stock outstanding after completion of the offering. Options to purchase shares of our common stock that are exercisable within 60 days of January 10, 2001, are deemed to be beneficially owned by the persons holding these options for the purpose of computing percentage ownership of that person, but are not treated as outstanding for the purpose of computing any other person's ownership percentage. Shares underlying options that are deemed beneficially owned are listed in this table separately in the column labeled "Shares Subject to Options." These shares are included in the number of shares listed in the column labeled "Total Number."


Unless otherwise indicated, the address of such person listed in the table is c/o OMP, Inc., 310 Golden Shore, 1st Floor, Long Beach, California 90802.


                                                                 SHARES BENEFICIALLY OWNED
                                                 ---------------------------------------------------------
                                                                                    PERCENT       PERCENT
                                                                SHARES SUBJECT TO    BEFORE        AFTER
NAME BENEFICIAL OWNER                            TOTAL NUMBER        OPTIONS        OFFERING      OFFERING
---------------------                            ------------   -----------------   --------      --------
Stonington Capital Appreciation 1994 Fund,
  L.P. (1).....................................    9,044,742              --           62.6%        47.8%
  767 Fifth Avenue
  New York, New York 10153

Zein and Samar Obagi Family Trust..............    3,600,000              --           24.9%        19.0%

Peter P. Tong (2)(3) ..........................    1,119,135              --            7.7%         5.9%
  685 Spring Street
  PMB 210
  Friday Harbor, Washington 98250

Phillip J. Rose R.Ph...........................           --          57,600              *            *

J. David Bruner................................           --          10,800              *            *

Candace C. Crawford............................           --              --              *            *

Cheri Jones....................................           --           3,600              *            *

                                                                 SHARES BENEFICIALLY OWNED
                                                 ---------------------------------------------------------
                                                                                    PERCENT       PERCENT
                                                                SHARES SUBJECT TO    BEFORE        AFTER
NAME BENEFICIAL OWNER                            TOTAL NUMBER        OPTIONS        OFFERING      OFFERING
---------------------                            ------------   -----------------   --------      --------
Vartan Libaridian, Ph.D........................           --          67,500              *            *

Joseph W. Sortais..............................           --          45,000              *            *

John A. Bartholdson............................           --                              *            *

Robert F. End (3)..............................           --                              *            *

Bradley J. Hoecker (3).........................           --                              *            *

Zein E. Obagi, M.D. (4)........................    3,600,000                           24.9%        19.0%

All officers and directors as a group              4,719,135         139,500           33.6%        25.7%
  (11 persons) (2)(3)..........................


---------------------
*   Represents beneficial ownership of less than 1%.

(1) Stonington Capital Appreciation 1994 Fund, L.P., or the Stonington Fund, is the record holder of 9,044,742 shares of common stock. The Stonington Fund is a Delaware limited partnership whose limited partners consist of certain institutional investors, formed to invest in corporate acquisitions organized by Stonington Partners, Inc. Stonington Partners, L.P., a Delaware limited partnership, is the general partner in the Stonington Fund with a 1% economic interest. Except for such economic interest, Stonington Partners, L.P. disclaims beneficial ownership of the shares set forth above. Stonington Partners, Inc. II is the general partner of, with a 1% interest in, Stonington Partners, L.P. Except for such economic interests, Stonington Partners, Inc. II disclaims beneficial ownership of the shares set forth above.
    Pursuant to a management agreement with the Stonington Fund, Stonington Partners, Inc. has full discretionary authority with respect to the investments of the Stonington Fund, including the authority to make and dispose of such investments. Furthermore, Stonington Partners, Inc. has a 1% economic interest in Stonington Partners, L.P. Stonington Partners, Inc. disclaims beneficial ownership of the shares set forth above. Messrs. End and Hoecker, together with James J. Burke, Albert J. Fitzgibbons III,
    Shyam H. Gidumal, Alexis P. Michas and Scott M. Shaw, serve on the board of directors of Stonington Partners, Inc., which has voting and dispositive authority for the Stonington Fund. The address for each of the entities listed in this footnote, as well as Stonington management included in the table above, is c/o Stonington Partners, Inc., 767 Fifth Avenue, New York, NY 10153.

(2) Includes 309,180 shares beneficially owned by Tong Family Limited Partnership, of which Peter Tong as a Trustee, holds voting and investment authority.

(3) Excludes shares held by the Stonington Fund of which Mr. Tong, Mr. End and Mr. Hoecker may be deemed to be beneficial owners as a result of their ownership of Stonington Partners, L.P. Mr. Tong, Mr. End and Mr. Hoecker disclaim beneficial ownership in these shares.

(4) Includes 3,600,000 shares beneficially owned by the Zein and Samar Obagi Family Trust, of which Dr. Obagi as a Trustee, holds sole voting and investment authority.

                           RELATED PARTY TRANSACTIONS

INVESTORS' RIGHTS AGREEMENT

We have entered into an agreement with Stonington Capital Appreciation 1994 Fund, L.P., Zein and Samar Obagi Family Trust, Peter P. Tong and two other stockholders pursuant to which such stockholders will have registration rights with respect to their shares of common stock following this offering. Please see "Description of Capital Stock--Registration Rights" for a description of the terms of this agreement.

OTHER RELATED PARTY TRANSACTIONS

In connection with the acquisition of the net assets of WorldWide Product Distribution, Inc., we entered into an agreement with one of our directors and beneficial shareholders, Dr. Zein E. Obagi, who was a shareholder of WorldWide Product Distribution, Inc. Pursuant to the agreement, we are obligated to pay an annual royalty to Dr. Obagi on sales of non-prescription products that were in development at the time of the acquisition. The royalty is calculated as the sum of $200,000 plus 5% of our net sales of such products, in the aggregate not to exceed $500,000 annually. In 1999, we made payments to Dr. Obagi pursuant to this agreement in the amount of $183,337. Our obligation to pay such royalties to Dr. Obagi terminates upon the closing of this offering. In addition, according to this agreement, we have other commitments, one of which is to spend at least $500,000 a year on research and development. Another commitment is to provide Dr. Obagi with the maximum discount that we provide to independent third party customers. Upon the closing of this offering, our commitment to spend at least $500,000 a year on research and development terminates and Dr. Obagi will only be entitled to the maximum discount that we provide independent third party customers purchasing our products in the same volumes.

On March 16, 2000, we entered into a Stock Purchase Agreement with Dr. Obagi with respect to the 50% of the outstanding shares of capital stock of Derma-Tech. In consideration for such shares, we paid Dr. Obagi $107,298 in cash and agreed to pay Dr. Obagi $500,000 in cash proceeds received from Derma-Tech and another of our subsidiaries after reimbursement of our capital investment in Derma-Tech and such subsidiary.

On December 2, 1997, we entered into an option and transfer agreement with Dr. Obagi. During July 1998, under the terms of the agreement, we purchased
Dr. Obagi's 49% equity interest in Obagi Skin Health Products Vertrieb, GmbH, or Vertrieb, for $129,328 plus the first $500,000 of cash distributions, if any, received from Vertrieb. In 1999, we purchased the remaining 51% ownership interest in Vertrieb. The aggregate purchase price of $613,758 for Vertrieb includes $129,328 paid in 1998, $203,000 paid in 1999 and $114,898 paid in the first nine months of 2000, with $166,532 still owing as of September 30, 2000.

Dr. Obagi is a 74% shareholder in Cellogique Corporation, or Cellogique, our Middle Eastern distributor. Our agreement with Cellogique automatically renews for two-year periods after the initial thirty-month term. This agreement obligates Cellogique to make minimum purchases from us.


Mandarin Management Partners, Inc., or MMPI, an affiliate of Stonington Capital Appreciation 1994 Fund, L.P., provides management consulting and business advisory services to us pursuant to a Management Services Agreement dated December 2, 1997. Under the terms of the agreement, we pay on a monthly basis a management services fee to MMPI, calculated as 2% of adjusted gross sales, as defined in the agreement. We made payments to MMPI pursuant to this agreement in the amount of $496,000 and $536,000 for the year ended December 31, 1999 and nine months ended September 30, 2000, respectively. Our obligation to pay such fees to MMPI terminates upon the closing of this offering.

Our agreement with MMPI provides for the reimbursement to MMPI by us for the cost of management, operating, legal, information support and other services provided to us by MMPI. At various times throughout the period from formation of OMP, Inc. to the present, employees of MMPI have served us in the capacity of Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Director of Corporate Affairs, and Manager of Information Technology, while such positions were vacant. Payments made to MMPI for such services in 1999 were $700,000. Currently all of these positions are filled with full-time employees and MMPI provides assistance to us at the request of management on an as-needed basis.

Stonington Capital Appreciation 1994 Fund, L.P. owns 99,840 shares of our preferred stock, par value $0.001 per share, Dr. Zein E. Obagi owns 40,000 shares of our preferred stock, par value $0.001 per share and Peter P. Tong owns 3,040 shares of our preferred stock, par value $0.001 per share. Holders of shares of preferred stock are entitled to cumulative quarterly dividends at a rate of 11% per annum of the original issue price. As of September 30, 2000, no dividends had been paid. In addition, the terms of the preferred stock provide that we shall redeem the preferred stock upon the closing of this offering. We intend to use a portion of the proceeds raised in this offering to redeem all of the preferred stock and pay accrued dividends. Based on the balance of preferred stock and accrued dividends at September 30, 2000, payments to Stonington Capital Appreciation 1994 Fund, L.P., Dr. Zein E. Obagi and Peter P. Tong would be $13,095,181, $5,247,983 and $398,731, respectively.

Mandarin Partners LLC, an affiliate of Stonington Capital Appreciation 1994 Fund, L.P., is guarantor of our lease with Gateway Pacific Properties, Inc. for our distribution center in Torrance, California. We believe that the guarantee of our lease for the distribution center by Mandarin Partners LLC is beneficial to us.

We have subleased a portion of our distribution center to United States Manufacturing Company an affiliate of Mandarin Partners LLC. The sublease commenced on January 1, 2000 and terminates on December 31, 2004. The monthly sublease payments to us range from $5,696, in the first year of the sublease, to $6,664, in the last year of the sublease. We believe that our sublease to United States Manufacturing Company is on terms no less favorable to us than those that would be available to us in an arm's-length transaction with a third party.


We have entered into a consulting agreement with Peter P. Tong, effective upon the closing of this offering, for a period of one year and which is automatically renewed for successive one-year periods, provided that either party may terminate the agreement after the initial one year period upon 60 days prior written notice. Under the agreement, Mr. Tong agrees to perform services with respect to OMP's business strategy and general corporate matters as may be requested by our Chief Executive Officer or board of directors, provided that Mr. Tong's obligations under the agreement shall not exceed
80 hours per month determined on an average basis. The agreement provides that Mr. Tong shall receive a $17,500 consulting fee for each full or partial month or servies rendered to us.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

Upon completion of this offering, our authorized capital stock will consist of 100,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. Immediately after the offering, based on shares outstanding as of September 30, 2000, we estimated there will be approximately 18,942,750 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding. Assuming that there are no additional option grants after September 30, 2000, a total of 1,082,700 shares of our common stock will be issuable upon exercise of stock options.

COMMON STOCK


As of September 30, 2000, 14,442,750 shares of our common stock were outstanding, which were held of record by three stockholders. In addition, 1,082,700 shares of our common stock were reserved and available for issuance pursuant to our employee benefit plans.



The holders of our common stock are entitled to receive ratably, from funds legally available for the payment thereof, dividends when and as declared by resolution of the board of directors, subject to any preferential dividend rights that may be granted to holders of any preferred stock authorized and issued by the board of directors. Traditionally, we have not declared or paid dividends and we do not intend to do so for the foreseeable future. In the event of liquidation, each share of common stock is entitled to share pro rata in any distribution of our assets after payment or providing for the payment of liabilities and any liquidation preference of any issued and outstanding preferred stock and any preferred stock authorized and issued by the board of directors. Each holder of common stock is entitled to one vote for each share of common stock held of record on the applicable record date on all matters submitted to a vote of stockholders, including the election of directors.


Holders of common stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any stock or other securities, and there are no conversion rights or redemption rights or sinking fund provisions with respect to common stock. All outstanding shares of common stock are duly authorized, validly issued, fully paid and nonassessable.

PREFERRED STOCK

Our board of directors has the authority, without further action by the stockholders, to issue, from time to time, preferred stock in one or more series and to fix the number of shares, designations, preferences and powers and relative, participating, optional or other special rights and the qualifications or restrictions thereof. The preferences, powers, rights and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and purchase funds and other matters. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of common stock or affect adversely the rights and powers, including voting rights of the holders of common stock and may have the effect of delaying, deferring or preventing a change in control of OMP. We have no present plans to issue additional shares of preferred stock.

REGISTRATION RIGHTS


After the completion of this offering, the holders of 14,400,000 shares of common stock will be entitled to rights to register these shares under the Securities Act of 1933. Under the terms of the Investors' Rights Agreement, whenever we propose to file a registration statement under the Securities Act, Stonington Capital Appreciation 1994 Fund, L.P., Zein and Samar Obagi Family Trust, Peter P. Tong and two other stockholders, as the holders of registrable securities under the Investors' Rights Agreement, are entitled to notice of the registration and have the right, subject to limitations that the underwriters may impose on the number of shares included in the registration, to include their registrable shares in the registration. This requirement terminates if such stockholder is not deemed an affiliate of us under the Securities Act and owns less than 2% of our outstanding stock.


Additionally, beginning six months following the closing of our initial public offering, the holders of a majority of the outstanding registrable securities have the right to require us to file up to three effective registration statements on Form S-1 or S-2 with a written request for registration from the holders of at least 50% of the outstanding registrable securities. We may, however, defer the requested registration of shares up to 120 days if our board of directors determines that a registration at the requested time would be seriously detrimental to us and our stockholders. This requirement terminates upon the fifth anniversary of this offering. In addition, subject to certain limitations, the holders of registrable securities have the right to require us to file an unlimited number of registration statements on Form S-3 with a written request for registration. We may, however, defer the requested registration of shares up to 60 days if our board of directors, which is currently controlled by stockholders who have registration rights, determines that a registration at the requested time would be seriously detrimental to us and our stockholders. We have agreed to pay expenses of the holders of registrable securities.

ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF DELAWARE LAW AND CHARTER
PROVISIONS

DELAWARE LAW. In general, Section 203 of the Delaware General Corporation Law prohibits a publicly held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder unless:

  - prior to the date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder

  - upon consummation of the transaction that resulted in the stockholders becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held under the plan will be tendered in a tender or exchange offer

  - on or subsequent to the date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder

Section 203 defines "business combination" to include:

  - any merger or consolidation involving the corporation and the interested stockholder

  - any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation

  - in general, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder

  - the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.


CHARTER PROVISIONS. Our certificate of incorporation and bylaws include the following provisions that will become effective upon the closing of this offering and that may have the effect of deterring hostile takeovers or delaying or preventing changes in control or management:

  - that special meetings of the holders may be called only by the chairman of the board of directors, the chief executive officer or our board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors

  - that our board of directors can issue up to 10,000,000 shares of preferred stock, as described under "Preferred Stock" above

  - that advance notice must be given regarding the nomination of candidates for election as directors and the presentation of stockholder proposals

  - that our board of directors is divided into three classes, with the directors in each class serving a three-year term

TRANSFER AGENT AND REGISTRAR

Firstar Trust Services has been appointed as transfer agent and registrar for our common stock.

NATIONAL MARKET LISTING

We have applied for listing of our common stock on the Nasdaq National Market under the symbol "OMPI".

                        SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common stock and we cannot assure you that a significant public market for the common stock will develop or be sustained after this offering. Future sales of substantial amounts of our common stock including shares issued upon exercise of outstanding options and warrants, in the public market following this offering could adversely affect prevailing market prices for our common stock and could impair our ability to raise capital through sale of our equity securities.

Upon completion of this offering, we will have 18,942,750 shares of common stock outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options. Of these shares, the shares to be sold in this offering will be freely tradable in the public market without restriction under the Securities Act, unless the shares are held by our "affiliates", as that term is defined in Rule 144 under the Securities Act. Almost all of the remaining shares of common stock outstanding upon completion of this offering may be sold in the public market only if they are registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, as summarized below.

RULE 144. In general, under Rule 144, beginning 90 days after the date of this prospectus, a person or persons whose shares are aggregated, who has beneficially owned restricted securities for at least one year would be entitled to sell within any three-month period a number of shares not to exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a Form 144 with respect to the sale. Sales under Rule 144 are also subject to manner of sale and notice requirements, as well as to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been an affiliate of OMP, Inc. at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years is entitled to sell the shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

LOCK-UP AGREEMENTS. Our executive officers and directors and all of our stockholders, including holders of vested options, have agreed with the underwriters not to offer, sell, contract to sell, grant any option to purchase or otherwise dispose of any of our common stock for a period of 180 days from the date of this prospectus. A total of 14,400,000 outstanding shares of common stock and 873,900 shares underlying options are subject to these lock-up agreements. CIBC World Markets Corp. may in its sole discretion, at any time without notice, consent to the release of all or any portion of the shares subject to lock-up agreements. CIBC World Markets Corp. has no current plans to release any shares subject to these lock-up agreements. We have agreed not to sell or otherwise dispose of any shares of common stock during the 180-day period following the date of this prospectus, except that we may issue and grant options to purchase shares of common stock under our 1997 and 2000 Stock Option/Stock Issuance Plans.

REGISTRATION RIGHTS. Following this offering, some of our stockholders will have registration rights. Please see "Description of Capital Stock--Registration Rights."

STOCK OPTION PLANS. As of September 30, 2000, we have outstanding options to purchase 1,082,700 shares of common stock. Shares issued upon exercise of options granted by us prior to the date of this prospectus will be available for sale in the public market under Rule 701 of the Securities Act, following expiration of the lock-up periods described above. Rule 701 permits resale of these shares in reliance upon Rule 144 but without compliance with various restrictions, including the holding period requirement, imposed under Rule 144.

In addition, we intend to file, after the effective date of this offering, a registration statement on Form S-8 to register approximately 1,350,000 shares of common stock reserved for issuance under our stock option and stock purchase plans. The registration statement will become effective automatically upon filing. Shares issued under our stock option plan, after the filing of the registration statement, may be sold in the open market following expiration of the lock-up periods described above, subject, in the case of some holders, to the Rule 144 limitations applicable to affiliates and vesting restrictions imposed by us.

              U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

This section summarizes certain U.S. federal income and estate tax consequences of the ownership and disposition of our common stock by a non-U.S. holder. You are a non-U.S. holder if you are, for U.S. federal income tax purposes:

  - a non-resident alien individual;

  - a foreign corporation; and

  - an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from common stock.

This section does not consider the specific facts and circumstances that may be relevant to a particular non-U.S. holder and does not describe special tax rules that could apply to a non-U.S. holder who was previously a U.S. resident or citizen. This section does not address the treatment of a non-U.S. holder under the laws of any state, local or foreign taxing jurisdiction. This section is based on the tax laws of the United States, including the Internal Revenue Code of 1986, as amended, existing and proposed regulations and administrative and judicial interpretations, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

You should consult a tax advisor regarding the U.S. federal tax consequences of acquiring holding and disposing of our common stock in your particular circumstances as well as any tax consequences that may arise under the laws of any state, local or foreign taxing jurisdiction.

DIVIDENDS

Except as described below, if you are a non-U.S. holder of our common stock, dividends paid to you are subject to withholding of U.S. federal income tax at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. Under currently effective U.S. Treasury regulations, for purposes of determining if dividends are subject to the 30% withholding tax, dividends paid to an address in a foreign country are presumed to be paid to a resident of that country, unless the person making the payment has knowledge to the contrary. Under current interpretations of U.S. Treasury regulations, this presumption also applies for purposes of determining whether a lower withholding rate applies under an income tax treaty.

Under U.S. Treasury regulations that will generally apply to dividends paid after December 31, 2000, you must satisfy certification requirements in order to claim the benefit of a lower treaty rate. Additionally, if you are a partner in a foreign partnership, you, in addition to the foreign partnership, must satisfy the certification requirements and the partnership must provide information as well. The Internal Revenue Service will apply a look-through rule in the case of tiered partnerships.

If you are eligible for a reduced rate of U.S. withholding tax under a tax treaty, you may obtain a refund of any amount withheld in excess of that rate by filing a refund claim with the U.S. Internal Revenue Service.

If the dividends are "effectively connected" with your conduct of a trade or business within the United States, and, if required by a tax treaty, the dividends are attributable to a permanent establishment that you maintain in the United States, then the dividends generally are not subject to withholding tax. Instead, "effectively connected" dividends are taxed at rates applicable to U.S. citizens, resident aliens and domestic U.S. corporations.

If you are a corporate non-U.S. holder, "effectively connected" dividends that you receive may be subject to an additional "branch profits tax" at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

GAIN ON DISPOSITION OF OUR COMMON STOCK

If you are a non-U.S. holder, you generally will not be subject to U.S. federal income tax on gain that you recognize on a disposition of our common stock unless:

  - the gain is "effectively connected" with your conduct of a trade or business in the United States. and the gain is attributable to a permanent establishment that you maintain in the United States, if that is required by an applicable income tax treaty as a condition for subjecting you to U.S. taxation on a net income basis

  - you are an individual, you hold the common stock as a capital asset, and you are present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist

  - we are or have been a U.S. real property holding corporation for federal income tax purposes and you held, directly or indirectly, at any time during the five-year period ending on the date of disposition, more than 5% of our common stock and you are not eligible for any treaty exemption

If you are a corporate non-U.S. holder, "effectively connected" gains that you recognize may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

We have not been, are not and do not anticipate becoming a U.S. real property holding corporation for U.S. federal income tax purposes.

FEDERAL ESTATE TAXES

Common stock held by an individual who is a non-U.S. holder at the time of death will be included in the holder's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

INFORMATION REPORTING AND BACKUP WITHHOLDING

In certain circumstances, dividends paid with respect to our common stock and gross proceeds from the disposition of our common stock could be subject to information reporting and backup withholding tax at a rate of 31%. Under currently applicable law, if you are a non-U.S. holder, dividends paid to you at an address outside the United States will not be subject to U.S. information reporting requirements or backup withholding tax. Beginning with respect to payments made after December 31, 2000, a non-U.S. holder will be entitled to such exemption only if the non-U.S. holder provides a Form W-8BEN, satisfies certain documentary evidence requirements for establishing that it is a non-U.S. holder, or otherwise establishes an exemption.

If you sell your common stock outside of the United States through a non-U.S. office of a non-U.S. broker, and the sales proceeds are paid to you outside the United States, then U.S. backup withholding and information reporting requirements generally will not apply to that payment. However, U.S. information reporting, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the United States, if you sell your common stock through a non-U.S. office of a broker that:

  - is a U.S. holder


  - derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States



  - is a "controlled foreign corporation" as to the United States

  - with respect to payments made after December 31, 2000, is a foreign partnership, if at any time during its tax year:

         -- one or more of its partners are U.S. persons, as defined in the U.S.
            Treasury regulations, who in the aggregate hold more than 50% of the income or capital interests in the partnership

         -- the foreign partnership is engaged in a U.S. trade or business unless the broker has documentary evidence in its files that you are a non-U.S. person or you otherwise establish an exemption.

If you receive payments of the proceeds of a sale of our common stock to or through a U.S. office of a broker, the payment is subject to both U.S. backup withholding and information reporting unless you certify, under penalties of perjury, that you are a non-U.S. holder or you otherwise establish an exemption.

You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the U.S. Internal Revenue Service.

Prospective purchasers are urged to consult their own advisors with respect to the particular U.S. Federal income and estate tax consequences to them of the ownership and disposition of our common stock, as well as the tax and the possible effects of changes in tax laws.

                                  UNDERWRITING


We have entered into an underwriting agreement with the underwriters named below. CIBC World Markets Corp., Thomas Weisel Partners LLC and U.S. Bancorp Piper Jaffray Inc. are acting as representatives of the underwriters.


The underwriting agreement provides for the purchase of a specific number of shares of common stock by each of the underwriters. The underwriters' obligations are several, which means that each underwriter is required to purchase a specific number of shares but is not responsible for the commitment of any other underwriter to purchase shares. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase the number of shares of common stock set forth opposite its name below:


UNDERWRITER                                                   NUMBER OF SHARES
-----------                                                   ----------------
CIBC World Markets Corp.....................................
Thomas Weisel Partners LLC..................................
U.S. Bancorp Piper Jaffray Inc..............................
                                                                 ---------
Total.......................................................     4,500,000
                                                                 =========


The underwriters have agreed to purchase all of the shares offered by this prospectus (other than those covered by the over-allotment option described below) if any are purchased. Under the underwriting agreement, if an underwriter defaults in its commitment to purchase shares, the commitments of non-defaulting underwriters may be increased or the underwriting agreement may be terminated, depending on the circumstances.

The shares should be ready for delivery on or about            , 2001 against
payment in immediately available funds. The representatives have advised us that the underwriters propose to offer the shares directly to the public at the initial public offering price that appears on the cover page of this prospectus. In addition, the representatives may offer some of the shares to other
securities dealers at such price less a concession of $      per share. The
underwriters may also allow, and such dealers may reallow, a concession not in
excess of $      per share to other dealers. After the shares are released for sale to the public, the representatives may change the offering price and other selling terms at various times.

We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 30 days after the date of this prospectus, permits the underwriters to purchase a maximum of 675,000 additional shares from us to cover over-allotments. If the underwriters exercise all or part of this option, they will purchase shares covered by the option at the initial public offering price that appears on the cover page of this prospectus, less the estimated underwriting discount. If this option is exercised in full, the total price to
the public will be $      , and the total proceeds to us will be $      . The
underwriters have severally agreed that, to the extent the over-allotment option is exercised, they will each purchase a number of additional shares proportionate to the underwriter's initial amount reflected in the foregoing table.

The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock.
The underwriting fee is currently expected to be approximately       of the
initial public offering price. We have agreed to pay the underwriters the following fees, assuming either no exercise or full exercise by the underwriters of the underwriters' over-allotment option:

                                                                            TOTAL FEES
                                                           ---------------------------------------------
                                                            WITHOUT EXERCISE OF    WITH FULL EXERCISE OF
                                               PER SHARE   OVER-ALLOTMENT OPTION   OVER-ALLOTMENT OPTION
                                               ---------   ---------------------   ---------------------
Fees paid by OMP.............................   $                  $                      $

In addition, we estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately
$            .

We have agreed to indemnify the underwriters against some specified types of liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.


Each of our officers and directors, and substantially all of our stockholders and holders of options to purchase our stock, have agreed not to offer, sell, contract to sell or otherwise dispose of, or enter into any transaction that is designed to, or could be expected to, result in the disposition of any shares of our common stock or other securities convertible into or exchangeable or exercisable for shares of our common stock owned by these persons prior to this offering or common stock issuable upon exercise of options or warrants held by these persons for a period of 180 days after the effective date of the registration statement of which this prospectus is a part without the prior written consent of CIBC World Markets Corp. This consent may be given at any time without public notice. We have entered into a similar agreement with the representatives of the underwriters, except that we may grant options and issue shares under our existing stock option plans without such consent. There are no agreements between the representatives and any of our stockholders or affiliates releasing them from these lock-up agreements prior to the expiration of the lock-up period described above.


The representatives of the underwriters have advised us that the underwriters do not expect sales to any account over which they exercise discretionary authority to exceed 5% of the shares offered by this prospectus.

There is no established trading market for the shares. The offering price for the shares will be determined by us and the representatives based on the following factors:

  - prevailing market and general economic conditions

  - our financial information

  - our history and prospects

  - OMP and the industry in which we compete

  - an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues

  - the present stage of our development and the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours

Rules of the Securities and Exchange Commission may limit the ability of the underwriters to bid for or purchase shares before the distribution of the shares is completed. However, the underwriters may engage in the following activities in accordance with the rules:

  - Stabilizing transactions--The representatives may make bids or purchases for the purpose of pegging, fixing or maintaining the price of the shares, so long as stabilizing bids do not exceed a specified maximum.

  - Over-allotment and syndicate covering transactions--The underwriters may create a short position in the shares by selling more shares than are set forth on the cover page of this prospectus. A short sales position may involve either "covered" short sales or "naked" short sales. Covered short sales are sales made for an amount not greater than the underwriters' over-allotment option to purchase additional shares in the offering described above. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Naked short sales are sales in excess of the over-allotment option. The underwriters will have to close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. If a short position is created in connection with the offering, the representatives may engage in syndicate covering transactions by purchasing shares in the open market. The representatives may also elect to reduce any short position by exercising all or part of the over-allotment option.

  - Penalty bids--If the representatives purchase shares in the open market in a stabilizing transaction or syndicate covering transaction, they may reclaim a selling concession from the underwriters and selling group members who sold those shares as part of this offering.

Stabilization and syndicate covering transactions may cause the price of the shares to be higher than it would be in the absence of such transactions. The imposition of a penalty bid might also have an effect on the price of the shares if it discourages resales of the shares.

Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the shares. These transactions may occur on the Nasdaq National Market or otherwise. If such transactions are commenced, they may be discontinued without notice at any time.


At our request, the underwriters have reserved for sale, at the initial public offering price, up to 225,000 shares for our employees, family members of employees, customers and other third parties. The number of shares of our common stock available for sale to the general public will be reduced to the extent these reserved shares are purchased. Any reserved shares that are not purchased by these persons will be offered by the underwriters to the general public on the same basis as the other shares in this offering.


Thomas Weisel Partners LLC, one of the representatives of the underwriters, was organized and registered as a broker-dealer in December 1998. Since December 1998, Thomas Weisel Partners has been named as a lead or co-manager on 153 completed transactions, and has acted as a syndicate member in an additional 135 public offerings of equity securities. Thomas Weisel Partners does not have any material relationship with us or any of our officers, directors or other controlling persons, except with respect to its contractual relationship with us pursuant to the underwriting agreement entered into in connection with this offering.

                                 LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Michael Best & Friedrich LLP, Madison, Wisconsin. Certain legal matters in connection with this offering will be passed upon for the underwriters by Shearman & Sterling, San Francisco, California.

                                    EXPERTS

The consolidated financial statements of OMP, Inc. and its subsidiaries as of December 31, 1998 and 1999, and for the period from inception, October 8, 1997, through December 31, 1997 and each of the two years in the period ended December 31, 1999 included in this prospectus have been included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


The financial statements of WorldWide Product Distribution, Inc. for the period from January 1, 1997 through December 1, 1997 included in this prospectus have been included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


                      WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1. This prospectus, which forms a part of the registration statement, does not contain all the information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any contract or other document of ours, such references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement, including exhibits and schedule filed therewith, at the Securities and Exchange Commission's public reference facilities in Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Securities and Exchange Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may also obtain copies of these materials from the Public References Section of the Securities and Exchange Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Securities and Exchange Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as OMP, Inc., that file electronically with the Securities and Exchange Commission.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

OMP, INC.                                                       PAGE
---------                                                     --------
Report of Independent Accountants...........................     F-2

Consolidated Balance Sheets as of December 31, 1998, 1999
  and September 30, 2000 (unaudited)........................     F-3

Consolidated Statements of Operations for the period from
  inception, October 8, 1997 through December 31, 1997, the
  years ended December 31, 1998 and 1999 and the nine month
  periods ended September 30, 1999 and 2000 (unaudited).....     F-4

Consolidated Statements of Stockholders' Deficit for the
  period from inception, October 8, 1997, through
  December 31, 1997, the years ended December 31, 1998 and
  1999 and the nine month period ended September 30, 2000
  (unaudited)...............................................     F-5

Consolidated Statements of Cash Flows for the period from
  inception, October 8, 1997, through December 31, 1997, the years ended December 31, 1998 and 1999 and the nine month
  periods ended September 30, 1999 and 2000 (unaudited).....     F-6

Notes to Consolidated Financial Statements..................     F-7

WORLDWIDE PRODUCT DISTRIBUTION, INC.

Report of Independent Accountants...........................    F-33

Statement of Operations for the period from January 1, 1997
  through December 1, 1997..................................    F-34

Statement of Cash Flows for the period from January 1, 1997
  through December 1, 1997..................................    F-35

Notes to Financial Statements...............................    F-36

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of OMP, Inc.


The reincorporation and stock split as described in Note 20 to the consolidated financial statements have not been consummated at January 16, 2001. When they have been consummated, we will be in a position to furnish the following report:


    "In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders' deficit and of cash flows present fairly, in all material respects, the financial position of OMP, Inc., formerly Obagi Medical Products, Inc., and its subsidiaries (the "Company") at December 31, 1998 and 1999, and the results of their operations and their cash flows for the period from inception, October 8, 1997, through December 31, 1997 and for each of the two years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion."


PricewaterhouseCoopers LLP


Los Angeles, California
February 11, 2000

                                   OMP, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                    DECEMBER 31,
                                                              -------------------------   SEPTEMBER 30,
                                                                 1998          1999           2000
                                                              -----------   -----------   -------------
                                                                                           (UNAUDITED)
                                                ASSETS

Current assets:
  Cash and cash equivalents.................................  $ 1,276,077   $   650,049    $   293,183
  Accounts receivable (net of allowance for doubtful
    accounts of $118,283, $88,573 and $119,939 as of
    December 31, 1998 and 1999 and September 30, 2000,
    respectively)...........................................    1,523,276     2,699,747      6,816,420
  Receivable due from WWP...................................      500,000            --             --
  Receivable due from related parties (Note 13).............      303,000       354,000        460,555
  Inventories...............................................      676,533       947,299      1,399,410
  Prepaid expenses and other current assets.................      403,077       667,071      1,119,127
  Income taxes receivable...................................           --       438,526        250,000
                                                              -----------   -----------    -----------
      Total current assets..................................    4,681,963     5,756,692     10,338,695
Property and equipment, net.................................      846,350     1,154,875      1,342,293
Intangible assets, net......................................   14,626,133    15,717,936     15,680,010
Other assets................................................      688,663     1,469,140      1,668,164
Deferred income taxes.......................................           --     1,350,760      1,494,666
                                                              -----------   -----------    -----------
      Total assets..........................................  $20,843,109   $25,449,403    $30,523,828
                                                              ===========   ===========    ===========

                   LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT

Current liabilities:
  Accounts payable..........................................  $   820,061   $ 1,009,062    $ 1,947,316
  Notes payable and capital lease obligation, current.......    1,295,989     1,883,490      2,300,157
  Line of credit............................................           --            --      1,497,731
  Accrued and other current liabilities.....................    1,331,676     2,496,171      2,805,134
  Amounts due to related parties (Note 13)..................      127,685       235,996        282,275
                                                              -----------   -----------    -----------
      Total current liabilities.............................    3,575,411     5,624,719      8,832,613
Notes payable and capital lease obligation, less current
  portion...................................................    2,822,884     2,448,768      3,930,785
                                                              -----------   -----------    -----------
      Total liabilities.....................................    6,398,295     8,073,487     12,763,398
                                                              -----------   -----------    -----------
Redeemable preferred stock, $.001 par value; 1,000,000
  shares authorized, 149,000, 146,200 and 146,200 shares
  issued and outstanding at December 31, 1998 and 1999 and
  September 30, 2000, respectively, stated at redemption
  value.....................................................   16,666,202    17,970,100     19,177,352
                                                              -----------   -----------    -----------
Commitments and contingencies
Stockholders' deficit:
  Common stock, $.001 par value; 100,000,000 shares
    authorized, 14,652,000, 14,400,000 and 14,442,750 shares
    issued and outstanding at December 31, 1998 and 1999 and
    September 30, 2000, respectively........................       14,652        14,400         14,443
  Additional paid-in capital................................           --            --      1,312,976
  Retained deficit..........................................   (2,236,040)     (640,353)    (1,079,235)
  Deferred stock compensation...............................           --            --     (1,678,642)
  Accumulated other comprehensive income....................           --        31,769         13,536
                                                              -----------   -----------    -----------
      Total stockholders' deficit...........................   (2,221,388)     (594,184)    (1,416,922)
                                                              -----------   -----------    -----------
      Total liabilities, redeemable preferred stock and
        stockholders' deficit...............................  $20,843,109   $25,449,403    $30,523,828
                                                              ===========   ===========    ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                                   OMP, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                     FOR THE PERIOD
                                                    FROM INCEPTION,
                                                    OCTOBER 8, 1997       FOR THE YEAR ENDED        NINE MONTH PERIOD ENDED
                                                        THROUGH              DECEMBER 31,                SEPTEMBER 30,
                                                      DECEMBER 31,     -------------------------   -------------------------
                                                          1997            1998          1999          1999          2000
                                                    ----------------   -----------   -----------   -----------   -----------
                                                                                                          (UNAUDITED)
Revenues (Note 13)................................     $1,109,367      $17,016,936   $23,075,509   $16,256,377   $24,982,803
Cost of sales (Note 13)...........................        256,286        3,447,481     4,188,018     3,108,007     5,242,583
                                                       ----------      -----------   -----------   -----------   -----------
  Gross profit....................................        853,081       13,569,455    18,887,491    13,148,370    19,740,220
Selling, general and administrative expenses......        851,686       12,604,721    14,419,801    10,040,834    18,093,976
Depreciation and amortization.....................         88,807        1,173,370     1,483,855     1,038,488     1,401,561
                                                       ----------      -----------   -----------   -----------   -----------
  Income (loss) from operations...................        (87,412)        (208,636)    2,983,835     2,069,048       244,683
Interest income...................................          4,336           73,856        69,485        53,576        28,656
Interest expense..................................        (39,397)        (454,855)     (422,992)     (316,676)     (703,998)
                                                       ----------      -----------   -----------   -----------   -----------
  Income (loss) before provision (benefit) for
    income taxes..................................       (122,473)        (589,635)    2,630,328     1,805,948      (430,659)
Provision (benefit) for income taxes..............            800              800      (774,248)     (634,120)        8,223
                                                       ----------      -----------   -----------   -----------   -----------
  Net income (loss)...............................       (123,273)        (590,435)    3,404,576     2,440,068      (438,882)
Redeemable preferred stock dividends..............        132,181        1,634,021     1,630,731     1,225,376     1,207,252
                                                       ----------      -----------   -----------   -----------   -----------
Net income (loss) applicable to common
  stockholders....................................     $ (255,454)     $(2,224,456)  $ 1,773,845   $ 1,214,692   $(1,646,134)
                                                       ==========      ===========   ===========   ===========   ===========
Net income (loss) per common share:
  Basic...........................................     $    (0.05)     $     (0.15)  $      0.12   $      0.08   $     (0.11)
                                                       ==========      ===========   ===========   ===========   ===========
  Diluted.........................................     $    (0.05)     $     (0.15)  $      0.12   $      0.08   $     (0.11)
                                                       ==========      ===========   ===========   ===========   ===========
Weighted average common shares outstanding:
  Basic...........................................      4,972,607       14,600,910    14,584,340    14,646,462    14,437,896
                                                       ==========      ===========   ===========   ===========   ===========
  Diluted.........................................      4,972,607       14,600,910    14,849,374    14,846,753    14,437,896
                                                       ==========      ===========   ===========   ===========   ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                                   OMP, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT

                                                                                                       ACCUMULATED
                                      COMMON STOCK         ADDITIONAL      DEFERRED                       OTHER
                                ------------------------     PAID-IN        STOCK        RETAINED     COMPREHENSIVE
                                  SHARES        AMOUNT       CAPITAL     COMPENSATION     DEFICIT        INCOME          TOTAL
                                -----------   ----------   -----------   ------------   -----------   -------------   -----------
Issuance of common shares to
  founders....................        1,800   $        2   $       498   $        --    $        --    $       --     $       500
Issuance of common shares.....   14,398,200       14,398     3,985,102                                                  3,999,500
Predecessor carryover basis
  adjustment..................                              (3,936,478)                                                (3,936,478)
Net loss......................                                                             (123,273)                     (123,273)
Preferred stock dividends
  accrued.....................                                 (49,122)                     (83,059)                     (132,181)
                                -----------   ----------   -----------   -----------    -----------    ----------     -----------
Balances as of December 31,
  1997........................   14,400,000       14,400                                   (206,332)                     (191,932)
Purchase price adjustment
  (Note 3)....................                                 125,000                                                    125,000
Net loss......................                                                             (590,435)                     (590,435)
Issuance of common shares.....      252,000          252        69,748                                                     70,000
Preferred stock dividends
  accrued.....................                                (194,748)                  (1,439,273)                   (1,634,021)
                                -----------   ----------   -----------   -----------    -----------    ----------     -----------
Balances as of December 31,
  1998........................   14,652,000       14,652                                 (2,236,040)                   (2,221,388)
Comprehensive loss:
  Translation adjustment, net
    of tax effect.............                                                                             31,769          31,769
  Net income..................                                                            3,404,576                     3,404,576
                                                                                                                      -----------
Total comprehensive income....                                                                                          3,436,345
Repurchase of common shares...     (252,000)        (252)                                  (209,748)                     (210,000)
Compensation related to stock
  options granted to
  non-employees...............                                  31,590                                                     31,590
Preferred stock dividends
  accrued.....................                                 (31,590)                  (1,599,141)                   (1,630,731)
                                -----------   ----------   -----------   -----------    -----------    ----------     -----------
Balances as of December 31,
  1999........................   14,400,000       14,400                                   (640,353)       31,769        (594,184)
Comprehensive loss:
  Translation adjustment, net
    of tax effect
    (unaudited)...............                                                                            (18,233)        (18,233)
  Net loss (unaudited)........                                                             (438,882)                     (438,882)
                                                                                                                      -----------
Total comprehensive loss
  (unaudited).................                                                                                           (457,115)
Issuance of common shares
  (unaudited).................       42,750           43        11,832                                                     11,875
Deferred stock compensation
  (unaudited).................                               1,790,050    (1,790,050)
Amortization of deferred stock
  compensation (unaudited)....                                               111,408                                      111,408
Compensation related to stock
  options granted to
  non-employees (unaudited)...                                 718,346                                                    718,346
Preferred stock dividends
  accrued (unaudited).........                              (1,207,252)                                                (1,207,252)
                                -----------   ----------   -----------   -----------    -----------    ----------     -----------
Balances as of September 30,
  2000 (unaudited)............   14,442,750   $   14,443   $ 1,312,976   $(1,678,642)   $(1,079,235)   $   13,536     $(1,416,922)
                                ===========   ==========   ===========   ===========    ===========    ==========     ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                                   OMP, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                      FOR THE PERIOD
                                                     FROM INCEPTION,
                                                     OCTOBER 8, 1997                                 NINE MONTH PERIOD ENDED
                                                         THROUGH         YEAR ENDED DECEMBER 31,          SEPTEMBER 30,
                                                       DECEMBER 31,     -------------------------   -------------------------
                                                           1997            1998          1999          1999          2000
                                                     ----------------   -----------   -----------   -----------   -----------
                                                                                                           (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)................................    $   (123,273)    $  (590,435)  $ 3,404,576   $ 2,440,068   $  (438,882)
Adjustments to reconcile net income (loss) to net
  cash (used in) provided by operating activities:
  Depreciation and amortization....................          88,807       1,173,370     1,483,855     1,038,488     1,401,562
  Deferred income taxes............................                                    (1,508,321)   (1,498,500)     (492,187)
  Compensation related to stock options............                                        31,590                     829,754
  Gain on sale of assets...........................                          (5,817)
  Changes in operating assets and liabilities:
    Accounts receivable............................         (83,531)       (185,643)   (1,055,422)     (974,803)   (4,134,906)
    Receivable due from related parties............          27,644        (192,698)      (51,000)      166,186      (106,555)
    Income tax receivable..........................                                      (438,526)                    188,526
    Inventories....................................         (45,091)       (387,818)     (270,766)     (288,649)     (452,111)
    Prepaid expenses and other current assets......        (342,604)        262,043       112,725      (130,643)     (103,775)
    Other assets...................................        (229,171)       (542,916)     (459,805)     (208,145)        7,380
    Accounts payable...............................         329,347        (180,796)      189,001        76,628       938,254
    Accrued and other current liabilities..........         173,998         690,051      (200,171)      602,252       308,963
    Amounts due to related parties.................                          72,392       108,311        29,746        46,279
                                                       ------------     -----------   -----------   -----------   -----------
      Net cash (used in) provided by operating
        activities.................................        (203,874)        111,733     1,346,047     1,252,628    (2,007,698)
                                                       ------------     -----------   -----------   -----------   -----------
Cash flows from investing activities:
  Purchase of WWP, net of cash acquired............     (17,564,445)       (155,228)      500,000       500,000
  Purchase of property and equipment...............          (1,785)       (748,686)     (171,799)     (108,757)     (457,259)
  Purchase of intangible assets....................                        (129,328)   (1,076,828)     (871,927)   (1,093,795)
  Investment in equity investments.................                                                                  (206,404)
  Proceeds from sale of property and equipment.....                          10,000
                                                       ------------     -----------   -----------   -----------   -----------
      Net cash used in investing activities........     (17,566,230)     (1,023,242)     (748,627)     (480,684)   (1,757,458)
                                                       ------------     -----------   -----------   -----------   -----------
Cash flows from financing activities:
  Proceeds from issuance of redeemable preferred
    stock..........................................      14,620,000         280,000
  Proceeds from issuance of common stock...........       3,999,500          70,000                                    11,875
  Repurchase of redeemable preferred stock.........                                      (280,000)     (280,000)
  Repurchase of common stock.......................                                      (210,000)     (210,000)
  Net proceeds from line of credit.................                                                                 1,497,731
  Proceeds from issuance of term loans.............       3,000,000                       750,000       206,250     3,000,000
  Principal payments on term loans.................                        (300,000)     (740,625)                   (743,750)
  Payment of loan origination fee..................         (35,203)
  Principal payments on related party note
    payable........................................      (1,000,000)       (666,666)     (666,667)     (333,334)     (333,333)
  Payment of preferred stock dividend..............                                       (46,833)      (46,833)
  Principal payments on capital lease
    obligations....................................                          (9,941)      (29,323)      (21,703)      (24,233)
                                                       ------------     -----------   -----------   -----------   -----------
      Net cash provided by (used in) financing
        activities.................................      20,584,297        (626,607)   (1,223,448)     (685,620)    3,408,290
      Net increase (decrease) in cash and cash
        equivalents................................       2,814,193      (1,538,116)     (626,028)       86,324      (356,866)
Cash and cash equivalents at beginning of period...              --       2,814,193     1,276,077     1,276,077       650,049
                                                       ------------     -----------   -----------   -----------   -----------
Cash and cash equivalents at end of period.........    $  2,814,193     $ 1,276,077   $   650,049   $ 1,362,401   $   293,183
                                                       ============     ===========   ===========   ===========   ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                                   OMP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  ORGANIZATION:


OMP, Inc., formerly Obagi Medical Products, Inc., was incorporated under the laws of the state of California on October 8, 1997 and was reincorporated in
Delaware on January   , 2001. Upon reincorporation, Obagi Medical Products, Inc.
changed its name to OMP, Inc. (the "Company"). On December 2, 1997, the Company acquired substantially all the assets and assumed certain liabilities of WorldWide Product Distribution, Inc. ("WWP") (see Note 3). The Company is a specialty pharmaceutical company that develops, markets and sells products for physician-mediated skin health and restoration.


2.  SIGNIFICANT ACCOUNTING POLICIES:

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of OMP, Inc. and its wholly-owned subsidiaries (collectively the "Company"). All significant intercompany accounts and transactions have been eliminated in consolidation. The equity method of accounting was used for the Company's 49% ownership interest in Obagi Skin Health Products Vertrieb, GmbH ("Vertrieb") for the year ended December 31, 1998. The carrying value of this investment was $129,328 at December 31, 1998. The Company's share of Vertrieb's net income from the date acquired through December 31, 1998 was nominal. In order to acquire distribution rights for certain territories in Europe, in 1999, the Company purchased the remaining 51% ownership interest in Vertrieb for $484,430 and then followed the consolidation method of accounting (see Note 13). Vertrieb is a distributor of skin health care products.

INTERIM FINANCIAL INFORMATION--UNAUDITED

The financial information for the nine month periods ended September 30, 1999 and 2000 is unaudited but includes all adjustments (consisting only of normal recurring adjustments) which the Company considers necessary for a fair presentation of the financial position at such dates and the operating results and cash flows for those periods. Results of the September 30, 2000 period are not necessarily indicative of the results for the entire year.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. The carrying amount of cash and cash equivalents approximates market value.

INVENTORIES

Inventories are stated at the lower of cost (first-in, first-out) or market.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are provided for using the straight-line method over the assets' estimated useful lives of 3-5 years for furniture and fixtures, 3 years for computer and office equipment, and equipment under capital lease. Leasehold improvements are amortized using the straight-line method over the estimated useful life of the asset or the term of the lease, whichever is shorter.

                                   OMP, INC.

2.  SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
Expenditures for major renewals and betterments are capitalized, while minor replacements, maintenance and repairs, which do not extend the asset lives, are charged to operations as incurred. Upon sale or disposition, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in operations.

INTANGIBLE ASSETS

Purchased intangibles consist of trademarks, goodwill, distribution rights and other intangibles which include patents, covenants not-to-compete, customer lists, and proprietary formulations. Purchased intangible assets are amortized using the straight-line method over the following lives: trademarks (15 years); goodwill (20 years); distribution rights (3 to 10 years); other intangible assets (3 to 16 years).

PREPAID ROYALTY

Prepaid royalty, which is included in other assets (see Note 7) in the accompanying consolidated balance sheets, represents prepayments made to an independent licensor under a license agreement. Such prepayment is not refundable but is recoupable against future royalties.

Prepaid royalties are amortized at the contractual royalty rate based on actual net product sales. Management evaluates the future realization of prepaid royalties periodically and charges to expense any amounts that management deems unlikely to be amortized at the contractual royalty rate through product sales.

LONG-LIVED ASSETS

In accordance with Statement of Financial Accounting Standards ("SFAS")
No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of," long-lived tangible and intangible assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company evaluates potential impairment by comparing the carrying amount of the assets with the estimated undiscounted future cash flows associated with them. Should the review indicate that an asset is not recoverable, the Company's carrying value of the asset would be reduced by the estimated shortfall in future discounted cash flows. Based on available information, management believes no such impairment exists.

FAIR VALUES OF LONG-TERM DEBT

The fair values of the Company's long-term debt, excluding the capital lease obligation, have been estimated based on current rates offered to the Company for debt of the same remaining maturities. The carrying amounts of such long term debt approximate their fair values.

INCOME TAXES

The Company follows SFAS No. 109, "Accounting for Income Taxes," which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns.

                                   OMP, INC.

2.  SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statements and the tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. This method also requires the recognition of future tax benefits such as net operating loss and tax credit carryforwards, to the extent that realization of such benefits is more likely to occur than not. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax payable for the period and the change during the year in deferred tax assets and liabilities.

REVENUE RECOGNITION

The Company's customers are physicians and distributors. The Company recognizes revenues upon the shipment of its products to the customer provided that the Company has received a purchase order, the price is fixed, collection of the resulting receivable is probable, product returns are reasonably estimable and there are no remaining obligations. The terms of all product sales are FOB shipping point. The Company's products are not subject to any customer acceptance process. The Company provides for future returns based on historical experience at the time revenue is recognized.

ADVERTISING AND PROMOTION COSTS

All advertising and promotion costs are expensed as incurred. Advertising costs incurred for the period from inception, October 8, 1997, through December 31, 1997, for the years ended December 31, 1998 and 1999 and the nine month periods ended September 30, 1999 and 2000 were approximately $120,000, $510,000, $524,000, $353,000 (unaudited) and $1,916,000 (unaudited), respectively.

FOREIGN CURRENCY TRANSLATION

The financial statements of subsidiaries outside the United States are measured using the local currency as the functional currency. Assets and liabilities of these subsidiaries are translated at the rates of exchange at the balance sheet date. The resultant translation adjustments are recorded as a separate component of stockholders' deficit. Revenue and expense items are translated at average monthly rates of exchange.

RESEARCH AND DEVELOPMENT

Research and development costs are expensed as incurred. Research and development expense for the period from inception, October 8, 1997, through December 31, 1997 and for the years ended December 31, 1998 and 1999 and the nine month periods ended September 30, 1999 and 2000 were approximately $142,000, $1,161,000, $944,000, $748,000 (unaudited) and $651,000 (unaudited), respectively.

STOCK-BASED COMPENSATION

SFAS No. 123, "Accounting for Stock-Based Compensation," encourages, but does not require companies to record stock-based employee compensation plans at fair value. The Company has elected to continue accounting for stock-based employee compensation plans using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to

                                   OMP, INC.

2.  SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
Employees" ("APB 25"). The Company has adopted the disclosure-only provisions of SFAS 123. Additionally, in accordance with SFAS 123 and EITF Issue No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with, Selling Goods or Services," the Company measures stock-based non-employee compensation at fair value.

Under SFAS 123 stock-based compensation expense related to stock options granted to consultants is recognized as the stock options are earned. The fair value of the stock options granted is calculated at each reporting date using the Black-Scholes option pricing model. As a result, the stock-based compensation expense will fluctuate as the fair market value of the Company's common stock fluctuates.

NET INCOME (LOSS) APPLICABLE TO COMMON STOCKHOLDERS

Net income (loss) applicable to common stockholders is net income (loss) decreased (increased) by cumulative but undeclared and unpaid dividends accreted to the carrying amount of redeemable preferred stock during the respective periods presented.

PER SHARE INFORMATION

The Company follows SFAS No. 128, "Earnings Per Share," which establishes standards for the computation, presentation and disclosure requirements for basic and diluted earnings per share for entities with publicly held common shares and potential common shares. Under SFAS No. 128, basic earnings per share is computed by dividing net income available to common stockholders by the weighted average number of shares outstanding. In computing diluted earnings per share, the weighted average number of shares outstanding is adjusted to reflect the effect of potentially dilutive securities.

All share and per share amounts have been adjusted to give retroactive effect to the 1.8 for 1.0 stock split (see Note 20) for all periods presented.

COMPREHENSIVE INCOME

In 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income," which established standards for the reporting and display of comprehensive income. The Company adopted SFAS No. 130 effective January 1, 1998. SFAS No. 130 does not affect current principles of measurement of revenues and expenses and, accordingly, the adoption of SFAS No. 130 had no effect on the Company's results of operations or financial position. Other comprehensive income consists of foreign currency translation adjustments. For the period from inception October 8, 1997, through December 31, 1997 and the year ended December 31, 1998, net loss equaled total comprehensive loss.

SEGMENT REPORTING

In 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," which supercedes substantially all the reporting requirements previously required under SFAS No. 14, "Financial Reporting for Business Segments of an Enterprise," and establishes standards for the way the Company reports information about operating segments. It also establishes standards for related disclosures about products and services, geographic areas and major customers. Under SFAS No. 131, the determination of segments to be reported in the financial statements is to be consistent

                                   OMP, INC.

2. SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) with the manner in which management organizes and evaluates the internal organization to make operating decisions and assess performance. The adoption of this statement did not have an impact upon the Company's operating results or financial position, as this statement's provisions affect only the disclosure of certain segment information in the notes to consolidated financial statements.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECENT ACCOUNTING PRONOUNCEMENTS

In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition," which outlines the basic criteria that must be met to recognize revenue and provides guidance for presentation of revenue and for disclosure related to revenue recognition policies in financial statements filed with the SEC. SAB 101 is effective for the fourth fiscal quarter of fiscal years beginning after December 15, 1999. The Company has adopted SAB 101 for all periods presented.

In March 2000, the FASB issued Interpretation No. 44, or FIN 44, entitled "Accounting for Certain Transactions Involving Stock Compensation," which is an interpretation of APB 25. This interpretation clarifies:

  - the definition of an employee for purposes of applying APB 25;

  - the criteria for determining whether a plan qualifies as a noncompensatory plan;

  - the accounting consequences of various modifications to the terms of a previously fixed stock option or award; and

  - the accounting for an exchange of stock compensation awards in a business combination.

This interpretation became effective as of July 1, 2000. The adoption of FIN 44 did not have a material impact on the Company's unaudited consolidated financial statements.

RECLASSIFICATIONS

Certain reclassifications have been made to the prior period consolidated financial statements to conform with the current period presentation.

3.  WWP ACQUISITION:

On December 2, 1997, the Company acquired substantially all assets, properties, and rights used in the operation of the business of WWP and assumed certain liabilities. As consideration for this acquisition, the purchase price paid consisted of $17,000,000 in cash and a note payable of $3,000,000 (see Note 8) plus transaction costs, subject to a final price determination. The Company has accounted for this

                                   OMP, INC.

3.  WWP ACQUISITION: (CONTINUED)
transaction in accordance with APB 16, "Business Combinations," and EITF 88-16, "Basis in Leveraged Buyout Transactions," under the purchase method of accounting.

The purchase price exceeded the fair value of WWP's net tangible assets by $15,984,470, which was capitalized as goodwill and other intangibles. The assets and liabilities attributed to the former stockholder of WWP, who retained a 25% interest in the Company, subsequent to the acquisition, were recorded at the predecessor basis in accordance with generally accepted accounting principles. The new basis of reporting for these acquired net assets using fair market values at the date of the acquisition was reduced by $3,936,478 to reflect the carryover basis of the former stockholder of WWP. This predecessor carryover basis adjustment has been reflected as a reduction of stockholders' equity.

On March 15, 1999, the Company and WWP settled an ongoing dispute over the final purchase price determination (see Note 18). A $500,000 receivable has been recorded on the Company's December 31, 1998 consolidated balance sheet and a corresponding adjustment was made to goodwill ($375,000) and the predecessor carryover basis adjustment ($125,000). The agreed-upon purchase price adjustment resulted in a $500,000 cash payment to the Company from WWP on March 15, 1999.

The Company incurred additional transaction costs of approximately $155,000 relating to the resolution of the purchase price adjustment and has recorded such costs as an increase to goodwill during the year ended December 31, 1998.

4.  INVENTORIES:

Inventories consist of the following:

                                                 DECEMBER 31,
                                              -------------------   SEPTEMBER 30,
                                                1998       1999          2000
                                              --------   --------   --------------
                                                                     (UNAUDITED)
Work in process.............................  $213,862   $488,833     $  357,615
Finished goods..............................   462,671    458,466      1,041,795
                                              --------   --------     ----------
                                              $676,533   $947,299     $1,399,410
                                              ========   ========     ==========

                                   OMP, INC.

5.  PROPERTY AND EQUIPMENT:

Property and equipment consist of the following at December 31:

                                                          1998         1999
                                                        ---------   ----------
Furniture and fixtures................................  $ 340,044   $  374,194
Computer equipment....................................    214,252      317,370
Lab and office equipment..............................     63,451       90,872
Leasehold improvements................................    250,578      261,654
Capital lease (office equipment)......................     95,480       95,480
Construction in progress..............................                 385,137
                                                        ---------   ----------
                                                          963,805    1,524,707
  Less accumulated depreciation and amortization......   (117,455)    (369,832)
                                                        ---------   ----------
                                                        $ 846,350   $1,154,875
                                                        =========   ==========

Depreciation expense for the period from inception, October 8, 1997, through December 31, 1997 and for the years ended December 31, 1998 and 1999 was $6,389, $117,223, and $248,411, respectively. At December 31, 1998 and 1999, accumulated depreciation for fixed assets under capital lease was $10,609 and $42,436, respectively.

6.  INTANGIBLE ASSETS:

Intangible assets consist of the following:

                                               DECEMBER 31
                                        -------------------------   SEPTEMBER 30,
                                           1998          1999            2000
                                        -----------   -----------   --------------
                                                                     (UNAUDITED)
Trademarks............................  $ 7,245,000   $ 7,245,000    $ 7,245,000
Goodwill..............................    6,407,698     6,407,698      6,407,698
Distribution rights...................                  2,055,320      3,149,115
Other intangible assets...............    2,112,000     2,383,927      2,383,927
                                        -----------   -----------    -----------
                                         15,764,698    18,091,945     19,185,740
Less accumulated amortization.........   (1,138,565)   (2,374,009)    (3,505,730)
                                        -----------   -----------    -----------
                                        $14,626,133   $15,717,936    $15,680,010
                                        ===========   ===========    ===========

7.  OTHER ASSETS:

The major components are:

                                                DECEMBER 31,
                                            ---------------------   SEPTEMBER 30,
                                              1998        1999          2000
                                            --------   ----------   -------------
                                                                     (UNAUDITED)
Prepaid consulting........................  $479,170      229,170    $   41,670
Prepaid royalty...........................              1,150,000     1,150,000
Equity investments........................                              206,404
Deposits and other........................   209,493       89,970       270,090
                                            --------   ----------    ----------
Total.....................................  $688,663   $1,469,140    $1,668,164
                                            ========   ==========    ==========

                                   OMP, INC.

8.  LINE OF CREDIT, AND NOTES PAYABLE AND CAPITAL LEASE OBLIGATIONS:

Notes payable and capital lease obligation consist of the following:

                                                                                     SEPTEMBER 30,
                                                            1998          1999            2000
                                                         -----------   -----------   --------------
                                                                                      (UNAUDITED)
Term loan A collateralized by personal property assets,
  bearing interest at the lender's prime rate plus .75%
  (8.75%, 9.25% and 10.25% at December 31, 1998, 1999,
  and September 30, 2000 (unaudited), respectively) or
  at the LIBOR rate plus 2.75% (9.73% at September 30,
  2000 (unaudited)), principal and interest payable
  quarterly through maturity on November 29, 2002......  $ 2,700,000   $ 2,100,000    $ 1,750,000

Term loan B collateralized by personal property assets,
  bearing interest at the lender's prime rate plus .5%
  (9% and 10% at December 31, 1999 and September 30,
  2000 (unaudited), respectively) or at the LIBOR rate
  plus 2.75%, principal and interest payable quarterly
  through maturity on November 29, 2002................                    609,375        515,625

Term loan C collateralized by personal property assets,
  bearing interest at the lender's prime rate plus a
  margin scale (1.0% to 3.5%) (13% at September 30,
  2000 (unaudited)) or at the LIBOR rate plus a margin
  scale (3.25% to 3.75%), principal and interest
  payable quarterly through maturity on November 29,
  2002.................................................                                 3,000,000

Note payable to stockholder, original face amount of
  $3,000,000, collateralized by accounts receivable,
  equipment, inventories and rights with respect to the
  "Obagi" trademarks and patents, subordinate to term
  loans payable, bearing interest of 10%, principal and
  interest payable semiannually through maturity on
  December 1, 2000.....................................    1,333,334       666,667        333,334

Note payable to Maron Nu-Tech, original face amount of
  $900,000, subordinate to bank notes payable, bearing
  interest at the prime rate (8.5% and 9.5% at
  December 31, 1999 and September 30, 2000
  (unaudited), respectively) with a $300,000 principal
  payment with related interest due June 7, 2000 and
  remaining principal and interest payable annually
  through maturity on September 7, 2002................                    900,000        600,000

Capital lease obligation with interest rate of 10.5%,
  due in monthly installments of $3,076 through
  August 1, 2001.......................................       85,539        56,216         31,983
                                                         -----------   -----------    -----------

                                                           4,118,873     4,332,258      6,230,942

      Less current maturities..........................   (1,295,989)   (1,883,490)    (2,300,157)
                                                         -----------   -----------    -----------

                                                         $ 2,822,884   $ 2,448,768    $ 3,930,785
                                                         ===========   ===========    ===========

                                   OMP, INC.

8. LINE OF CREDIT, AND NOTES PAYABLE AND CAPITAL LEASE OBLIGATIONS: (CONTINUED) Future scheduled principal payments on notes payable and capital lease obligation for each of the years ending December 31 are as follows:

2000........................................................  $1,883,490
2001........................................................   1,214,393
2002........................................................   1,234,375
                                                              ----------
                                                              $4,332,258
                                                              ==========

The Company has a credit facility with a commercial bank that provides for a line of credit and two term loans. The line of credit has a borrowing capacity up to $2,000,000, bears interest at the bank's prime lending rate, or at LIBOR plus 2.25%, and matures on May 26, 2000, unless renewed. The weighted average interest rate on the outstanding borrowings under the line of credit was at 9.5% (unaudited) at September 30, 2000. Borrowings under the credit facility are collateralized by all of the personal property assets of the Company. No amounts were outstanding on the line of credit at December 31, 1998 and 1999 and $1,497,731 (unaudited) was outstanding on the line of credit, as amended (see
Note 20), at September 30, 2000.


The credit facility agreement contains certain financial and restrictive covenants. These covenants include, but are not limited to, a restriction on the amount of dividends that may be distributed to stockholders, and maintaining defined levels of tangible net worth, a leverage ratio of indebtedness to earnings, a coverage ratio of net income to current debt and a quick asset ratio. As of December 31, 1999, the Company is in compliance with all covenants of the credit facility agreement. Refer to Note 20 regarding the subsequent amendment of this credit facility agreement.


9.  REDEEMABLE PREFERRED STOCK:

At December 31, 1998 and 1999, redeemable preferred stock consists of Series A and B, $.001 par value; 146,200 and 42,800 shares authorized, respectively. Series A and Series B preferred stock is nonvoting and the holder is entitled to cumulative dividends at a rate of 11% of the original issue price per share per annum at the end of each calendar quarter beginning March 31, 1998. To the extent any such dividends are not paid in the three years following January 1, 1998, such dividends must be paid on January 1, 2001.

                                   OMP, INC.

9.  REDEEMABLE PREFERRED STOCK: (CONTINUED)
Information relating to the redeemable preferred stock for the period from inception, October 8, 1997 through December 31, 1997, the years ended
December 31, 1998 and 1999, and the unaudited period ending September 30, 2000 is as follows:

                                        SHARES                              AMOUNT
                                 --------------------              ------------------------
                                 SERIES A   SERIES B     TOTAL      SERIES A      SERIES B       TOTAL
                                 --------   ---------   --------   -----------   ----------   -----------
Issuance of preferred shares...  106,200     40,000     146,200    $10,620,000   $4,000,000   $14,620,000
Accrued preferred stock
  dividends....................                                         96,017       36,164       132,181
                                 -------     ------     -------    -----------   ----------   -----------
Balance, December 31, 1997.....  106,200     40,000     146,200     10,716,017    4,036,164    14,752,181
Issuance of preferred shares...               2,800       2,800                     280,000       280,000
Accrued preferred stock
  dividends....................                                      1,168,201      465,820     1,634,021
                                 -------     ------     -------    -----------   ----------   -----------
Balance, December 31, 1998.....  106,200     42,800     149,000     11,884,218    4,781,984    16,666,202
Repurchase of preferred
  shares.......................              (2,800)     (2,800)                   (280,000)     (280,000)
Accrued preferred stock
  dividends....................                                      1,168,200      462,531     1,630,731
Preferred stock dividend
  paid.........................                                                     (46,833)      (46,833)
                                 -------     ------     -------    -----------   ----------   -----------
Balance, December 31, 1999.....  106,200     40,000     146,200     13,052,418    4,917,682    17,970,100
Accrued preferred stock
  dividends (unaudited)........                                        876,950      330,302     1,207,252
                                 -------     ------     -------    -----------   ----------   -----------
Balance, September 30, 2000
  (unaudited)..................  106,200     40,000     146,200    $13,929,368   $5,247,984   $19,177,352
                                 =======     ======     =======    ===========   ==========   ===========


Shares of Series A and Series B preferred stock are redeemed by the Company upon the earlier of: (a) the close of the Company's sale of its common stock in a public offering, (b) the liquidation, dissolution or winding up of the Company,
(c) the acquisition of the Company by another entity under certain terms,
(d) January 1, 2001 in the event all accrued dividends on the respective series of preferred stock have not been paid, or (e) in the event any time after January 1, 2001 any two accrued quarterly dividends on the respective series preferred stock remain unpaid. In addition, in the event any shares of Series A preferred stock are not eligible to be redeemed pursuant to clause (a) above, Series A preferred stock must be redeemed on the third anniversary of the close of the Company's sale of its common stock in a public offering. The shares of Series A and Series B preferred stock must be redeemed at a sum equal to $100 per share plus all unpaid dividends on such shares.


In the event of liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of Series A and Series B preferred stock are entitled to receive an amount equal to the sum of $100 for each outstanding share of Series A or Series B preferred stock and an amount equal to unpaid dividends on such shares. Series A preferred stock is senior in right of liquidation to Series B preferred stock.

                                   OMP, INC.

9.  REDEEMABLE PREFERRED STOCK: (CONTINUED)

Each share of Series B preferred stock which has not been redeemed will be automatically converted into one share of Series A preferred stock upon the earlier of: (a) the close of the Company's sale of its common stock in a public offering, (b) the liquidation, dissolution or winding up of the Company,
(c) the acquisition of the Company by another entity under certain terms,
(d) the fifth business day following the redemption of all shares of Series A issued and outstanding immediately prior to such conversion, or (e) the attainment by the Company of at least 20% compounded annual growth in net revenues from the date of closing of the Company's acquisition of WWP over a period of no less than three years after such date.

At December 31, 1999, 40,000 shares of the Company's Series A preferred stock is reserved for issuance upon the conversion of the Series B preferred stock. Series B preferred stock is subordinate to Series A preferred stock with respect to all rights and preferences.

Refer to Note 20 regarding the subsequent amendment of the Company's Articles of Incorporation and the conversion of Series B preferred stock into Series A preferred stock.

10.  INCOME TAXES:

The current and deferred provision (benefit) for federal and state income taxes consists of the following:

                                                              FOR THE PERIOD
                                                              FROM INCEPTION,
                                                              OCTOBER 8, 1997
                                                                  THROUGH           FOR THE YEARS
                                                               DECEMBER 31,       ENDED DECEMBER 31,
                                                              ---------------   ----------------------
                                                                   1997           1998        1999
                                                              ---------------   --------   -----------
Current:
  Federal...................................................                               $   661,000
  State.....................................................       $800           $800          73,073
                                                                   ----           ----     -----------
                                                                    800            800         734,073
                                                                   ----           ----     -----------
Deferred:
  Federal...................................................                                (1,252,874)
  State.....................................................                                  (255,447)
                                                                   ----           ----     -----------
                                                                     --             --      (1,508,321)
                                                                   ----           ----     -----------
                                                                   $800           $800     $  (774,248)
                                                                   ====           ====     ===========

                                   OMP, INC.

10.  INCOME TAXES: (CONTINUED)
The tax effects of temporary differences which give rise to the net deferred tax benefit consist of:

                                                         FOR THE PERIOD
                                                         FROM INCEPTION,
                                                         OCTOBER 8, 1997
                                                             THROUGH         FOR THE YEARS ENDED
                                                          DECEMBER 31,          DECEMBER 31,
                                                         ---------------   -----------------------
                                                              1997           1998         1999
                                                         ---------------   ---------   -----------
Property and equipment.................................     $   (348)      $  14,570   $   (17,039)
Financial statement reserves...........................       15,090        (259,376)      156,921
Net operating loss carryforwards.......................      (67,888)        (84,163)      152,051
Tax credit carryforwards...............................       (2,708)        (84,492)       63,292
State taxes............................................         (272)                       64,112
Goodwill basis adjustment..............................        2,735         106,642       174,120
Valuation allowance reversal...........................                                 (2,070,101)
Unicap adjustment......................................                                    (13,190)
Other..................................................                                    (18,487)
                                                            --------       ---------   -----------
                                                             (53,391)       (306,819)   (1,508,321)
Valuation allowance....................................       53,391         306,819
                                                            --------       ---------   -----------
Net deferred tax benefit...............................     $     --       $      --   $(1,508,321)
                                                            ========       =========   ===========

The provision (benefit) for income taxes differs from the amount that would result from applying the federal statutory rate as follows:

                                                              FOR THE PERIOD
                                                              FROM INCEPTION,
                                                              OCTOBER 8, 1997      FOR THE YEARS
                                                                  THROUGH              ENDED
                                                               DECEMBER 31,        DECEMBER 31,
                                                              ---------------   -------------------
                                                                   1997           1998       1999
                                                              ---------------   --------   --------
Statutory regular federal income tax rate...................       (34.0)%        (34.0)%     34.0%
Nondeductible expense.......................................         1.4            4.1        0.8
State income tax, net of federal benefit....................         0.4            0.1       (3.7)
Foreign losses with no tax benefit..........................                                  (5.6)
Research and experimentation credits........................        (2.2)          (8.7)      (1.5)
Change in valuation allowance...............................        35.1           38.6      (49.9)
Foreign sales corporation benefit...........................                                  (3.5)
                                                                  ------         ------     ------
                                                                     0.7%           0.1%     (29.4)%
                                                                  ======         ======     ======

                                   OMP, INC.

10.  INCOME TAXES: (CONTINUED)
The significant components of the net deferred tax assets and liabilities at December 31 are as follows:

                                                                 1998          1999
                                                              -----------   ----------
Deferred tax assets and liabilities:
  Property and equipment....................................  $   (14,222)  $    2,817
  Financial statement reserves..............................      267,790      110,869
  Net operating loss carryforwards..........................      152,051
  Tax credit carryforwards..................................       87,200       23,908
  State taxes...............................................          272      (63,840)
  Goodwill basis differences................................    1,577,010    1,402,890
  Unicap adjustment.........................................                    13,190
  Cumulative translation adjustment.........................                   (30,842)
  Other.....................................................                    18,487
                                                              -----------   ----------
                                                                2,070,101    1,477,479
Valuation allowance.........................................   (2,070,101)
                                                              -----------   ----------
Net deferred tax asset......................................  $        --   $1,477,479
                                                              ===========   ==========

As of December 31, 1998 and 1999, the Company has research and experimentation credit carryforwards for federal and state purposes of approximately $87,000 and $24,000, respectively. The federal research and experimentation credits begin to expire in 2013.

During 1998 as a result of the acquisition of WWP (see Note 3), the purchase price assigned to goodwill and other intangibles differed between financial reporting and tax purposes by $3,811,478 resulting in a deferred tax asset.

11.  CONCENTRATIONS OF CREDIT RISK AND SIGNIFICANT CUSTOMERS:

The Company's cash deposits are placed in high-credit quality financial institutions. At times, deposits in those financial institutions may be in excess of federally insured limits. At December 31, 1998 and 1999, cash on deposit was in excess of the federally insured limit of $100,000 by approximately $1,429,000 and $513,000, respectively.

Concentrations of credit risk, with respect to trade receivables, are limited due to the large number of customers comprising the Company's customer base and their dispersion across different geographic regions. The Company performs ongoing credit evaluations of customers and generally does not require collateral. As of December 31, 1998 and 1999 and as of September 30, 2000, the Company had accounts receivable from two customers which represented approximately 18%, 16% and 32% (unaudited), respectively, of the net accounts receivable balance.

12.  ROYALTY AGREEMENTS:

The Company has a Products Supply and License Agreement (the "Agreement") with Mikuda Company ("Mikuda"), the owner of the Complex 272 formula. Pursuant to the Agreement, the Company has an exclusive license to use Complex 272 in skin care products. The Agreement provides that the Company's license is granted in perpetuity unless terminated by a breach of the provisions of the Agreement or by mutual consent of the parties. The Agreement requires the Company to pay

                                   OMP, INC.

12.  ROYALTY AGREEMENTS: (CONTINUED)
Mikuda a royalty based upon the Company's gross sales revenue for products which utilize Complex 272. The royalty rate is 4% of annual sales up to $12 million with the rate decreasing at higher annual sales levels. For the period from inception, October 8, 1997, through December 31, 1997 and for the years ended December 31, 1998 and 1999 and the nine month periods ended September 30, 1999 and 2000, such royalties totaled approximately $48,000, $680,000, $791,000, $653,000 (unaudited) and $290,000 (unaudited), respectively, and are recorded as a component of cost of sales.

All of the Company's products are marketed under the name "Obagi". The Company has a trademark and trade name license agreement with Dr. Obagi, an employee/shareholder of the Company, to use the trademarks and trade names "Obagi" in connection with the Company's sale of skin care products. In accordance with the agreement, Dr. Obagi is to receive an annual royalty in an amount equal to $200,000 plus 5% of the net sales of the non-prescription product lines, payable monthly. The royalty for any year is not to exceed $500,000 and terminates upon the completion of an initial public offering. In addition, according to the agreement, the company must spend at least $500,000 a year on research and development and must provide Dr. Obagi with the maximum discount the company provides to independent third-party customers. Upon completion of an initial public offering, the Company's commitment to spend at least $500,000 a year on research and development terminates and Dr. Obagi will only be entitled to the maximum discount the company provides independent third party customers purchasing the Company's products in the same volumes. For the period from inception, October 8, 1997, through December 31, 1997 and for the years ended December 31, 1998 and 1999, such royalties totaled approximately $17,000, $230,000 and $215,000, respectively. As of December 31, 1998 and 1999, the Company owed royalties and accrued interest to Dr. Obagi in the amount of $41,818 and $67,419, respectively. Such amounts are included in amounts due to related parties in the accompanying consolidated balance sheets.

13.  RELATED-PARTY TRANSACTIONS:


On December 2, 1997, the Company entered into an option and transfer agreement with one of its stockholders. During July 1998, under the terms of this agreement, the Company purchased the stockholder's 49% equity interest in Vertrieb for $129,328 plus the first $500,000 of cash distributions, if any, received from Vertrieb. During the year ended December 31, 1998, Vertrieb purchased products aggregating approximately $120,000 from the Company. In 1999, the Company purchased the remaining 51% ownership interest in Vertrieb. The Company accounted for this transaction under the purchase method of accounting. The purchase price of $613,758 includes the original $129,328 paid in 1998, $203,000 paid in 1999, and the obligation to pay to the seller the remaining $281,430. The purchase price exceeded the fair value of Vertrieb's net tangible assets by $555,320, which has been capitalized as distribution rights, is included in intangible assets, and is being amortized over 10 years using the straight-line method. The results of operations and financial position of Vertrieb since the 1999 acquisition date have been consolidated into the Company's financial statements. Pro forma presentation of the Company's results of operations, as if the acquisition had occurred as of January 1, 1998, have not been presented due to immateriality (e.g. historical net income or loss per share as presented would not change).


During January 1999, under the terms of the option and transfer agreement, the Company purchased the shareholder's rights to a formula used in a line of body care products for $271,927 which has been capitalized as an intangible asset and is being amortized over three years using the straight-line method.

                                   OMP, INC.

13.  RELATED-PARTY TRANSACTIONS: (CONTINUED)
In addition, according to this agreement, the Company has various commitments, one of which is that the Company must incur minimum levels of research and development expenditures on an annual basis.

One of the Company's stockholders, Dr. Obagi, purchases products from the Company and receives a 25% discount on all of his product purchases. Dr. Obagi is also a 74% beneficial stockholder in Cellogique, the Company's Middle Eastern distributor. According to a Product Distribution Agreement, which is renewable every 2 years after the first 30 months, Cellogique is required to purchase certain minimum amounts of products on a quarterly basis from the Company.

Total sales made to Dr. Obagi and Cellogique and the related cost of sales are included in the Company's consolidated statements of operations and are as follows:

                                      FOR THE PERIOD                               FOR THE NINE
                                      FROM INCEPTION,    FOR THE YEAR ENDED        MONTHS ENDED
                                      OCTOBER 8, 1997       DECEMBER 31,           SEPTEMBER 30,
                                          THROUGH        -------------------   ---------------------
                                     DECEMBER 31, 1997     1998       1999       1999        2000
                                     -----------------   --------   --------   --------   ----------
                                                                                    (UNAUDITED)
Sales, net of discounts............       $36,000        $968,000   $988,000   $583,026   $1,125,826
                                          =======        ========   ========   ========   ==========
Cost of sales......................       $ 6,468        $197,285   $188,381   $ 97,709   $  380,061
                                          =======        ========   ========   ========   ==========

Combined amounts due from Dr. Obagi and Cellogique for product purchases are reflected in "Receivable due from related parties" in the accompanying consolidated balance sheets as follows:

                                                             DECEMBER 31,
                                                          -------------------
                                                            1998       1999
                                                          --------   --------
Due from Dr. Obagi......................................  $ 93,000   $100,000
Due from Cellogique.....................................   210,000    254,000
                                                          --------   --------
                                                          $303,000   $354,000
                                                          ========   ========

At December 31, 1998 and 1999, the Company has a note payable in the amount of $1,333,334 and $666,667, respectively, due to Dr. Obagi. This note payable was issued as partial consideration for the purchase of WWP and is reflected in notes payable in the accompanying consolidated balance sheets (see Note 8). The Company also has a royalty agreement and an employment agreement with this stockholder (see Notes 12 and 14, respectively).

The Company has entered into a management agreement with an affiliate. In accordance with the agreement, the affiliate shall provide management consulting and business advisory services in exchange for a monthly fee equal to 2% of the Company's adjusted gross sales each month. This management agreement will terminate upon the earlier of the affiliate no longer having an investment in the Company or the Company's completion of a public offering of its common stock. For the period from inception, October 8, 1997, through December 31, 1997 and for the years ended December 31, 1998 and 1999, management fees under this agreement totaled approximately $22,000, $368,000 and $496,000, respectively. In addition to the management fee, the affiliate charges the Company for management and operating services and for legal and information technology support services. These

                                   OMP, INC.

13.  RELATED-PARTY TRANSACTIONS: (CONTINUED)
charges totaled approximately zero, $510,000 and $700,000 for the period from inception, October 8, 1997, through December 31, 1997, and for the years ended December 31, 1998 and 1999, respectively.

Amounts payable to Dr. Obagi for royalties and interest, and to an affiliate for management fees and other services are reflected in the accompanying consolidated balance sheets as "Amounts due to related parties" as follows:

                                                             DECEMBER 31,
                                                          -------------------
                                                            1998       1999
                                                          --------   --------
Due to Dr. Obagi........................................  $ 41,818   $ 67,419
Management fees and other...............................    85,867    168,577
                                                          --------   --------
                                                          $127,685   $235,996
                                                          ========   ========

14.  COMMITMENTS AND CONTINGENCIES:

LEASE COMMITMENTS


At December 31, 1999, the Company had operating leases for administrative, retail and warehouse/ assembly facilities. Under the terms of one lease, the Company has an option to extend the term for another 5 years until February 2008 and is obligated for certain additional expenses such as taxes, utilities and building maintenance. Additionally, the Company leases certain office equipment under a capital lease arrangement.


Future minimum rental commitments under operating and capital leases for each of the years ending December 31 are as follows:

                                                              CAPITAL    OPERATING
                                                               LEASE       LEASES
                                                              --------   ----------
2000........................................................  $ 36,909   $  769,577
2001........................................................    24,606      799,580
2002........................................................                820,754
2003........................................................                649,890
2004........................................................                594,007
                                                              --------   ----------

  Net minimum lease payments................................    61,515   $3,633,808
                                                                         ==========

Less, amount representing interest..........................     5,299
                                                              --------

  Present value of net lease payments.......................    56,216

Less, current portion.......................................    29,323
                                                              --------

                                                              $ 26,893
                                                              ========

Rent expense for the period from inception, October 8, 1997, through December 31, 1997 and for the years ended December 31, 1998 and 1999 was approximately $5,000, $186,000 and $289,000, respectively.

                                   OMP, INC.

14.  COMMITMENTS AND CONTINGENCIES: (CONTINUED)
One of the Company's stockholders is a guarantor of the Company's lease for its distribution center in Torrance, California and the corporate offices in Long Beach, California.

EMPLOYEE AGREEMENTS

The Company entered into an employment agreement for a five-year period, commencing on December 2, 1997, with Dr. Obagi which provides for a salary of $500,000 per annum subject to annual cost of living increases, based on the Consumer Price Index, plus other benefits. The term of the agreement automatically renews for successive one-year periods subject to certain termination provisions. If this agreement is terminated by the Company without cause, the Company's severance liability is a lump-sum payment equal to the balance of the base salary he would have received for the remainder of the initial term of the agreement.

The Company entered into an employment agreement for a three-year period, commencing March 1, 1998, with an officer of the Company. In March 1998, the Company issued 252,000 shares of the Company's common stock for $70,000 in cash and 2,800 shares of the Company's Series B redeemable preferred stock for $280,000 in cash to this officer. In November 1998, this officer's employment was terminated. In September 1999, the Company entered into a release and settlement agreement with this officer. Per the settlement agreement, the Company paid the former officer $1,087,500 in cash; $490,000 relating to the buyback of 2,800 shares of Series B redeemable preferred stock and 252,000 shares of common stock ($280,000 and $210,000, respectively), $393,750 relating to a consulting fee, $46,833 relating to dividends on Series B redeemable preferred stock and $156,917 as a final settlement.


The Company entered into an employment agreement for a two-year period, commencing June 3, 1999, with an employee/officer. The term of the agreement automatically renews for successive one-year periods subject to certain termination provisions. This employment agreement provides for a salary of $250,000 per annum, plus other benefits, including, but not limited to, a calendar year 1999 guaranteed bonus and future bonuses based on the achievement of certain financial benchmarks. If this agreement is terminated by the Company without cause, the Company's severance liability is the balance of the base salary owed for the remainder of the term of employment as of the date of such termination, payable semi-monthly, and any bonus still owing from the previous year. If the employment is terminated with cause, all compensation and benefits will cease immediately and no severance payment will be made except for any bonus still owing from the previous year. At December 31, 1999 this employee owed the Company $50,000. This note receivable related to an advance for a down payment on a new residence in conjunction with his relocation under the terms of the employment agreement. The note bore approximately a 10% interest rate and was paid in full on February 4, 2000.


The Company has employment agreements with certain other key members of management. These agreements provide the employees with a specified severance amount depending on whether the employee is terminated with or without good cause as defined in the agreement.

LITIGATION

Certain claims and lawsuits arising in the ordinary course of business have been filed or are pending against the Company. In the opinion of management, all such matters, if disposed of unfavorably,

                                   OMP, INC.

14. COMMITMENTS AND CONTINGENCIES: (CONTINUED) would not have a material adverse effect on the Company's financial position, cash flows or results of operations.

15.  STOCK OPTIONS:

The 1997 Stock Option/Stock Issuance Plan (the "Plan") provides for the grant of options to purchase common stock to employees, consultants and directors. The Plan includes incentive stock options ("ISOs") and nonqualified stock options ("NSOs"). The maximum number of shares of common stock which may be issued over the term of the Plan shall not exceed 900,000 shares of the Company's common stock.

Under the option grant program, the exercise price per share for ISOs shall be no less than 100% of the fair market value per share as determined by the Board of Directors on the grant date. The exercise price per share for NSOs shall be no less than 85% of the fair market value per share as determined by the Board of Directors on the grant date. For ISOs and NSOs, the exercise price per share shall be no less than 110% of the fair market value per share as determined by the Board of Directors on the grant date for an individual who, at the time of grant, owns stock representing more than 10% of the total combined voting power of all classes of stock of the Company. The right to exercise ISOs and NSOs vests at a rate in accordance with the individual stock option agreements. Options expire within a period of not more than ten years from the grant date. ISOs granted to an employee, who at the time of grant owns stock representing more than 10% of the total combined voting power of all classes of stock of the Company, expire within a period of not more than five years from the grant date.

At December 31, 1998 and 1999, the Company has reserved 900,000 shares of common stock, to satisfy the requirements of the Plan.

                                   OMP, INC.

15.  STOCK OPTIONS: (CONTINUED)

A summary of the option activity under the Plan is as follows:


                                                 SHARES UNDER OPTION                  WEIGHTED AVERAGE
                                               ------------------------                EXERCISE PRICE
                                               INCENTIVE   NONQUALIFIED     TOTAL        PER SHARE
                                               ---------   ------------   ---------   ----------------
Activity from inception
  Granted....................................    180,000                    180,000        $0.28
                                               ---------                  ---------
Outstanding at December 31, 1997.............    180,000                    180,000         0.28
  Granted....................................  1,035,000                  1,035,000         0.31
  Cancelled..................................    918,000                    918,000         0.29
                                               ---------                  ---------
Outstanding at December 31, 1998.............    297,000                    297,000         0.35
  Granted, at fair market value..............    373,680                    373,680         0.54
  Granted, above fair market value...........    144,000                    144,000         1.43
  Granted, below fair market value...........         --     126,000        126,000         0.28
  Cancelled..................................     92,250                     92,250         0.41
                                               ---------     -------      ---------
Outstanding at December 31, 1999.............    722,430     126,000        848,430        $0.61
                                               =========     =======      =========        =====
Exercisable at December 31, 1998.............     58,500          --         58,500        $0.28
                                               =========     =======      =========        =====
Exercisable at December 31, 1999.............    114,750      61,200        175,950        $0.29
                                               =========     =======      =========        =====


                              OPTIONS OUTSTANDING                                          OPTIONS EXERCISABLE
-------------------------------------------------------------------------------   -------------------------------------
                        NUMBER OF SHARES    WEIGHTED AVERAGE   WEIGHTED AVERAGE    NUMBER OF SHARES
RANGE OF EXERCISE        OUTSTANDING AT        PER SHARE        REMAINING LIFE      EXERCISABLE AT     WEIGHTED AVERAGE
PRICE PER SHARE        DECEMBER 31, 1999     EXERCISE PRICE        (YEARS)        DECEMBER 31, 1999     EXERCISE PRICE
-----------------      ------------------   ----------------   ----------------   ------------------   ----------------
$.28 to $.56.........         704,430            $0.44               9.05                175,950            $0.29
$.77 to $2.26........         144,000            $1.43               9.42
                              -------                                                    -------
                              848,430            $0.61               9.11                175,950            $0.29
                              =======                                                    =======

The per share estimated weighted average fair value for options granted during the period from inception October 8, 1997, through December 1, 1997 and the year ended December 31, 1998 was $0.07 and $0.09, respectively. The per share estimated weighted average fair value for options granted during the year ended December 31, 1999 at fair market value, above fair market value, and below fair market value was $0.13, $0.00, and $0.48, respectively.

During the year ended December 31, 1999, the Company issued 126,000 options to non-employees and recognized compensation cost of $31,590. For the nine month period ended September 30, 2000, the compensation cost related to these options was $718,346 (unaudited). The fair value of each option grant to non-employees was estimated at December 31, 1999 using the Black-Scholes model. This value is the current stock price less the present value, using a risk-free rate of return, of the exercise price for a stock that does not pay dividends. The assumptions used are as follows: the risk-free interest rate is 6%; the volatility is 67%; the expected life of the option is the term to expiration, ten years; and the common stock will pay no dividends. The unearned compensation cost of the options issued to non-employees at December 31, 1999 and at September 30, 2000 was $28,813 and $440,379 (unaudited), respectively.

UNAUDITED UPDATED INFORMATION

During the nine month period ended September 30, 2000, the Company granted 275,220 options to employees at per share exercise prices ranging from $1.08 to $8.33. These grants resulted in deferred stock compensation of $1,790,050.

                                   OMP, INC.

15.  STOCK OPTIONS: (CONTINUED)
PRO FORMA EFFECT OF STOCK-BASED COMPENSATION

The Company has adopted the disclosure-only provisions of SFAS No. 123. Accordingly, no related compensation cost has been recognized for stock options granted to employees under SFAS No. 123. Had compensation cost for the Company's stock option plan been determined based on the fair value at the grant dates for awards under the Plan consistent with the method promulgated by SFAS No. 123, the Company's net income (loss) would have decreased (increased) to the pro forma amount below:

                                                       FOR THE PERIOD
                                                       FROM INCEPTION        FOR THE YEARS ENDED
                                                      OCTOBER 8, 1997           DECEMBER 31,
                                                          THROUGH         -------------------------
                                                     DECEMBER 31, 1997       1998          1999
                                                     ------------------   -----------   -----------
Net income (loss):
  As reported......................................       $  (255,454)    $(2,224,456)  $ 1,773,845
  Pro forma........................................          (255,921)     (2,231,244)    1,763,669

Basic income (loss) per share:
  As reported......................................       $     (0.05)    $     (0.15)  $      0.12
  Pro forma........................................             (0.05)          (0.15)         0.12

Diluted income (loss) per share:
  As reported......................................       $     (0.05)    $     (0.15)  $      0.12
  Pro forma........................................             (0.05)          (0.15)         0.12

Weighted average common shares outstanding:
  Basic............................................         4,972,607      14,600,910    14,584,340
  Diluted..........................................         4,972,607      14,600,910    14,849,374

For purposes of computing the pro forma amounts, the fair value of each option grant was estimated on the date of grant using the minimum value method. This value is the current stock price less the present value, using a risk-free rate of return, of the exercise price for a stock that does not pay dividends. The assumptions used are as follows: the risk-free interest rate was between 5.31% and 6.28%; the expected life of the option is the term to expiration, generally five years; and the common stock will pay no dividends.

                                   OMP, INC.

16.  NET INCOME (LOSS) PER COMMON SHARE:


The following table sets forth the computation of basic and diluted income
(loss) per common share:

                               FOR THE PERIOD
                              FROM INCEPTION,        FOR THE YEAR ENDED        NINE MONTH PERIOD ENDED
                              OCTOBER 8, 1997           DECEMBER 31,                SEPTEMBER 30,
                                  THROUGH         -------------------------   -------------------------
                             DECEMBER 31, 1997       1998          1999          1999          2000
                             ------------------   -----------   -----------   -----------   -----------
                                                                                     (UNAUDITED)
NUMERATOR:
  Net income (loss)........       $(123,273)      $  (590,435)  $ 3,404,576   $ 2,440,068   $  (438,882)
  Accrued dividends on
    redeemable preferred
    stock..................        (132,181)       (1,634,021)   (1,630,731)   (1,225,376)   (1,207,252)
                                  ---------       -----------   -----------   -----------   -----------
  Numerator for basic and
    diluted income (loss)
    per common share.......       $(255,454)      $(2,224,456)  $ 1,773,845   $ 1,214,692   $(1,646,134)
                                  =========       ===========   ===========   ===========   ===========
DENOMINATOR:
  Denominator for basic
    income (loss) per
    share--weighted average
    shares.................       4,972,607        14,600,910    14,584,340    14,646,462    14,437,896

Effect of dilutive
  securities:
  Employee stock options...              --                --       265,034       200,291            --
                                  ---------       -----------   -----------   -----------   -----------
  Denominator for dilutive
    income (loss) per
    share..................       4,972,607        14,600,910    14,849,374    14,846,753    14,437,896
                                  =========       ===========   ===========   ===========   ===========

Options to purchase 180,000 shares of common stock at $0.28 per share were outstanding during the period from inception October 8, 1997, through December 31, 1997 but were not included in the computation of diluted earnings per share because the options' exercise price was equal to the average market price of common shares and therefore there was no dilutive effect. The diluted share base for the year ended December 31, 1998 and the nine-month period ended September 30, 2000 excludes incremental shares of 236,988 and 852,266, respectively, related to stock options. These shares are excluded due to their anti-dilutive effect as a result of the Company's net loss applicable to common stockholders during the year ended 1998 and nine-month period ended
September 30, 2000.

17.  SEGMENT INFORMATION:

The Company operates in a single operating segment and develops, markets and sells products for physician-mediated skin health and restoration. The Company distributes its products through physicians in the United States and through distributors in 29 foreign countries. The Company's current product offerings qualify for aggregation under SFAS No. 131 as its products are all designed for skin health and restoration, are manufactured and distributed in the same manner, have similar gross margins and are sold to the same customer base.

                                   OMP, INC.

17.  SEGMENT INFORMATION: (CONTINUED)
The following geographic area data includes net sales based on ultimate product shipment destination through direct customer sales or through distributor sales.

                              FOR THE PERIOD
                              FROM INCEPTION        FOR THE YEAR ENDED        NINE MONTH PERIOD ENDED
                             OCTOBER 8, 1997           DECEMBER 31,                SEPTEMBER 30,
                                 THROUGH         -------------------------   -------------------------
                            DECEMBER 31, 1997       1998          1999          1999          2000
                            ------------------   -----------   -----------   -----------   -----------
                                                                                    (UNAUDITED)
Revenues:
  United States...........      $  693,944       $13,237,223   $17,286,451   $12,401,404   $18,421,434
  Asia....................         355,688         1,932,243     3,843,838     2,519,574     4,993,348
  Europe..................          26,062           257,870       429,580       231,010       625,114
  South America...........          11,265           163,882       241,525       207,011       217,317
  Other...................          22,408         1,425,718     1,274,115       897,378       725,590
                                ----------       -----------   -----------   -----------   -----------
                                $1,109,367       $17,016,936   $23,075,509   $16,256,377   $24,982,803
                                ==========       ===========   ===========   ===========   ===========


The following table presents consolidated net sales by classes of similar products.



                                FOR THE PERIOD
                                FROM INCEPTION
                               OCTOBER 8, 1997       FOR THE YEAR ENDED        NINE MONTH PERIOD ENDED
                                   THROUGH              DECEMBER 31,                SEPTEMBER 30,
                                 DECEMBER 31,     -------------------------   -------------------------
                                     1997            1998          1999          1999          2000
                               ----------------   -----------   -----------   -----------   -----------
                                                                                     (UNAUDITED)
Revenues:
  Products dispensed
    in-office................     $1,061,945      $16,171,877   $22,261,407   $15,699,587   $23,599,457
  Products used for in-office
    procedures...............         47,422          845,059       814,102       556,790     1,383,346
                                  ----------      -----------   -----------   -----------   -----------
                                  $1,109,367      $17,016,936   $23,075,509   $16,256,377   $24,982,803
                                  ==========      ===========   ===========   ===========   ===========


For the period from inception, October 8, 1997, through December 31, 1997 and for the years ended December 31, 1998 and 1999 and the nine month periods ended September 30, 1999 and 2000, sales to one customer accounted for approximately 32%, 10%, 7%, 12% (unaudited) and 12% (unaudited) respectively, of the Company's net revenues.

18.  SUPPLEMENTAL CASH FLOW INFORMATION:


                                     FOR THE PERIOD
                                     FROM INCEPTION      FOR THE YEAR ENDED     NINE MONTH PERIOD ENDED
                                    OCTOBER 8, 1997         DECEMBER 31,             SEPTEMBER 30,
                                        THROUGH         ---------------------   -----------------------
                                   DECEMBER 31, 1997      1998        1999        1999         2000
                                   ------------------   --------   ----------   ---------   -----------
                                                                                      (UNAUDITED)
Cash paid:
  Interest.......................         $16,439       $459,970   $  355,174   $261,578    $  507,128
                                          =======       ========   ==========   ========    ==========
  Income taxes...................         $    --       $ 59,300   $1,104,369   $581,750    $  279,001
                                          =======       ========   ==========   ========    ==========

                                   OMP, INC.

18.  SUPPLEMENTAL CASH FLOW INFORMATION: (CONTINUED)
NONCASH TRANSACTIONS:


In October 1997, the Company issued 1,800 shares of its common stock valued at $500 to founding stockholders as payment for services provided in connection with the formation of the Company.



During the period from inception, October 8, 1997, through December 31, 1997 and for the years ended December 31, 1998 and 1999 and the nine month periods ending September 30, 1999 and 2000, the Company accrued $132,181, $1,634,021,
$1,630,731, $1,225,376 (unaudited) and $1,207,252 (unaudited), respectively, for dividends on its preferred stock.


During 1998, the Company entered into a capital lease for certain office equipment, included in property and equipment, and recorded the related capital lease obligation of $95,480.

On March 15, 1999, the Company and WWP settled an ongoing dispute over the purchase price adjustment. This resulted in the recording of a receivable due from WWP of $500,000, a decrease of $375,000 to the purchased intangibles and a decrease of $125,000 to the predecessor carryover basis adjustment at December 31, 1998 (see Note 3).

During June 1999, the Company repurchased distribution rights for certain territories in Asia from Maron Nu-Tech. The purchase price consisted of $600,000 in cash and a note payable for $900,000 (see Note 8).

During December 1999, the Company incurred and capitalized approximately $385,000 in construction in progress costs, which is recorded in accrued liabilities at December 31, 1999.

19.  401(k) PLAN:

On February 1, 1999, the Company established an employee savings and retirement plan and a 401(k) defined contribution retirement plan, covering substantially all full-time employees. The Company matches 25% of employee contributions up to 6% of employee compensation. The Company may also make, at the discretion of the Board of Directors, additional contributions subject to statutory limits. The Company contributed approximately $26,000 for the year ended December 31, 1999. Administrative expenses paid on behalf of the plan were nominal for the year ended December 31, 1999.

20.  SUBSEQUENT EVENTS (UNAUDITED):

REINCORPORATION AND STOCK SPLIT

On November 13, 2000, the Board of Directors authorized the reincorporation of the Company in the State of Delaware, under the name OMP, Inc., which is expected to be completed prior to the initial public offering becoming effective. In connection with the reincorporation, the Company will effect a 1.8 for 1.0 stock split of all outstanding common stock and common stock options. All share and per share amounts have been adjusted to give retroactive effect to the stock split for all periods presented.

REGISTRATION RIGHTS


The Company has entered into an agreement with the holders of a majority of the outstanding registrable securities. Beginning six months following the closing of the Company's initial public offering, the holders of a majority of the outstanding registrable securities have the right to require the

                                   OMP, INC.

20.  SUBSEQUENT EVENTS (UNAUDITED): (CONTINUED)

Company to file up to three effective registration statements on Form S-1 or S-2 with a written request for registration from the holders of at least 50% of the outstanding registrable securities. The Company may, however, defer the requested registration of shares up to 120 days if its board of directors determines that a registration at the requested time would be seriously detrimental to the Company and its stockholders. This requirement terminates upon the fifth anniversary of the closing of this offering. In addition, subject to certain limitations, the holders of registrable securities have the right to require the Company to file an unlimited number of registration statements on Form S-3 with a written request for registration. The Company may, however, defer the requested registration of shares up to 60 days if the Company's board of directors, which is currently controlled by stockholders who have registration rights, determines that a registration at the requested time would be seriously detrimental to the Company and its stockholders. The Company has agreed to pay expenses of the holders of registrable securities.


SIGNIFICANT AGREEMENTS

In February 2000, the Company and Rohto Pharmaceutical Co., a Japanese corporation, entered into a Joint Venture Agreement to form a Japanese company called Obagi-Rohto Medical Products KK ("ORMP"). The new company will import, market, distribute, and sell skin care products in Japan. Pursuant to the terms of the Joint Venture Agreement, the Company contributed 20,000,000 Yen ($192,901) in exchange for a 50% ownership interest in ORMP, which is accounted for under the equity method of accounting.

In February 2000, the Company and LifeCell Corporation entered into a license marketing and distribution agreement whereby the Company purchased the exclusive rights for co-promotion of Cymetra-TM- for $1,000,000. Pursuant to the terms of the licensed marketing and distribution agreement, the Company paid LifeCell Corporation $400,000 in February 2000 and $600,000 in September 2000.

In June 1999, the Company purchased product distribution rights from Maron Nu-Tech for certain Asian countries. During February 2000, under the terms of this agreement, the Company purchased the Obagi Family Trust's 50% equity interest in Derma-Tech, Inc. for $107,298. The purchase price exceeded the fair value of Derma-Tech, Inc.'s net tangible assets by $93,795, which has been capitalized as distribution rights, is included in intangible assets, and is being amortized over 10 years using the straight-line method. The Company accounted for this transaction using the equity method of accounting.

In February 2000, the Company and Geneva Pharmaceuticals, Inc., a subsidiary of Novartis Pharmaceuticals Corporation, entered into a non-exclusive supply and marketing agreement to market tretinoin cream products to the physician-dispensed market in the United States. Under the terms of the agreement, Geneva will supply the Company all of its requirements for the tretinoin cream. The agreement has a term of three years, but may be terminated by either party on 90 days notice for any reason.

In March 2000, the Company and Vivier Pharma Inc. entered into an exclusive supply and distribution agreement whereby the Company obtained the exclusive right to distribute L-ascorbic acid serum products through the physician-dispensed distribution channel in the United States and through all distribution channels in 29 foreign countries. Under the terms of the agreement, Vivier will supply the Company all of its requirements for the ascorbic acid serum products and the Company will purchase

                                   OMP, INC.

20. SUBSEQUENT EVENTS (UNAUDITED): (CONTINUED) minimum quantities of the products for each year of the agreement. The agreement has a five-year term.


In December 2000, the Company entered into an agreement with Maron Nu-Tech and Kenneth Kim, an owner of Maron Nu-Tech. Under this agreement, the Company purchased the following assets from Kenneth Kim and Maron Nu-Tech: (a) the remaining 50% ownership of Derma Tech, Inc. not previously owned by the Company;
(b) all ownership interest owned by Kenneth Kim of Obagi Singapore; (c) all distribution rights owned by Kenneth Kim or Maron Nu-Tech to distribute products of the Company, including rights to sub-distribute to the countries of Singapore, Korea, Malaysia and Indonesia. Pursuant to the terms of the agreement, the Company has paid and will pay the following amounts to Kenneth
Kim: (a) cash in the amount of $500,000 in December 2000 and (b) a note in the amount of $1,600,000 subordinated to bank loans payable, collateralized by personal property assets, bearing interest at 6% until January 1, 2003, and with principal payments of $500,000, $375,000, $625,000 and $100,000 at June 30,
2001, January 1, 2002, June 30, 2002, and January 1, 2003, respectively. The Company has also provided a note in the amount of $900,000 to Maron Nu-Tech with the following provisions: subordinated to bank loans payable, collateralized by personal property assets, bearing interest at 6% until January 1, 2003 and with principal payments of $150,000, $250,000, $250,000 and $250,000 at January 1,
2003, June 30, 2003, January 1, 2004 and June 30, 2004, respectively. The excess of the purchase price of the distribution rights acquired in this transaction over the fair value of the net tangible assets of Derma Tech will be included in the December 31, 2000 balance sheet in the intangible assets, and will be amortized over 10 years using the straight-line method.


LINE OF CREDIT

In March 2000, the Company amended its credit facility agreement. In accordance with the amended credit facility agreement, the borrowing capacity of the line of credit was increased to $7,000,000, bearing interest at the bank's prime lending rate plus a variable margin scale or at the LIBOR rate plus a variable margin scale, and maturing on May 31, 2001. The prime rate margin scale and the LIBOR rate margin scale are determined based on the leverage ratio of indebtedness to earnings before interest, taxes, depreciation and amortization. The prime rate margin scale ranges from 0% to 1.0% and the LIBOR rate margin scale ranges from 2.25% to 3.25%. Under the terms of the amended credit facility agreement, the line of credit borrowing capacity is based upon the levels of eligible accounts receivable and inventory.

The amended credit facility agreement also provides for a third term loan ("Term Loan C") in the amount of $3,000,000, bearing interest at the bank's prime lending rate plus a variable margin scale, or at the LIBOR rate plus a variable margin scale, with principal and interest payable quarterly through maturity on November 29, 2002. The prime rate margin scale and the LIBOR rate margin scale are determined based on the leverage ratio of indebtedness to earnings before interest, taxes, depreciation and amortization. The prime rate margin scale ranges from 1.0% to 3.5% and the LIBOR rate margin scale ranges from 3.25% to 3.75%. Borrowings are collateralized by all of the personal property assets of the Company. There was $3,000,000 outstanding on Term Loan C at September 30, 2000 at an interest rate of 13%.


The amended credit facility agreement contains certain financial and restrictive covenants. These convenants include, but are not limited to, a restriction on the amount of dividends that may be

                                   OMP, INC.

20.  SUBSEQUENT EVENTS (UNAUDITED): (CONTINUED)

distributed to stockholders, and maintaining defined levels of tangible net worth, a leverage ratio of indebtedness to earnings, a coverage ratio of net income to current debt and a quick asset ratio. As of September 30, 2000, the Company is in compliance with all covenants of the amended credit facility agreement.


In consideration for the amended line of credit, the Company entered into a Shared Appreciation Agreement with the lending bank whereby the Company must pay to the bank between $200,000 and $350,000 based on the expiration date or an acceleration event, as specified by the agreement. The expiration date of the Shared Appreciation Agreement is December 31, 2001 and the amount due is based on a formula that measures the increase in EBITDA less specified indebtedness. For the nine months ended September 30, 2000, the Company recorded $180,000 in interest expense related to the Shared Appreciation Agreement.

PREFERRED STOCK

In November 2000, the Board of Directors approved an amendment to the Company's Articles of Incorporation (the "Amendment"). This amendment eliminated the requirement to pay the accrued dividends on Series A and B redeemable preferred stock by January 1, 2001. The amendment also eliminated the mandatory redemption of Series A and Series B preferred stock in the case of unpaid dividends and the third anniversary of the close of the Company's sale of its common stock in a public offering.

Upon reincorporation of the Company as described above, Series B preferred stock will be converted into Series A on a one to one basis.

STOCK OPTIONS

In November 2000, the Company adopted the 2000 Stock Option/Stock Issuance Plan (the "2000 Plan"). The terms of the 2000 Plan are consistent with those of the 1997 Stock Option/Stock Issuance Plan, except that the maximum number of shares of common stock which may be issued over the terms of the 2000 Plan shall not exceed 450,000 shares of the Company's common stock. In addition, the maximum number of shares of common stock issued to any person under the 2000 Plan in any calendar year shall not exceed 180,000 shares.

SUBLEASE OF DISTRIBUTION CENTER

On January 1, 2000, the Company subleased a portion of their distribution center to United States Manufacturing Company ("USMC"), an affiliate of a related party of the Company. The monthly sublease, which terminates on December 31, 2004, includes yearly payments which range from approximately $68,000, in the first year of the sublease, to $80,000, in the last year of the sublease.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholder of WorldWide Product Distribution, Inc.

In our opinion, the accompanying statements of operations and of cash flows of WorldWide Product Distribution, Inc., present fairly, in all material respects, the results of its operations and its cash flows for the period from January 1, 1997 through December 1, 1997 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.


PricewaterhouseCoopers LLP


Los Angeles, California
February 25, 1998

                      WORLDWIDE PRODUCT DISTRIBUTION, INC.

                            STATEMENT OF OPERATIONS

            FOR THE PERIOD JANUARY 1, 1997 THROUGH DECEMBER 1, 1997

Revenues....................................................  $10,396,516
Cost of sales...............................................    2,692,523
                                                              -----------
  Gross profit..............................................    7,703,993
Selling general and administrative expenses.................    6,926,199
Depreciation and amortization...............................       38,955
                                                              -----------
  Income from operations....................................      738,839
Interest income.............................................        5,362
Interest expense............................................       (3,522)
                                                              -----------
  Income before provision for income taxes..................      740,679
Provision for income taxes..................................       36,406
                                                              -----------
  Net income................................................  $   704,273
                                                              ===========

   The accompanying notes are an integral part of these financial statements.

                      WORLDWIDE PRODUCT DISTRIBUTION, INC.

                            STATEMENT OF CASH FLOWS

          FOR THE PERIOD FROM JANUARY 1, 1997 THROUGH DECEMBER 1, 1997

Cash flows from operating activities:
  Net income................................................  $   704,273
  Depreciation and amortization.............................       38,955
Changes in operating assets and liabilities:
  Accounts receivable.......................................     (178,090)
  Inventories...............................................      221,773
  Prepaids and other assets.................................      (86,646)
  Accounts payable..........................................       87,171
  Accrued liabilities.......................................    1,588,361
                                                              -----------
    Net cash provided by operating activities...............    2,375,797
                                                              -----------
Cash flows from investing activities:
  Purchases of property and equipment.......................     (311,914)
                                                              -----------
    Net cash used in investing activities...................     (311,914)
                                                              -----------
Cash flows from financing activities:
  Distributions paid to shareholder.........................   (1,940,002)
  Taxes paid on behalf of shareholder.......................      (11,254)
                                                              -----------
    Net cash used in financing activities...................   (1,951,256)
                                                              -----------
    Net increase in cash....................................      112,627
Cash at beginning of period.................................      400,472
                                                              -----------
Cash at end of period.......................................  $   513,099
                                                              ===========
Supplemental disclosure of cash flow information:
  Income taxes paid.........................................  $    22,488
                                                              ===========

   The accompanying notes are an integral part of these financial statements.

                      WORLDWIDE PRODUCT DISTRIBUTION, INC.

                         NOTES TO FINANCIAL STATEMENTS

1.  ORGANIZATION:

WorldWide Product Distribution, Inc. ("WWP") was incorporated under the laws of the state of California on July 18, 1989. WWP is primarily engaged in the marketing of skin care products, which are generally sold by prescription. WWP sells its products to physicians in the United States and to authorized sales distributors in foreign countries.

2.  SIGNIFICANT ACCOUNTING POLICIES:

REVENUE RECOGNITION

Revenues from product sales are recognized when title passes upon shipment to the customer and collectibility is probable.

ADVERTISING AND PROMOTION COSTS

All advertising and promotion costs are expensed as incurred. Advertising costs for the period from January 1, 1997 through December 1, 1997 were approximately $1,400,000.

DEPRECIATION

Property and equipment are depreciated using the straight-line method over the assets' estimated useful lives, generally three years. Maintenance, repairs and minor renewals are charged to operations as incurred. Upon sale or other disposition of assets, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss, if any, would be reflected in the statement of operations. Depreciation expense for the period from January 1, 1997 through December 1, 1997 was approximately $39,000.

INCOME TAXES

WWP has elected to be taxed under Subchapter S of the Internal Revenue Code. Accordingly, all taxable earnings of WWP are taxed at the individual owner level and WWP incurs no federal income tax liability.

Also under this election, the California corporate income tax rate is reduced to 1.5%, and WWP's income after this tax is reported at the individual owner level for state income tax purposes.

SEGMENT REPORTING


Statement of Financial Accounting Standards ("SFAS") No. 131, "Disclosures about Segments of an Enterprise and Related Information," superceded substantially all the reporting requirements previously required under SFAS No. 14, "Financial Reporting for Business Segments of an Enterprise," and established standards for the way a company reports information about operating segments. It also established standards for related disclosures about products and services, geographic areas and major customers. Under SFAS No. 131, the determination of segments to be reported in the financial statements is to be consistent with the manner in which management organizes and evaluates the internal organization to make operating decisions and assess performance. The adoption of this statement did not have an impact upon WWP's operating results as this statement's provisions affect only the disclosure of certain segment information in the notes to the financial statements (see note 8).

                      WORLDWIDE PRODUCT DISTRIBUTION, INC.

2.  SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3.  SALE AND LIQUIDATION OF WWP:

The shareholder of WWP agreed to sell substantially all the assets and certain liabilities of WWP effective December 2, 1997 to OMP Acquisition Corporation ("OMP Inc.") pursuant to the terms of the Asset Purchase Agreement dated October 14, 1997, in exchange for $17,000,000 in cash and a promissory note payable in the amount of $3,000,000 plus transaction costs, subject to a final price determination (see Note 9).

4.  RISK CONCENTRATIONS:

Concentrations of credit risk, with respect to sales are limited due to the large number of customers comprising WWP's customer base and their dispersion across different geographic regions. WWP performs ongoing credit evaluations of customers and generally does not require collateral.

WWP buys substantially all of its products from one supplier. Management believes that WWP could obtain an alternate supplier should the current supplier fail to provide the products. One of the owners of WWP is a 10% shareholder in the supplier.

5.  ROYALTY AGREEMENT:

WWP has a Products Supply and License Agreement (the "Agreement") with Mikuda Company ("Mikuda"), the owner of the Complex 272 formula. Mikuda is 100% owned by one of WWP's owners. Pursuant to the Agreement, WWP has an exclusive license to use Complex 272 in skin care products. The Agreement provides that WWP's license is granted in perpetuity unless terminated by a breach of the provisions of the Agreement or by mutual consent of the parties. The Agreement requires WWP to pay Mikuda a royalty based upon WWP's gross sales revenue for products which utilize Complex 272.

Effective October 1, 1996, the Agreement was amended and the royalty rate was reduced to 4% of annual sales up to $12 million with the rate decreasing at higher annual sales levels. During 1997, royalties totaled approximately $457,000 and are recorded as a component of cost of sales. WWP also paid, and included in cost of sales, approximately $226,000 in 1997 to purchase its supply of Complex 272 from Mikuda.

6.  RELATED-PARTY TRANSACTIONS:

All of WWP's products are marketed under the name "Obagi". WWP has a trademark and trade name license agreement with Dr. Obagi, one of WWP's owners, to use the trademarks and trade names "Obagi" and "Obagi Nu-Derm" in connection with WWP's sale of skin care products. WWP does not pay Dr. Obagi any fees for the use of the trademarks and trade names.

                      WORLDWIDE PRODUCT DISTRIBUTION, INC.

6.  RELATED-PARTY TRANSACTIONS: (CONTINUED)
Two of WWP's beneficial owners purchase products from WWP and receive a 63% discount on all of their product purchases. During 1997, the two owners purchased products aggregating approximately $59,000 and $276,000, net of related discounts, from WWP.

One of WWP's beneficial owners is a 35% shareholder in Cellogique, WWP's Middle Eastern distributor. According to a Product Distribution Agreement, which is renewable every 2 years after the first 30 months, Cellogique is required to purchase, on a quarterly basis from WWP, a minimum of $50,000 worth of products through August 1998 and $135,000 worth of products thereafter until the agreement is terminated. During 1997, Cellogique purchased products aggregating approximately $531,000 from WWP.

As discussed in Note 4, WWP purchased substantially all of its products from a supplier which is 10% owned by one of WWP's beneficial owners. For the period from January 1, 1997 through December 1, 1997, total purchases from the supplier aggregated approximately $1,413,000.

During the period from January 1, 1997 through December 1, 1997, WWP paid state taxes on behalf of the owners in the amount of approximately $11,000.

7.  COMMITMENTS AND CONTINGENCIES:

WWP leased office space on a month-to-month basis. Total rent expense for the period from January 1, 1997 through December 1, 1997, was approximately $57,000.

8.  SEGMENT INFORMATION:

WWP operates in a single operating segment and is engaged in the development, distribution and marketing of skin care products, which are generally sold by prescription. WWP distributes its products through physicians in the United States and through authorized sales distributors in over 30 foreign countries. WWP's homogenous products are complementary and are marketed together.

The following geographic area data includes net sales based on ultimate product shipment destination through direct customer sales or through distributor sales for the period January 1, 1997 through December 1, 1997:

Revenues
United States...............................................  $ 6,943,906
Asia........................................................    2,526,537
Europe......................................................      137,521
South America...............................................       63,415
Other.......................................................      725,137
                                                              -----------
                                                              $10,396,516
                                                              ===========

No single customer accounted for more than 10% of revenues for the period January 1, 1997 through December 1, 1997.

9.  SUBSEQUENT EVENT (UNAUDITED):

On March 15, 1999, WWP and OMP, Inc. settled an ongoing dispute over the final purchase price determination. The agreed-upon purchase price adjustment resulted in a $500,000 cash payment to OMP, Inc. on March 15, 1999.

THE OBAGI NU-DERM SYSTEM
A COMPLETE PROTOCOL FOR SKIN HEALTH RESTORATION

                                                    PREPARE

GENTLE CLEANSER Cleans and soothes DELICATE AND NORMAL
SKIN
                                                                       [GRAPHIC]

FOAMING GEL Deep cleaning FOR NORMAL AND OILY SKIN

TONER Restores skin's natural pH level FOR ALL SKIN TYPES

                                                    CORRECT

CLEAN-TM- [hydroquinone USP 4%] Skin bleaching/correcting cream
                                                                       [GRAPHIC]

EXFODERM-REGISTERED TRADEMARK- Exfoliates DRY, THIN, OR
SENSITIVE SKIN

EXFODERM-REGISTERED TRADEMARK- FORTE Exfoliates THICK,
OILY, OR TOUGH SKIN

                                                    STIMULATE

BLENDER-TM- [hydroquinone USP
4%]
                                                                       [GRAPHIC]
       Lightening/blending cream to even color tone

FOLLOWED BY INDIVIDUALLY PRESCRIBED RETINOIN CREAM

                                                    PROTECT

SUNFADER-TM- [hydroquinone USP 4% octylmethoxyomnamate
             USP
7.5%
             oxybenzone USP 5.5%]
                                                                       [GRAPHIC]
        SPF 15 sunscreen with lightener FOR
             HYPERPIGMENTATION

SUNBLOCK[titaniumdioxide USP 9% zincoxide USP 6%]
       SPF 24 broad sun protection FOR ALL SKIN TYPES

EYE CREAM Soothes delicate skin FOR ALL SKIN TYPES

                                                    CONTROL

TOLEREEN-TM- [hydrocortisone USP 0.5%] Antipuritic lotion
                                                                       [GRAPHIC]

ACTION-TM- Moisturizing lotion for temporary relief of dryness

BACITRACIN bacitracinzinc USP 500 units per gram Topical antibiotic

--------------------------------------------------------------------------------

                                     [LOGO]

                                4,500,000 SHARES

                                  COMMON STOCK

                              -------------------
                                   PROSPECTUS
                              -------------------

                                          , 2001

                               CIBC WORLD MARKETS

                           THOMAS WEISEL PARTNERS LLC


                           U.S. BANCORP PIPER JAFFRAY


----------------------------------------------------------------


YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE INFORMATION THAT IS NOT CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF THE DELIVERY OF THIS PROSEPCTUS OR ANY SALE OF THESE SECURITIES.



UNTIL           , 2001 ( 25 DAYS AFTER THE COMMENCEMENT OF THE OFFERING), ALL
DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The expenses to be paid by OMP, Inc. in connection with the distribution of the securities being registered are as set forth in the following table:


Securities and Exchange Commission Fee......................  $   21,750
NASD Filing Fee.............................................  $    8,780
Nasdaq National Market Listing Fee..........................       1,000
Legal Fees and Expenses.....................................     500,000*
Accounting Fees and Expenses................................     450,000*
Printing and Engraving Expenses.............................     250,000*
Blue Sky Fees and Expenses..................................      15,000*
Registrar and Transfer Agent Fees and Expenses..............      10,000
Miscellaneous...............................................      50,000
        Total...............................................  $1,306,530


---------------------

*   Estimated


ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers provisions, expanding the scope of indemnification beyond that specifically provided by the current law.

The registrant's Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

The registrant's Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of the registrant if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of the registrant, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

The registrant has entered into indemnification agreements with its directors, in addition to indemnification provided for in the registrant's Bylaws, and intends to enter into indemnification agreements with any new directors in the future.

The Underwriting Agreement (Exhibit 1.1 hereto) provides for indemnification by the underwriters of the registrant and its executive officers and directors, and by the registrant of the underwriters for some liabilities, including liabilities arising under the Securities Act, in connection with matters specifically provided in writing by the underwriters for inclusion in the Registration Statement.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

Since September 30, 1997, OMP, Inc. has issued unregistered securities as follows:

(1) On October 9, 1997, we sold 1,800 shares of our common stock to Mandarin Partners LLC at a price of $0.28 per share for a total price of $500. The issuance described under this Item 15(1) is deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as transactions by an issuer not involved in a public offering.

(2)  On December 1, 1997, we sold the following unregistered securities:
(a) 10,798,200 shares of our common stock to Mandarin Partners LLC at a price of $0.28 per share for a total price of $2,999,500;

(b) 3,600,000 shares of our common stock to the Zein and Samar Obagi Family Trust at a price of $0.28 per share for a total price of $1,000,000;
(c) 106,200 shares of our Series A preferred stock to Mandarin Partners LLC at a price of $100.00 per share for a total price of $10,620,000; and (d) 40,000 shares of our Series B preferred stock to the Zein and Samar Obagi Family Trust at a price of $100 per share for a total price of $4,000,0000. The issuances described under this Item are deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as transactions by an issuer not involved in a public offering.

(3)  On March 19, 1998, we sold the following unregistered securities:
(a) 252,000 shares of our common stock to Raulee Marcus at a price of $0.28 per share for a total price of $70,000; and (b) 2,800 shares of our Series B preferred stock to Raulee Marcus at a price of $100 per share for a total price of $280,000. On September 24, 1999, we redeemed and cancelled all such common stock issued to Raulee Marcus for a price of $210,000, and all such Series B preferred stock issued to Raulee Marcus for a price of $280,000. The issuances described under this Item are deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as transactions by an issuer not involved in a public offering.

(4) On February 29, 2000, we sold 42,750 shares of our common stock to James Krulisky at a price of $0.28 per share for a total price of $11,875. The issuance described under this Item is deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as transactions by an issuer not involved in a public offering.

(5)  From December 2, 1997 to November 15, 2000, OMP, Inc. issued options to
approximately   employees and directors to purchase a total of 2,225,700 shares of common stock at a weighted average exercise price of $1.33. No consideration was paid to OMP, Inc. by any recipient of any of the foregoing options for the grant of any such options. With respect to all grants of options, exemption from registration was unnecessary in that the transactions did not involve a "sale" of securities as that term is used in Section 2(a)(3) of the Securities Act.


Each of the investors described in Items (1) - (4) above made representations to the Company that they were accredited investors at the time of their respective investment, had knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of the investment in our capital stock, had access to the type of information that would have been available in a registration statement filed under the Securities Act and was able to comprehend such information, acquired our stock for its own account and not with a view towards a distribution and that the applicable transaction occurred as a result of negotiation directly with the Company and not through general solicitation or advertising. OMP, Inc. did not retain underwriters in connection with the issuance of any of OMP, Inc.'s currently outstanding securities.


ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(A) EXHIBITS


EXHIBIT                           EXHIBIT TITLE
-------    ------------------------------------------------------------
 1.1*      Form of Underwriting Agreement.

 3.1       Certificate of Incorporation of the Company.

 3.2       Bylaws of the Company.

 4.1*      Specimen Stock Certificate.

 4.2+      Investors' Rights Agreement by and among the Company,
           Mandarin Partners LLC and Zein and Samar Obagi Family Trust, dated as of December 2, 1997.

EXHIBIT                           EXHIBIT TITLE
-------    ------------------------------------------------------------
 4.3+      First Amendment to Investors' Rights Agreement by and among the Company, Mandarin Partners LLC and Zein and Samar Obagi
           Family Trust, dated as of November 15, 2000.

 4.4*      Second Amendment to Investors' Rights Agreement by and among the Company and its Investors named therein, dated as of
           January   , 2001.

 5.1       Form of Opinion of Michael Best & Friedrich LLP.

10.1+ Amended and Restated Credit Agreement by and between the Company and Imperial Bank, dated as of March 22, 2000.

10.2+ Shared Appreciation Agreement by and between the Company and Imperial Bank, dated as of March 22, 2000.

10.3+      1997 Stock Option/Stock Issuance Plan.

10.4+      2000 Stock Option/Stock Issuance Plan.

10.5+      Lease Agreement between the Company and John Hancock Mutual
           Life Insurance Company, dated as of March 5, 1998.

10.6+      Lease Agreement between the Company and Gateway Pacific
           Properties, Inc., dated as of November 18, 1999.

10.7**+ Amended and Restated License and Supply Agreement between the Company and Senetek plc, dated as of November 3, 1999.

10.8**+    AlloDerm Co-Promotion Agreement between the Company and
           LifeCell Corporation, dated as of February 9, 2000.

10.9**+ First Amendment to Alloderm Co-Promotion Agreement between the Company and LifeCell Corporation, dated as of September 1, 2000.

10.10**+   License and Supply Agreement between the Company and Geneva
           Pharmaceuticals, Inc., dated as of February 15, 2000.

10.11**+   License and Supply Agreement between the Company and Vivier
           Pharma Inc., dated as of March 31, 2000.

10.12**+   Joint Venture Agreement between the Company and Rohto
           Pharmaceutical Co., Ltd., dated as of February 4, 2000.

10.13+     Employment Agreement by and between the Company and Phillip
           J. Rose.

10.14+     Employment Agreement by and between the Company and David
           Bruner.

10.15+     Employment Agreement by and between the Company and Candace
           C. Crawford.

10.16+     Employment Agreement by and between the Company and Cheri
           Jones.

10.17+ Employment Agreement by and between the Company and Dr. Vartan Libaridian.

10.18+ Employment Agreement by and between the Company and Dr. Zein E. Obagi.

10.19+     Employment Agreement by and between the Company and Joseph
           W. Sortais.

EXHIBIT                           EXHIBIT TITLE
-------    ------------------------------------------------------------
10.20+     Amendment to Employment Agreement by and between the Company and Joseph W. Sortais.

10.21**    Product Distribution Agreement between the Company and
           Cellogique Corporation, dated as of May 21, 1994.

10.22** Master Separation Agreement among the Company, Kenneth Kim and Maron Nu-Tech, Inc., dated as of December 6, 2000, as amended.

10.23 Consulting Agreement by and between the Company and Peter P. Tong.

10.24      Second Amendment and Consent to Amended and Restated Credit
           Agreement by and between the Company and Imperial Bank.

10.25 Third Amendment to Amended and Restated Credit Agreement by and between the Company and Imperial Bank.

21.1+      Subsidiaries of the Company.

23.1       Consent of PricewaterhouseCoopers LLP, Independent
           Accountants.

23.2       Consent of Michael Best & Friedrich LLP (included in
           Exhibit 5.1).

24.1+      Power of Attorney (included on signature page).

27.1+      Financial Data Schedule.


---------------------
*   To be provided by amendment.
** Material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the SEC.
+   Previously filed.


(b)  Financial Statement Schedules


Schedule II - Valuation and Qualifying Accounts.

All other schedules are omitted because they are not required, are not applicable, or the information is included in our financial statements or notes thereto.

ITEM 17.  UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange

Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Long Beach, State of California, on January 16, 2001.


                                                       OMP, INC.

                                                       By              /s/ PHILLIP J. ROSE
                                                           ------------------------------------------
                                                                         Phillip J. Rose
                                                              PRESIDENT AND CHIEF EXECUTIVE OFFICER

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



              /s/ PHILLIP J. ROSE                 President and Chief Executive
     --------------------------------------       Officer and Director (Principal   January 16, 2001
                Phillip J. Rose                   Executive Officer)

                                                  Vice President and Chief
                       *                          Financial Officer (Principal
     --------------------------------------       Financial and Accounting          January 16, 2001
              Candace C. Crawford                 Officer)

                       *
     --------------------------------------       Director                          January 16, 2001
              John A. Bartholdson

                       *
     --------------------------------------       Director                          January 16, 2001
                 Robert F. End

                       *
     --------------------------------------       Director                          January 16, 2001
               Bradley J. Hoecker

                       *
     --------------------------------------       Director                          January 16, 2001
               Dr. Zein E. Obagi

                       *
     --------------------------------------       Director                          January 16, 2001
                 Peter P. Tong


*By:                /s/ PHILLIP J. ROSE
             ---------------------------------
                      Phillip J. Rose
                      ATTORNEY-IN-FACT

                      REPORT OF INDEPENDENT ACCOUNTANTS ON
                          FINANCIAL STATEMENT SCHEDULE

To the Board of Directors and Stockholders of OMP, Inc.


The reincorporation and stock split as described in Note 20 to the consolidated financial statements have not been consummated at January 16, 2001. When they have been consummated, we will be in a position to furnish the following report:



    "Our audits of the consolidated financial statements of OMP, Inc., formerly Obagi Medical Products, Inc., referred to in our report dated February 11, 2000 appearing in this registration statement on Form S-1 also included an audit of the financial statement schedule listed in Item 16(b) of this Form S-1. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements."



PricewaterhouseCoopers LLP


Los Angeles, California
February 11, 2000

                                   OMP, INC.

                                  SCHEDULE II

                       VALUATION AND QUALIFYING ACCOUNTS

                                       BEGINNING      CHARGES TO COST
                                        BALANCE        AND EXPENSES     DEDUCTIONS(1)   ENDING BALANCE
                                     --------------   ---------------   -------------   --------------
ALLOWANCE FOR DOUBTFUL ACCOUNTS:
  Year ended December 31, 1999.....    $  118,283       $  (29,447)      $      (263)     $   88,573
  Year ended December 31, 1998.....    $  110,404       $   83,729       $   (75,850)     $  118,283
  Period from October 8, 1997 (date
    of inception) to December 31,
    1997...........................    $  129,686       $                $   (19,282)     $  110,404

INVENTORY VALUATION ALLOWANCE:
  Year ended December 31, 1999.....    $  113,059       $  141,350       $   (70,696)     $  183,713
  Year ended December 31, 1998.....    $  113,059       $                $                $  113,059
  Period from October 8, 1997 (date
    of inception) to December 31,
    1997...........................    $   15,657       $   97,402       $                $  113,059

DEFERRED INCOME TAX VALUATION
  ALLOWANCE:
  Year ended December 31, 1999.....    $2,070,101       $                $(2,070,101)     $
  Year ended December 31, 1998.....    $1,763,282       $  306,819       $                $2,070,101
  Period from October 8, 1997 (date
    of inception) to December 31,
    1997...........................    $                $1,763,282       $                $1,763,282

(1) Deductions include the write-off of uncollectible amounts with respect to trade accounts receivable, write-off of damaged inventory, and revaluation of the tax valuation allowance.

                      REPORT OF INDEPENDENT ACCOUNTANTS ON
                          FINANCIAL STATEMENT SCHEDULE

To the Board of Directors and Shareholder of WorldWide Product Distribution, Inc.


Our audit of the statements of operations and of cash flows of WorldWide Product Distribution, Inc. referred to in our report dated February 25, 1998 appearing in this registration statement on Form S-1 also included an audit of the financial statement schedule listed in Item 16(b) of this Form S-1. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related statements of operations and of cash flows.



PricewaterhouseCoopers LLP


Los Angeles, California
February 25, 1998

                      WORLDWIDE PRODUCT DISTRIBUTION, INC.

                                  SCHEDULE II

                       VALUATION AND QUALIFYING ACCOUNTS

                                      BEGINNING      CHARGES TO COST
                                       BALANCE        AND EXPENSES     DEDUCTIONS (1)   ENDING BALANCE
                                    --------------   ---------------   --------------   --------------
ALLOWANCE FOR DOUBTFUL ACCOUNTS:
  Period from January 1, 1997 to
    December 1, 1997..............    $  271,000       $    4,522       $  (145,836)      $  129,686

INVENTORY VALUATION ALLOWANCE:
  Period from January 1, 1997 to
    December 1, 1997..............    $   15,657       $  226,444       $  (226,444)      $   15,657


(1) Deductions include the write-off of uncollectible amounts with respect to trade accounts receivable and write-off of damaged inventory.

                          OBAGI MEDICAL PRODUCTS, INC.
                                 EXHIBIT INDEX


EXHIBIT                                         EXHIBIT TITLE
-------                  ------------------------------------------------------------
1.1*                     Form of Underwriting Agreement.

3.1                      Certificate of Incorporation of the Company.

3.2                      Bylaws of the Company.

4.1*                     Specimen Stock Certificate.

4.2+                     Investors' Rights Agreement by and among the Company,
                         Mandarin Partners LLC and Zein and Samar Obagi Family Trust,
                         dated as of December 2, 1997.

4.3+                     First Amendment to Investors' Rights Agreement by and among the Company, Mandarin Partners LLC and Zein and Samar Obagi
                         Family Trust, dated as of November 15, 2000.

4.4*                     Second Amendment to Investors' Rights Agreement by and among the Company and the Investors named therein, dated as of
                         January   , 2001.

5.1                      Form of Opinion of Michael Best & Friedrich LLP.

10.1+ Amended and Restated Credit Agreement by and between the Company and Imperial Bank, dated as of March 22, 2000.

10.2+                    Shared Appreciation Agreement by and between the Company and
                         Imperial Bank, dated as of March 22, 2000.

10.3+                    1997 Stock Option/Stock Issuance Plan.

10.4+                    2000 Stock Option/Stock Issuance Plan.

10.5+                    Lease Agreement between the Company and John Hancock Mutual
                         Life Insurance Company, dated as of March 5, 1998.

10.6+                    Lease Agreement between the Company and Gateway Pacific
                         Properties, Inc., dated as of November 18, 1999.

10.7**+                  Amended and Restated License and Supply Agreement between
                         the Company and Senetek plc, dated as of November 3, 1999.

10.8**+                  AlloDerm Co-Promotion Agreement between the Company and
                         LifeCell Corporation, dated as of February 9, 2000.

10.9**+                  First Amendment to Alloderm Co-Promotion Agreement between the Company and LifeCell Corporation, dated as of
                         September 1, 2000.

10.10**+                 License and Supply Agreement between the Company and Geneva
                         Pharmaceuticals, Inc., dated as of February 15, 2000.

10.11**+                 License and Supply Agreement between the Company and Vivier
                         Pharma Inc., dated as of March 31, 2000.

10.12**+                 Joint Venture Agreement between the Company and Rohto
                         Pharmaceutical Co., Ltd., dated as of February 4, 2000.

10.13+                   Employment Agreement by and between the Company and Phillip
                         J. Rose.

10.14+                   Employment Agreement by and between the Company and David
                         Bruner.

10.15+                   Employment Agreement by and between the Company and Candace
                         C. Crawford.

10.16+                   Employment Agreement by and between the Company and Cheri
                         Jones.

EXHIBIT                                         EXHIBIT TITLE
-------                  ------------------------------------------------------------
10.17+                   Employment Agreement by and between the Company and
                         Dr. Vartan Libaridian.

10.18+ Employment Agreement by and between the Company and Dr. Zein E. Obagi.

10.19+                   Employment Agreement by and between the Company and Joseph
                         W. Sortais.

10.20+                   Amendment to Employment Agreement by and between the Company and Joseph W. Sortais.

10.21**                  Product Distribution Agreement between the Company and
                         Cellogique Corporation, dated as of May 21, 1994.

10.22**                  Master Separation Agreement among the Company, Kenneth Kim and Maron Nu-Tech, Inc., dated as of December 6, 2000.

10.23 Consulting Agreement by and between the Company and Peter P. Tong.

10.24                    Second Amendment and Consent to Amended and Restated Credit
                         Agreement by and between the Company and Imperial Bank.

10.25                    Third Amendment to Amended and Restated Credit Agreement by
                         and between the Company and Imperial Bank.

21.1+                    Subsidiaries of the Company.

23.1                     Consent of PricewaterhouseCoopers LLP, Independent
                         Accountants.

23.2                     Consent of Michael Best & Friedrich LLP (included in
                         Exhibit 5.1).

24.1+                    Power of Attorney (included on signature page).

27.1+                    Financial Data Schedule.


---------------------
*   To be provided by amendment.
** Material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the SEC.
+   Previously filed.